    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 4, 1999

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            NETWORK SOLUTIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                          DELAWARE                                                    52-1146119
              (STATE OR OTHER JURISDICTION OF                                      (I.R.S. EMPLOYER
               INCORPORATION OR ORGANIZATION)                                   IDENTIFICATION NUMBER)
                   505 HUNTMAR PARK DRIVE                                       ROBERT J. KORZENIEWSKI
                  HERNDON, VIRGINIA 20170                                    CHIEF FINANCIAL OFFICER AND
                       (703) 742-0400                                       ACTING CHIEF OPERATING OFFICER
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,                        NETWORK SOLUTIONS, INC.
                         INCLUDING                                              505 HUNTMAR PARK DRIVE
  AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)                      HERNDON, VIRGINIA 20170
                                                                                    (703) 742-0400
                                                              (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                                                                      INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------
                                   Copies to:

    JORGE DEL CALVO, ESQ.          JONATHAN W. EMERY, ESQ.          DOUGLAS E. SCOTT, ESQ.       GERALD S. TANENBAUM, ESQ.
   KEITH J. MENDELSON, ESQ.         SENIOR VICE PRESIDENT,           ALOMA H. AVERY, ESQ.         CAHILL GORDON & REINDEL
    DAVINA K. KAILE, ESQ.       GENERAL COUNSEL AND SECRETARY        SCIENCE APPLICATIONS            EIGHTY PINE STREET
PILLSBURY MADISON & SUTRO LLP      NETWORK SOLUTIONS, INC.        INTERNATIONAL CORPORATION       NEW YORK, NEW YORK 10005
     2550 HANOVER STREET            505 HUNTMAR PARK DRIVE         10260 CAMPUS POINT DRIVE            (212) 701-3000
 PALO ALTO, CALIFORNIA 94306       HERNDON, VIRGINIA 20170       SAN DIEGO, CALIFORNIA 92121
        (650) 233-4500                  (703) 742-0400                  (619) 546-6000

                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

   As soon as practicable after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ------------------

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ------------------

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED            PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF              AMOUNT TO BE          MAXIMUM OFFERING       AGGREGATE OFFERING         AMOUNT OF
    SECURITIES TO BE REGISTERED             REGISTERED          PRICE PER SHARE(1)           PRICE(1)          REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, $.001 par
  value.............................     5,267,000 shares              $139                $732,113,000            $203,527
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the average of the high and low prices of the Company's Class A Common Stock on the Nasdaq National Market on December 29, 1998.
                            ------------------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION
                             DATED JANUARY 4, 1999
PROSPECTUS

4,580,000 Shares
[NETWORK SOLUTIONS -- LOGO]
Class A Common Stock

Selling Stockholders identified in this Prospectus are offering all of these shares and will receive all of the proceeds of this offering. One of the Selling Stockholders, Science Applications International Corporation ("SAIC"), currently owns 100% of our outstanding Class B Common Stock, or approximately 72.3% of our outstanding Class A Common Stock and Class B Common Stock combined. After this offering, SAIC will own approximately 44.8% of our outstanding Class A Common Stock and Class B Common Stock combined.

Except as otherwise noted, no share or per share information in this Prospectus has been adjusted to reflect a 2-for-1 stock split of the shares of Class A Common Stock and Class B Common Stock approved by our Board of Directors on December 31, 1998. The stock split will be effected in the form of a stock dividend on the shares of Class A Common Stock and Class B Common Stock. The stock dividend will be distributed on March 23, 1999 to stockholders of record on February 26, 1999.

The Class A Common Stock is traded on the Nasdaq National Market under the symbol "NSOL." On December 31, 1998, the reported last sale price of the Class A Common Stock was $130.875 per share.

We currently have two classes of Common Stock outstanding, Class A Common Stock and Class B Common Stock. SAIC intends to convert the remaining shares of Class B Common Stock into shares of Class A Common Stock by May 31, 1999, assuming completion of this offering.

INVESTING IN THE CLASS A COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

------------------------------------------------------------------------------------------------------------
                                                                                            PROCEEDS TO
                                                   PRICE TO           UNDERWRITING          THE SELLING
                                                    PUBLIC              DISCOUNT            STOCKHOLDERS
------------------------------------------------------------------------------------------------------------
Per Share                                      $                  $                     $
------------------------------------------------------------------------------------------------------------
Total                                          $                  $                     $
------------------------------------------------------------------------------------------------------------

SAIC has agreed to grant the Underwriters the right to purchase up to an additional 687,000 shares of Class A Common Stock to cover over-allotments.

It is expected that delivery of the shares will be made to investors on or about
          , 1999.

J.P. MORGAN & CO.                                              HAMBRECHT & QUIST
                              Joint Lead Managers
PAINEWEBBER INCORPORATED                           BANCBOSTON ROBERTSON STEPHENS

           , 1999

                              [INSIDE FRONT COVER]

                      .com Drives Net Registration Growth

[Bar graph depicting number of .com, .net, .org and .edu net registrations on a quarterly basis from December 1995 through September 1998]

                               TABLE OF CONTENTS

                                         Page
Prospectus Summary.....................    1
Risk Factors...........................    5
Price Range of Common Stock and
     Dividend Policy...................   18
Use of Proceeds........................   18
Selected Financial Information.........   19
Management's Discussion and Analysis of
     Financial Condition and Results of
     Operations........................   21
Business...............................   34

                                         Page
Management.............................   51
Selling Stockholders...................   54
Description of Capital Stock...........   56
Underwriting...........................   61
Legal Matters..........................   62
Experts................................   62
Incorporation of Certain Documents by
     Reference.........................   63
Index to Consolidated Financial
     Statements........................  F-1

                             AVAILABLE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed with the SEC a Registration Statement on Form S-3 to register the shares of Class A Common Stock being offered in this Prospectus. This Prospectus, which forms part of the Registration Statement, does not contain all of the information included in the Registration Statement. For further information about us and the shares of Class A Common Stock offered in this Prospectus, you should refer to the Registration Statement and its exhibits and our other SEC filings.

You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. We file our SEC materials electronically with the SEC, so you can also review our filings by accessing the Web site maintained by the SEC at http://www.sec.gov. This Web site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

You should rely only on the information contained or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this Prospectus. This Prospectus is an offer to sell, or a solicitation of offers to buy, shares of Class A Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of the Class A Common Stock. In this Prospectus, "the Company," "Network Solutions," "we," "us," "our" and "NSI" refer to Network Solutions, Inc. Unless otherwise indicated, the references to the number and percentage of shares of Common Stock in this Prospectus assume that the underwriters' over-allotment option is not exercised.
                            ------------------------

Network Solutions, Inc.(R) is a registered trademark of the Company. WorldNIC(TM), RegistrationPlus(TM), dot com mail(TM), dot com toolkit(TM), dot com promotions(TM), dot com people(TM) and dot com family(TM) are also trademarks of the Company. This Prospectus also includes trademarks, servicemarks and tradenames of other companies.

                               PROSPECTUS SUMMARY

This summary highlights certain of the information contained elsewhere in this Prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in Class A Common Stock. To understand this offering fully, you should read the entire Prospectus carefully, including the risk factors, the financial statements and the information incorporated by reference in this Prospectus. Except as otherwise noted, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. On December 31, 1998, our Board of Directors approved a 2-for-1 stock split of the shares of Class A Common Stock and Class B Common Stock, to be effected in the form of a stock dividend on shares of Class A Common Stock and Class B Common Stock outstanding on February 26, 1999. The stock dividend will be distributed on March 23, 1999. Except as otherwise noted, no share or per share information in this Prospectus has been adjusted to reflect the 2-for-1 stock split.

                            NETWORK SOLUTIONS, INC.

We are the leading Internet domain name registration service provider worldwide. We currently act as the exclusive registry and registrar for second level domain names within the .com, .org, .net and .edu top-level domains ("TLDs"). We also facilitate global registration of domain names in other existing TLDs including country code TLDs. By registering Internet domain names, we enable businesses, other organizations and individuals to establish a unique Internet presence from which to communicate and conduct commerce. Net registrations within the TLDs maintained by us increased by 114% from 1,296,000 domain names registered at September 30, 1997 to 2,777,000 domain names registered at September 30, 1998. We believe that commercial enterprises and individual Internet users worldwide are increasingly recognizing the .com TLD as a desirable address for commercial presence on the Internet. Net registrations in the .com TLD represented 84.4% of our total net registrations at September 30, 1998. Net revenue from Internet domain name registration subscriptions accounted for 92.5% of our net revenue for the nine months ended September 30, 1998. With over 10 million businesses in the United States alone, we believe that the potential for growth of domain name registrations by commercial entities and services related to those registrations is substantial.

Since 1993, we have acted as exclusive registry and registrar of Internet domain names in the .com, .org, .net and .edu TLDs under a cooperative agreement (as amended, the "Cooperative Agreement") with the National Science Foundation (the "NSF"), and subsequently the Department of Commerce. Currently, basic initial registrations are charged $70 for two years of registration services and an annual re-registration fee of $35 per year thereafter. Registration fees charged to customers for registration services are recognized as revenue evenly over the registration term. We have agreed with the Department of Commerce to transition to a shared registration system, in which multiple registrars may register domain names with the single registry for each TLD administered by us, in a phased approach, prior to the expiration of the Cooperative Agreement in September 2000. The first phase of this transition is scheduled to be completed by March 31, 1999.

We believe we have several competitive advantages in the domain name registration business, including:

     - a large customer base with over 3,000,000 net second level domain name registrations;

     - recognition of the .com TLD, for which we currently act as exclusive registry and registrar, as the leading TLD for commercial and other entities;

     - strategic agreements with over 140 Internet access providers around the world;

     - skilled technical personnel who are experienced in the domain name registration business;

     - custom-developed and proprietary technical infrastructure that offers automated registration capabilities; and

     - experience in the administration of a domain name dispute policy.

We are working to expand our domain name registration business and to continue to improve the registration process by:

     - promoting the use of the .com TLD worldwide;

     - expanding our relationships with Internet access providers;

     - establishing and expanding marketing and other strategic relationships worldwide;

     - stimulating demand for domain name registrations in targeted customer segments;

     - facilitating the ease of use and access to our registration service;

     - establishing international alliances and developing multilingual capabilities; and

     - working with major platform providers to embed our registration function into desktop and server software applications.

In 1998, we introduced a portfolio of Internet-based products and services which builds upon our position in the registration process. Our products and services include RegistrationPlus, a Web-based domain name registration process that allows customers to register or to reserve a domain name on-line in real time; dot com mail, a portable, personalized e-mail service to help small businesses maximize their brand names on the Internet; dot com toolkit, a small business resource center that provides access to tools and services for building an Internet storefront and conducting business on the Internet; and dot com promotions, a service that provides customers with a broad range of services that enable Web site owners to get listed on Internet search engines and to promote their Web sites. We intend to continue to develop additional Internet-based products and services, which may include directory and other Internet identity services.

We also provide enterprise network consulting services to large companies that desire to establish or enhance their Internet presence or re-engineer legacy network infrastructures to accommodate the integration of both Internet connectivity and Intranet network technology into their information technology base. Our enterprise network consulting services include network engineering, network and systems security and network management. Net revenue from enterprise network consulting services accounted for 7.5% of our net revenue for the nine months ended September 30, 1998.

                                  THE OFFERING

CLASS A COMMON STOCK OFFERED
BY SELLING STOCKHOLDERS (1):
  SAIC........................   4,500,000 shares of Class A Common Stock
  Certain Members of our
    Management................   80,000 shares of Class A Common Stock
     Total Offering...........   4,580,000 shares of Class A Common Stock

COMMON STOCK OUTSTANDING AFTER
THE OFFERING (2)(3)...........   16,564,835 shares of Class A Common Stock and
                                 Class B Common Stock

OVER-ALLOTMENT OPTION.........   687,000 shares of Class A Common Stock from
                                 SAIC

USE OF PROCEEDS...............   We will not receive any proceeds from the sale
                                 of shares of Class A Common Stock in this offering. The proceeds of approximately
                                 $1,127,326 received by the Company upon the exercise of options by certain of the Selling
                                 Stockholders will be used for general corporate purposes.

DIVIDEND POLICY (4)...........   We do not intend to pay dividends on our Common
                                 Stock. We plan to retain any earnings for use in the operation of our business.

NASDAQ NATIONAL MARKET
SYMBOL........................   "NSOL"
---------------
(1) Excludes up to 687,000 shares of Class A Common Stock subject to an over-allotment option granted by SAIC to the Underwriters. See "Underwriting."
(2) Excludes 2,380,815 shares of Class A Common Stock reserved for issuance under the Company's employee benefit plans.
(3) Each share of Class B Common Stock has ten votes per share and each share of Class A Common Stock has one vote per share. By May 31, 1999, assuming completion of this offering, SAIC intends to convert all of its Class B Common Stock into an identical number of shares of Class A Common Stock, which will then be the only class of Common Stock outstanding.
(4) On December 31, 1998, our Board of Directors approved a 2-for-1 stock split of the shares of Class A Common Stock and Class B Common Stock, to be effected in the form of a stock dividend on the shares of Class A Common Stock and Class B Common Stock outstanding on February 26, 1999, to be distributed on March 23, 1999.

                             SUMMARY FINANCIAL DATA

                                             -----------------------------------------------------------
                                                                                        NINE MONTHS
                                                  YEAR ENDED DECEMBER 31,           ENDED SEPTEMBER 30,
                                             ---------------------------------      --------------------
                                             1995(1)       1996         1997         1997         1998
                                             -------      -------      -------      -------      -------
In thousands, except per share data
STATEMENT OF OPERATIONS DATA:
  Net revenue..............................  $ 6,486      $18,862      $45,326      $30,896      $62,395
  Income (loss) from continuing
     operations............................   (1,434)      (1,625)       4,231        2,488        7,517
  Net income (loss)........................   (2,837)      (1,625)       4,231        2,488        7,517
  Basic net income (loss) per share........    (0.27)       (0.13)        0.32         0.20         0.47
  Diluted net income (loss) per share......    (0.27)       (0.13)        0.31         0.20         0.45
OTHER OPERATING DATA: (2)
  Net new registrations....................      141          489          960          698        1,290
  Registrations not renewed................        1           39           46           29           54
  Net registrations at period end..........      177          627        1,541        1,296        2,777

                                                              ------------------
In thousands                                                  SEPTEMBER 30, 1998
BALANCE SHEET DATA:                                           ------------------
  Cash and cash equivalents.................................       $  9,124
  Total marketable securities (3)...........................        114,148
  Working capital (4).......................................         63,506
  Total assets..............................................        191,915
  Deferred revenue, net.....................................        106,730
  Capital lease obligations.................................          1,297
  Total stockholders' equity................................         62,019

                        SUMMARY QUARTERLY FINANCIAL DATA

                                    ---------------------------------------------------------------------------------------
                                                                         QUARTER ENDED
                                    DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,
                                      1996       1997       1997       1997        1997       1998       1998       1998
                                    --------   --------   --------   ---------   --------   --------   --------   ---------
In thousands, except per share
  data
STATEMENT OF OPERATIONS DATA:
  Net revenue.....................   $6,853     $8,655    $10,069     $12,172    $14,430    $16,492    $20,476     $25,427
  Net income......................      126        516        740       1,232      1,743      2,049      2,463       3,005
  Basic net income per share
    (5)...........................     0.01       0.04       0.06        0.10       0.11       0.13       0.15        0.19
  Diluted net income per share
    (5)...........................     0.01       0.04       0.06        0.10       0.11       0.13       0.15        0.18

---------------
(1) The Summary Financial Data for the year ended December 31, 1995 was derived by combining the Company's results of operations for the period January 1, 1995 through March 10, 1995 and the period March 11, 1995 through December 31, 1995 which, respectively, are periods before and after the date SAIC acquired us. The data for those two periods were prepared on differing bases of accounting and, accordingly, the comparability of such data with other periods is limited, primarily as a result of goodwill amortization, new corporate services agreements and the repayment of outstanding debt balances. See Note 1 of Notes to Financial Statements for a discussion of the presentation for each of these periods.
(2) Net new registrations for each period include gross new registrations less an estimate of registrations that are uncollectible. Net registrations include net new registrations less management's estimate of registrations not renewed. Prior to September 14, 1995, net registrations equaled gross registrations because the Company was reimbursed by the NSF for all registrations under a cost reimbursement plus fixed-fee contract.
(3) Total marketable securities includes $6,272 of long-term investments.
(4) Working capital calculation includes $77,766 of current deferred revenue.
(5) Since there are changes in the weighted average number of shares outstanding each quarter, the sum of the quarterly diluted net income per share amounts may not equal the diluted net income per share for 1997 and the nine months ended September 30, 1998.

        RELATIONSHIP WITH SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

Science Applications International Corporation holds in the aggregate 11,925,000 shares of Class B Common Stock, representing 100% of our Class B Common Stock and approximately 96.3% of the voting power and approximately 72.3% of the economic interest of all the outstanding Common Stock. After this offering, SAIC will own 7,425,000 shares of Class B Common Stock, representing 100% of our Class B Common Stock and approximately 89.0% of the voting power and approximately 44.8% of the economic interest of the outstanding Common Stock. By May 31, 1999, assuming completion of this offering, SAIC intends to convert all of the remaining Class B Common Stock into an identical number of shares of Class A Common Stock, which will then be the only class of Common Stock outstanding. Upon conversion of the remaining Class B Common Stock into Class A Common Stock, SAIC will own approximately 44.8% of the voting power and economic interest of the outstanding Common Stock. We do not intend to issue any Class B Common Stock in the future.

Several officers and employees of SAIC currently serve as directors of the Company. It is anticipated that the composition of the Board of Directors of the Company will change in connection with the decrease in SAIC's percentage ownership and voting control of the Company. SAIC will, however, continue to be our largest stockholder and may be able to exercise significant influence over us.

SAIC is not under any obligation to retain its remaining interest, except that SAIC has agreed not to sell or otherwise dispose of any shares of Common Stock for 180 days after the date of this Prospectus without the prior written consent of J.P. Morgan Securities Inc.

Prior to our initial public offering of Class A Common Stock in October 1997, the Company was a wholly-owned subsidiary of SAIC. SAIC continues to provide certain services to the Company, and the Company and SAIC have entered into agreements, and may enter into additional agreements in the future, relating to these services and other matters. Our certificate of incorporation includes provisions relating to competition by SAIC with us, allocations of corporate opportunities, transactions with interested parties and intercompany agreements and provisions limiting the liability of certain people. Such provisions will continue to remain in effect after this offering.

                                  RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this Prospectus or incorporated by reference before deciding to invest in shares of our Class A Common Stock. This Prospectus also contains certain forward-looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "expects," "anticipates," "intends" and "plans" and similar expressions. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to such differences include, but are not limited to, those discussed below and elsewhere in this Prospectus.

ONGOING PRIVATIZATION OF INTERNET ADMINISTRATION

The Internet is not bound by geography, and neither the U.S. Government nor any single organization or entity currently has formal authority over all aspects of the Internet. There is, however, a need for central policy decisions surrounding the coordination of the administrative services required for the registration, allocation and use of TLDs and Internet Protocol ("IP") numbers, and for the effective global operation of the Internet. This role has been generally filled through mutual cooperation, interrelated informal agreements, historical leadership from an unincorporated entity called the Internet Assigned Numbers Authority (the "IANA") and involvement from the U.S. Government. With the onset of increased commercial growth of the Internet, the U.S. Government initiated an activity directed at increased privatization of the policy making and central administration of the Internet. Without authoritative policy making, it has become more difficult to achieve consensus in the historical manner. Failure to achieve consensus among the various groups who now informally administer the Internet could disrupt Internet operations or delay infrastructure improvements or changes in operations needed to maintain and expand the Internet. Our business, financial condition and results of operations could be materially and adversely affected by such a failure.

Within the U.S. Government, leadership for the continued privatization of Internet administration is currently provided by the Department of Commerce's National Telecommunications and Information Administration (the "NTIA"). After a series of draft proposals and public comment periods, on June 10, 1998, the NTIA published in the Federal Register a plan referred to as the Statement of Policy or "White Paper," calling for the formation of a not-for-profit corporation to assume certain responsibilities relating to the domain name system (the "DNS"), but not to perform actual registration of domain names either as a registrar or registry. The Statement of Policy invites private sector Internet stakeholders to work together to form a new private, not-for-profit corporation to oversee policy for the Internet name and address system. The Statement of Policy distinguishes between the registry and registrar functions of the DNS, both of which functions we currently perform exclusively in the .com, .org, .net and
 .edu TLDs, and calls for increased competition.

As part of the process initiated by the Statement of Policy, several proposals were put forward to the NTIA on the establishment and governance of the not-for-profit corporation. A newly formed U.S. based private not-for-profit corporation with an international board of directors, denoted the Internet Corporation for Assigned Names and Numbers ("ICANN"), submitted various proposals which formed the basis of discussion at a number of public and private meetings. As a result of these and other meetings and private negotiations, the process initiated by the Statement of Policy has resulted in the entry by the U.S. Government into a Memorandum of Understanding with ICANN (the "MOU"). Under the MOU, the parties will jointly design, develop and test the mechanisms, methods and procedures that should be in place and the steps necessary to transition management responsibility for certain DNS functions to a private-sector not-for-profit entity. The MOU provides that once testing is successfully completed, it is contemplated that management of certain DNS functions will be transitioned to the mechanisms, methods and procedures designed and developed in this joint project.

The NTIA plan calls for a phased transition of its responsibilities for the DNS to the not-for-profit corporation by September 30, 2000. There are several risks associated with private sector DNS policy making and the establishment of, and transfer of certain DNS responsibilities from the NTIA to, the not-for-profit corporation. Some of those risks are:

     - failure to achieve consensus on the many issues relating to the functioning and governance of the not-for-profit corporation could prevent or delay the transition and thereby result in instability in DNS administration,

     - the not-for-profit corporation could fail to achieve consensus or gain legitimacy resulting in instability in the operation of the Internet,

     - the U.S. Government could refuse to transfer certain responsibilities for DNS administration to the not-for-profit corporation due to security, stability or other reasons thereby resulting in fragmentation or other instability in DNS administration,

     - we might not succeed in establishing an acceptable contractual agreement with the not-for-profit corporation, and

     - the not-for-profit corporation could adopt or promote policies, procedures or programs that are unfavorable to our role in the registration of domain names or that are not consistent with our current or future plans.

Despite the significant efforts undertaken to date, it is impossible to predict at this time whether or when the process initiated by the Statement of Policy will result in the transition of specific DNS responsibilities and, if it does, the effect on us of such transition. Our business, financial condition and results of operations could be materially and adversely affected by any of these events and the uncertainty regarding authoritative sources for DNS policies.

STATUS OF COOPERATIVE AGREEMENT

On January 1, 1993, we initiated phase-in of the Cooperative Agreement with the NSF. The three-month phase-in was followed by a five year operations period (commencing April 1, 1993 and ending March 31, 1998) and a six-month flexibility period through September 30, 1998. Effective in September 1998, the responsibility for the Cooperative Agreement was transferred to the NTIA. In October 1998, the Cooperative Agreement was amended (the "October 1998 Amendment") to extend the flexibility period through September 30, 2000. As the U.S. Government transitions certain responsibilities for the DNS to the not-for-profit corporation, corresponding obligations under the Cooperative Agreement may be terminated and, as appropriate, covered in a contract between the not-for-profit corporation and us. In the October 1998 Amendment, we agreed with the NTIA to plan for the transition to a shared registration system, in which multiple registrars may register domain names with the single registry for each TLD administered by us, in a phased approach, the first phase of which is scheduled to be completed by March 31, 1999.

While the Cooperative Agreement by its terms expires in September 2000, it may be terminated earlier. Our business, financial condition and results of operations could be materially and adversely affected by a termination or a change in the terms of the Cooperative Agreement. There is also a risk that the U.S. Government's interpretation of certain provisions of the Cooperative Agreement could differ from ours. Certain aspects of implementation of the Cooperative Agreement also remain to be negotiated, including the maximum price we will charge for registry services in the TLDs for which we now act as registry. If we are unsuccessful in negotiating acceptable terms of implementation, the costs of implementation of the Cooperative Agreement, our relationship with the not-for-profit corporation and other matters affecting our position in a more competitive DNS environment could be materially and adversely affected.

There is a risk that withdrawal of or challenges to the government's sponsorship or authorization of certain functions that we perform could create a public perception or result in a legal finding that we lack authority to continue in our current role as registry or registrar within the .com, .org, .net and .edu TLDs. The legal authority underlying the roles of NTIA and the not-for-profit corporation with regard to the DNS system also could be challenged. The impact, if any, of any such public perception or finding is unknown, but it could materially and adversely affect our business, financial condition and results of operations.

INCREASED COMPETITION IN DOMAIN NAME REGISTRATION BUSINESS

A principal objective of the Statement of Policy is to introduce additional competition and global participation in the management of Internet names and addresses, including competition among registrars within a single TLD and competition among existing and new TLDs. The October 1998 Amendment provides for the transition to a shared registration system in a phased approach, the first phase of which is scheduled to be completed by March 31, 1999. Many aspects of how competition will work in the DNS, however, remain unsettled and could be impacted by, among other things, actions of the not-for-profit corporation. Although the Statement of Policy contemplates establishment of additional competition, we currently face competition in the domain name registration business from registries for country code TLDs, third level domain name providers such as Internet access providers and registrars and registries of TLDs other than those TLDs which we currently register. A number of entities have already begun to offer competing registration services using other TLDs and when the shared registration system takes effect we will no longer be the exclusive registrar in the .com, .org and .net TLDs.

Future competition in the domain name registration business as a registry or registrar could come from many different companies, including:

     - domain name registration resellers,

     - Internet access providers,

     - major telecommunications firms, and

     - cable companies.

Many of these entities have core capabilities to deliver registry and/or registrar services, such as help desks, billing services and network management, along with strong name recognition and Internet industry experience. Our position as the leading registry and registrar of domain names could be materially and adversely affected by the emergence of any of these competitors and potential competitors, many of which have longer operating histories and significantly greater name recognition and greater financial, technical, marketing, distribution and other resources than we do. Our revenue could be reduced due to increased competition, pricing pressures or a modification of billing practices. For example, other entities may bundle domain name registrations with other products or services. The introduction of additional competition into the domain name registration business could have a material adverse effect on our business, financial condition and results of operations. See "Business -- Competition."

DEPENDENCE ON KEY PERSONNEL

Our future success depends on the continued service of our key engineering, sales, marketing, executive and administrative personnel, and our ability to identify, hire and retain additional personnel. On November 16, 1998, we announced the resignation of Gabriel A. Battista from his positions as Chief Executive Officer and Director. While we conduct a search for a new Chief Executive Officer, Michael A. Daniels, our Chairman of the Board, is acting as the Chief Executive Officer and assuming the executive responsibilities previously performed by Mr. Battista. In addition, Robert J. Korzeniewski, our Chief Financial Officer, is also acting as our Chief Operating Officer, assuming responsibility for day-to-day operations. We cannot be certain of the timing of our hiring of a new Chief Executive Officer or the effect of any delays in our hiring of a new Chief Executive Officer on the development or implementation of the Company's strategic plan. We cannot reasonably estimate at this time the potential impact on us of Mr. Battista's departure or of the hiring of a new Chief Executive Officer.

In addition, the future success of our enterprise network consulting services business depends in large part on our ability to hire, train and retain engineers who have expertise in a wide array of network and computer systems and a broad understanding of the industries we serve. If we fail to hire, train and retain a sufficient number of qualified engineers, our ability to adequately manage and complete our existing projects or to obtain new projects, as well as expanding our business, could be impaired. Competition for engineering, sales, marketing and executive personnel is intense. We cannot be certain that we will be able to retain existing personnel or identify, hire or retain additional qualified personnel.

VOLATILITY OF STOCK PRICE

The market price of our Class A Common Stock has been and is likely to continue to be highly volatile and may be significantly affected by factors such as actual or anticipated fluctuations in our quarterly operating results, announcements of technological innovations, industry conditions and trends, changes in or our failure to meet the expectations of securities analysts and investors, general market conditions and other factors. It is possible that in some future quarter, our operating results may be below the expectations of securities analysts and investors. If this occurs, the price of our Class A Common Stock would likely decline, perhaps substantially. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of the stocks of technology companies, including Internet-related companies. These broad market fluctuations may adversely affect the market price of our Class A Common Stock. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on our business, financial condition and results of operations.

LIMITED SERVICE OFFERINGS TO DATE; RELIANCE ON DOMAIN NAME REGISTRATION SERVICES FOR A SIGNIFICANT PORTION OF REVENUES

Our domain name registration services business generates over 90% of our revenue and is expected to continue to account for a very significant portion of our revenue in at least the near term. Our future success will depend largely on:

     - the continued increase in domain name registrations,

     - re-registration rates of our customers,

     - our ability to maintain our current position as a leading registrar of domain names, and

     - the successful development, introduction and market acceptance of new services that address the demands of Internet users.

Although we have experienced revenue growth in recent periods, we may not be able to sustain it and such growth may not be indicative of future operating results. For example, we may not be able to maintain our current position as a leading provider of domain name registration services or to develop or market additional services. Our failure to do so could materially and adversely affect our business, financial condition and results of operations.

LIMITED OPERATING HISTORY

Prior to September 14, 1995, we were paid directly by the NSF for providing registration services on a cost reimbursement plus fixed fee basis. Accordingly, we have only a limited operating history for our current domain name registration business upon which you can base your evaluation of us and our prospects. Our prospects must be considered in light of the risks frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets. To address these risks, we must, among other things:

     - respond to competitive developments,

     - increase our sales and marketing operations,

     - continue to identify, attract, retain and motivate qualified persons, and

     - continue to upgrade and integrate technologies, products and services.

Due to the rapidly evolving nature of Internet technologies, our enterprise network consulting services business faces similar risks. We may not be successful in addressing such risks.

EVOLVING SALES AND MARKETING ORGANIZATION AND DISTRIBUTION CHANNELS

We will need to effectively manage our growing sales and marketing organization if we want to achieve future revenue growth. We do not know if we will be able to identify, attract and retain experienced sales and marketing personnel with relevant experience. Further, our sales and marketing organization may not be able to successfully compete against the significantly more extensive and well-funded sales and marketing operations of our current or potential competitors.

In addition to establishing direct sales channels, we are also continuing to develop multiple distribution channels. Our ability to achieve future revenue growth will also depend on our ability to continue to establish and maintain relationships with Internet access providers and other third parties and on our effective use of the Internet as a medium of distribution.

If we fail to manage and grow our sales and marketing organization, develop and expand our distribution channels or effectively use the Internet as a medium of distribution, our business, financial condition and results of operations could be materially and adversely affected.

RELIANCE ON THIRD PARTIES

The functioning of the DNS is facilitated through a hierarchy of domain name servers (specialized software programs resident in network computers). The top level of this hierarchy consists of 13 globally distributed servers (ten in the United States, two in Europe and one in Asia), which together are referred to as the Root Server System. These root servers function as the equivalent of master "white pages" of the Internet. We administer and operate two of the 13 root servers (designated by the letters A and J). Root Server A has special significance. Every night we update Root Server A with a file (called the root zone file) that contains the current list of TLDs, including country code TLDs, and the IP numbers of the servers associated with each TLD. The other 12 root servers then copy the updated file.

Nine of the 13 root servers provide an additional function as a TLD zone server. The nine, designated by the letters A through I, plus two additional servers that do not contain a copy of the root zone file (and, therefore, are not root servers), contain TLD zone files for the TLDs (.com, .org, .net and .edu) currently administered by us. Every night we update Root Server A with four files (called TLD zone files), one each for .com, .org, .net and .edu. Each file contains the current list of active second-level domain names and the IP numbers associated with each. The other 10 TLD zone servers then copy the updated files.

With respect to both root servers and TLD zone servers, multiple servers are required for purposes of load balancing and redundancy.

The location and control of these root servers and TLD zone servers historically has been determined by consensus of various members of the Internet community. The root servers and the TLD zone servers that we do not maintain and control are maintained and controlled by independent operators on a volunteer basis. If these volunteer operators at any time, for any reason, fail to properly maintain such servers or abandon such servers, our business, financial condition and results of operations could be materially and adversely affected.

Further, no single organization or entity currently has formal authority over all aspects of the Internet. It is unclear whether the U.S. Government or any organization or entity has clear legal authority to direct root server or TLD zone server operations including where the servers are to point. If any or all of the root servers or TLD zone servers fail to include or provide accessibility to our data, the Internet and our business, financial condition and results of operations would be materially and adversely affected.

Our success and ability to compete also depend upon our relationships with Internet service providers ("ISPs") worldwide. Our business, financial condition and results of operations would be materially and adversely affected if enough ISPs decided not to route Internet communications to or from domain names registered by us or if enough ISPs decided to provide routing to a set of root servers or TLD zone servers which did not point to our TLD zone servers.

SYSTEM INTERRUPTION AND SECURITY RISKS

A failure in the operation of our registration system could result in deletion of one or more domain names from the Internet for a period of time. A failure in the operation or update of Root Server A could result in deletion of one or more TLDs from the Internet and the discontinuation of domain names in those TLDs for a period of time.

Our operations depend on our ability to maintain our computer and telecommunications equipment in effective working order and to reasonably protect our systems against interruption. Such interruptions could result from:

     - fire, natural disaster, sabotage, power loss, telecommunication failure, human error or similar events,

     - computer viruses, hackers or similar disruptive problems caused by employees, customers or other Internet users, and

     - systems strain caused by the growth of our customer base and our inability to sufficiently maintain or upgrade our systems.

Our business, financial condition and results of operations could be materially and adversely affected by any damage, failure or delay that causes significant interruptions in our systems.

YEAR 2000 COMPLIANCE ISSUES

We are in the process of assessing the potential effects of the Year 2000 millennium change on our business systems and processes, including the Internet root servers under our control, telecommunications systems, facilities, data networking infrastructure, commercial-off-the-shelf hardware, software and components used by our employees and our outsourcing vendors. Our Year 2000 project is proceeding on schedule. The project goal is to ensure that our business is not impacted by the date transitions associated with the Year 2000. In the normal course of our business, we anticipate replacing or upgrading, prior to the millennium change, portions of our registration-related systems with new systems which will also be Year 2000 compliant. Currently, we are enhancing our back office and registration-related systems and the software relating to our core domain name registration services business. When complete in 1999, this enhancement effort will result in replacing portions of the existing registration-related systems. The new systems, procured from vendors as Year 2000 compliant, will be subjected to both component and end-to-end testing and validation to determine the Year 2000 compliance of such systems prior to acceptance and deployment in our business. This enhancement effort is a function of our growth and not a Year 2000 remediation effort.

We are contacting our hardware and software vendors, other significant suppliers, outsourcing service providers and other contracting parties to determine the extent to which we may be vulnerable to any such third party's failure to achieve Year 2000 compliance for their own systems. At the present time, we do not expect Year 2000 issues of any such third parties to materially affect our business. However, we can give no assurances that the systems of such companies will be Year 2000 compliant or that the failure of such third parties to achieve Year 2000 compliance will not have a material adverse effect on our business, financial condition or results of operations.

Based on our inventory and assessment to date, we have found no material Year 2000 problems. We are now in the remediation and testing phases of our project cycle which we expect to complete by May 31, 1999.

Furthermore, our business depends on the continued operation of, and widespread access to, the Internet. This, in turn, depends to a large extent on the software and systems of third parties on which our systems rely or to which they are connected. These third parties include, among others, Internet-related companies, including Internet Web hosting companies, Internet access providers and Internet root server operators. We can give no assurances that the software or systems of such third parties will be Year 2000 compliant or that the failure of such third parties to achieve Year 2000 compliance will not have a material adverse effect on our business, financial condition or results of operations. To the extent that the normal operation of the Internet is disrupted by the Year 2000 millennium change, our business, financial condition or results of operations could be materially and adversely affected.

If we fail to solve a Year 2000 compliance problem with our mission critical business systems and processes, including the Internet root servers under our control, telecommunications systems, facilities, data-networking infrastructure, commercial-off-the-shelf hardware, software and components used by our employees, the result could be a failure or interruption to normal business operations. The primary risks with regard to Year 2000 failures are those which impact our domain name registration business. These risks include:

     - significant and protracted interruption of electrical power to data and call-center operations in our engineering facility,

     - significant and protracted interruption of telecommunications and data network services in either of our headquarters or engineering facilities,

     - the failure of components of our current back office and domain name registration related systems, and

     - the occurrence of a Year 2000 problem with respect to third-party suppliers', vendors' and outsourcing service providers' products and services.

Although we are taking appropriate steps so that our business is not impacted by the date transitions associated with the Year 2000, we have no responsibility for, nor control over other Internet root server operators or tens of thousands of lower level domain name system server operators that are critical to the efficient operation of the Internet. We do not know whether such root server operators or other server operators have hardware, software or firmware that is Year 2000 compliant.

REGULATION

In the United States, apart from our obligations under the Cooperative Agreement, we are not currently subject to direct regulation other than federal and state regulation applicable to businesses generally. However, if there are changes in the regulatory environment, we could become subject to direct regulation by U.S. regulatory agencies. For example, we are aware that certain industry requests have been made to the Federal Communications Commission (the "FCC") to review the impact of Internet usage on the U.S. telecommunications service providers, in particular, the generally lower cost for data transmission versus voice. In addition, as the Internet becomes more widespread internationally, international regulation becomes more likely. We cannot predict whether or to what extent any such new regulation will occur; however, such regulation could have a material adverse effect on our business, financial condition and results of operations.

Additionally, we are not certain how existing laws governing issues such as intellectual property ownership would be applied to us. We also are not certain how courts will interpret the obligation of domain name registration providers to prevent trademark infringement and other legal issues. See "-- Legal Proceedings."

LEGAL PROCEEDINGS

We are involved in several legal proceedings. As of December 1, 1998, we were named as a defendant in three active lawsuits involving domain name disputes between trademark owners and domain name holders. In addition, on March 20, 1997, PG Media, Inc., a New York-based corporation ("PG Media"), filed a lawsuit (the "PG Media suit"), alleging that we had violated the Sherman Act by restricting access to the Internet by not adding PG Media's requested TLDs to the Internet root zone system. In its complaint, PG Media, in addition to requesting damages, asked that we be ordered to include reference to PG Media's TLDs and name servers in the root zone file that we administer under the Cooperative Agreement. We received written direction from the NSF not to take any action which would create additional TLDs or to add any new TLDs to the Internet root zone until the NSF provides further guidance. On September 17, 1997, PG Media filed a Second Amended Complaint adding the NSF as a defendant. On May 14, 1998, PG Media served us with a motion for a preliminary injunction against both defendants to compel both defendants to add PG Media's TLDs to the Internet root zone within 30 days. In response, both we and the NSF filed cross motions for summary judgment against PG Media. On July 20, 1998, all motions were heard. The basic issue before the court was the NSF's authority to control the Internet's root zone system. The court has taken the issue under advisement and no date has been indicated for the issuance of a decision. With the transition of the Cooperative Agreement from the NSF to the Department of Commerce, we are still required to request written direction from the

U.S. Government before making or rejecting any modifications, additions or deletions to the root zone file, in accordance with the October 1998 Amendment.

On October 17, 1997, a group of six plaintiffs filed a lawsuit (the "Thomas suit") against us and the NSF. The lawsuit:

     - challenged the legality of fees charged for the registration and re-registration of domain names on the Internet; and

     - sought restitution of fees collected from domain name registrants in an amount in excess of $100 million.

The plaintiffs alleged violations of the Administrative Procedures Act, Independent Offices Appropriations Act, the Sherman Act and the U.S. Constitution. In August 1998, the court dismissed all of the plaintiffs' claims against us. In October 1998, the plaintiffs appealed the court's dismissal of their claims, with the oral argument scheduled for February 25, 1999.

On October 20, 1998, we were included as a defendant in a suit brought by the Pennsylvania Attorney General's office against a domain name holder who was alleged to have used his domain name in connection with a Web site promoting white supremacy and threatening certain state employees. The Pennsylvania Attorney General named all of the communications companies in any way connected with the domain name or Web site, including Internet access providers and Web site hosting companies. The Pennsylvania Attorney General seeks to permanently enjoin these entities, including us, from providing services to this domain name holder in the event that the domain name holder fails to comply with the order of the court. We have answered the complaint and deny any knowledge or participation in the actions of the primary defendant. No motions are pending and we expect to be dismissed from the matter.

While we cannot reasonably estimate the potential impact of the claims advanced in the PG Media, Thomas or Pennsylvania Attorney General suits, a successful claim against us in any of these proceedings could have a material adverse effect on our business, financial condition and results of operations.

In addition, on June 27, 1997, SAIC received a Civil Investigative Demand from the U.S. Department of Justice issued in connection with an investigation regarding possible antitrust violations under the Sherman Act relating to Internet registration products and services. We cannot reasonably estimate the potential impact of the investigation nor can we predict whether a civil action will ultimately be filed by the Department of Justice or the form of relief that might be sought. Any such relief could have a material adverse effect on our business, financial condition and results of operations.

On August 17, 1998, we received notice from the Commission of the European Communities (the "EC") of an investigation concerning our Premier Domain Registration Service Program ("Premier Program") in Europe. The EC requested production of these agreements and related materials for review. We cannot reasonably estimate the potential impact of the investigation nor can we predict whether an action will ultimately be brought by the EC or the form of relief that might be sought. Any such relief could have a material adverse effect on our business, financial condition and results of operations.

Legal proceedings in which we are involved have resulted and likely will result in, and any future legal proceedings can be expected to result in, substantial legal and other expenses to us and a diversion of the efforts of our personnel. See "Business -- Legal Proceedings."

TECHNOLOGICAL CHANGE AND ADDITIONAL TECHNOLOGY, PRODUCTS AND SERVICES

Our future financial success will depend upon our ability to develop, integrate or commercialize in a timely manner new technology, products and services that can be offered with our current domain name registration and enterprise network consulting services and that can meet the changing requirements of our current and future customers. The market for such technology, products and services is characterized by rapidly changing technology and evolving industry standards. Generally, the successful development and commercialization of new technology, products and services involves many risks, including:

     - identifying opportunities for new products or services,

     - identifying, hiring and retaining appropriate research and development personnel,

     - successfully completing the development process, and

     - customer acceptance of the product or service.

UNCOLLECTIBLE RECEIVABLES; MODIFICATIONS TO BILLING PRACTICES

Currently, we invoice substantially all of our customers and permit them to pay their services fee after the domain name is registered. We believe we have experienced a high level of uncollectible receivables due to, among other factors, the large number of individuals and corporations that have registered multiple domain names with the apparent intention of reselling such names at a profit. Our experience has been that such resellers have a greater tendency than other customers to default on their services fees. We have established a provision for uncollectible accounts which we believe to be adequate to cover anticipated uncollectible receivables; however, actual results could differ from our estimates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 4 of Notes to Financial Statements.

We continually review our billing practices for modification to respond to market conditions and to implement operational improvements. These modifications could have unanticipated consequences which could materially and adversely affect our business, financial condition and results of operations.

COMPETITION IN INTERNET-BASED BUSINESSES AND ENTERPRISE NETWORK CONSULTING SERVICES

In developing and distributing products and services for the Internet-based services markets, we face intense competition and expect to have multiple competitors for each of the products or services we develop or sell. Many of our potential competitors for these products have longer operating histories, greater name recognition and significantly greater financial, technical, marketing, distribution and other resources than we do. In addition, our industry is characterized by rapid changes and frequent product and service introductions. To the extent a competitor introduces a competitive product or service before we introduce the same or similar product or service, market acceptance of the competitor's product or service may adversely affect our competitive position.

Our current and potential competitors in our enterprise network consulting services business are companies with Internet expertise including systems integrators and consulting firms, such as Andersen Consulting, IBM Global Services and International Network Services. We also compete with certain companies that have developed products that automate the management of IP addresses and name maps throughout enterprise-wide networks and with companies with internally-developed systems integration efforts. Many of these competitors and potential competitors have longer operating histories, greater name recognition and significantly greater financial, technical, marketing, distribution and other resources than we do. See "Business -- Competition."

MANAGEMENT OF GROWTH

We continue to experience growth in the number of our employees and in the scope of our operating and financial systems. This growth has increased the responsibilities for both existing and new management personnel. To manage growth, we will have to successfully integrate our management team, continue to implement and improve our operational, financial and management information systems and to train, motivate, manage and retain our employees. If we cannot manage our growth, our business, financial condition and results of operations could be materially and adversely affected. In addition, growth of our customer base may strain the capacity of our computers and telecommunications systems. Therefore, we must maintain or upgrade our systems or risk degradation in performance or system failure.

INTELLECTUAL PROPERTY RIGHTS

As agreed under the Cooperative Agreement, we submitted to the U.S. Government the functional and interface specifications for the shared registration system and a milestone schedule for its development and implementation. Also as agreed under the Cooperative Agreement, we submitted to the U.S. Government an electronic copy of all software and data generated under the Cooperative Agreement through September 30, 1998 and a copy of all existing documentation for that software and data generated through September 30, 1998. The U.S. Government has agreed to take appropriate measures to protect the security and confidentiality of such data, software and documentation. For privacy and other reasons, we are considering measures to limit access to our customer data. Our business, financial condition and results of operations could be materially and adversely affected if:

     - our ownership rights in our data, software and documentation were to be successfully challenged,

     - we cannot protect such rights,

     - we are required to share our data, software and documentation with potential competitors, or

     - our potential competitors were otherwise able to obtain our data, software or documentation.

We rely on a combination of nondisclosure and other contractual arrangements with the U.S. Government, our employees and third parties, privacy and trade secret laws to protect our proprietary rights and limit the distribution of our proprietary information. These actions may not be adequate to protect our proprietary rights. Furthermore, even if these steps are successful, other companies may develop technologies that are similar or superior to our proprietary technology. Although we believe that our services do not infringe on the intellectual property rights of others and that we have all rights needed to use the intellectual property employed in our business, it is possible that we could become subject to claims alleging infringement of third party intellectual property rights. Any claims could subject us to costly litigation, and may require us to pay damages and develop non-infringing intellectual property or acquire licenses to the intellectual property that is the subject of the alleged infringement. If we fail to adequately protect our proprietary rights or if we become involved in litigation relating to intellectual property rights, our business, financial condition and results of operations could be materially and adversely affected.

DEPENDENCE ON FUTURE GROWTH OF THE INTERNET AND INTERNET INFRASTRUCTURE

Our future success substantially depends on the continued growth in the use of the Internet. If the use of and interest in the Internet does not continue to grow, our business, financial condition and results of operations would be materially and adversely affected. Continued growth of the Internet could be slowed by:

     - inadequate infrastructure,

     - lack of availability of cost-effective, high speed systems and service,

     - failure to develop a reliable network system,

     - delays in developing or adopting new standards and protocols to handle increased levels of Internet activity, or

     - government regulation.

If the use of the Internet does not continue to grow, if the necessary infrastructure or complementary products are not developed or do not effectively support growth that may occur, or if the Internet does not continue to become a viable information medium or commercial marketplace, our business, financial condition and results of operations would be materially and adversely affected.

UNCERTAINTY OF FUTURE ACQUISITIONS AND INVESTMENTS

We evaluate potential acquisitions and investments on an ongoing basis. We may not be able to compete successfully for available acquisition candidates, complete future acquisitions and investments or accurately estimate the financial effect on our company of any businesses we acquire or investments we make. Future acquisitions and investments may require us to spend significant cash amounts or decrease operating income, either of which could have a material adverse effect on our business, financial condition and results of operations. We may also make future acquisitions or investments in companies which are in the early stages of development. Our failure to implement successfully our acquisition and investment strategy could materially and adversely affect our business, financial condition and results of operations. To the extent that any of the companies which we acquire or in which we invest fail, it could have a material adverse effect on our business, financial condition and results of operations.

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS

Our quarterly operating results may fluctuate significantly in the future due to a variety of factors, many of which are beyond our control. Such factors may include, but are not limited to:

     - increased competition, through the introduction of competing TLDs or competing registrars in .com, .org or .net,

     - variations in the number of requests for domain name registrations or demand for our services,

     - litigation costs,

     - adverse results of litigation,

     - termination or completion of contracts in our enterprise network consulting services business or failure to obtain additional contracts in that business,

     - introduction or enhancements of services by us or our competitors,

     - market acceptance of new service offerings,

     - costs associated with developing or providing domain name registration or other services,

     - developments in Internet governance including our relationship with the not-for-profit corporation and the effect of the October 1998 Amendment,

     - patterns of growth in the use of and interest in the Internet, or

     - general economic conditions.

In addition, we expect a significant increase in our operating expenses as we:

     - increase our sales and marketing operations and activities,

     - continue to update our systems and infrastructure,

     - fund greater levels of product and services development,

     - develop new distribution channels,

     - broaden our customer support capabilities, and

     - expand our facilities.

If the increase in our expenses is not followed by an increase in revenue, our business, financial condition and results of operations will be materially and adversely affected.

In addition, a majority of our enterprise network consulting services operating expenses, particularly personnel and related costs, depreciation and rent, are substantially fixed before any particular quarter. As a result, any under-utilization of engineers may cause our operating results to vary significantly in any particular quarter and could result in losses for such quarter.

CONTROL BY SAIC

As of December 28, 1998, SAIC owned 100% of our outstanding Class B Common Stock, representing approximately 72.3% of the economic interest of our outstanding Common Stock and approximately 96.3% of the voting power of our outstanding Common Stock. The Class B Common Stock is convertible into Class A

Common Stock, subject to certain limitations set forth in our Second Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"). As a result, SAIC effectively controls all matters requiring approval by our stockholders including the election of members of our Board of Directors, changes in the size and composition of the Board of Directors and a change in control. We do not have an agreement with SAIC which restricts its rights to convert, distribute or sell its shares of our Common Stock.

SAIC currently intends to convert all of its remaining shares of Class B Common Stock into an identical number of shares of Class A Common Stock by May 31, 1999, assuming completion of this offering. Although SAIC's economic interest and voting power will be below 50% of the total economic interest and voting power of our Common Stock after such conversion, SAIC will remain our largest stockholder and may be able to exercise significant influence over us. Several individuals currently serve as directors, officers and employees of both us and SAIC. Therefore, there may be various conflicts of interest or conflicting duties for these individuals. Since our directors and officers may also own stock of SAIC, there may be conflicts of interest when directors and officers are faced with decisions that could have different implications for us and SAIC.

RELIANCE ON SAIC FOR CERTAIN CORPORATE SERVICES

We have entered into certain intercompany agreements with SAIC, including an agreement pursuant to which SAIC will provide various corporate services to us that may be material to the conduct of our business (the "Corporate Services Agreement"). These services include certain routine and ordinary corporate services, including business insurance, accounting systems, employee benefits, payroll, tax and legal services as well as assistance in government relations and corporate quality assurance services as described in the Corporate Services Agreement. With respect to matters covered by the Corporate Services Agreement, our relationship with SAIC is intended to continue in a manner generally consistent with past practices. If, as will be the case after this offering, SAIC's ownership of our outstanding Common Stock drops below 50%, the Corporate Services Agreement will be terminable by either party upon 180 days' prior written notice. Certain individual services are also terminable by either party upon 180 days' prior written notice, regardless of SAIC's stock holdings. Although neither we nor SAIC currently intends to terminate the Corporate Services Agreement, if SAIC did elect to terminate the Corporate Services Agreement, we may not be able to secure alternative sources for such services within 180 days or such services may only be available at prices higher than those charged by SAIC.

Our employees are currently eligible to participate in certain SAIC employee benefit plans. After this offering and after SAIC converts its remaining shares of Class B Common Stock to Class A Common Stock, SAIC's economic interest and voting power will drop below 50% of the total economic interest and voting power of our Common Stock. As a consequence, we will have to establish certain employee benefit plans of our own which could result in incremental costs to us.

SHARES ELIGIBLE FOR FUTURE SALE

SAIC currently owns 100% of our outstanding Class B Common Stock, which, as of December 28, 1998, represented approximately 72.3% of our outstanding Common Stock. By May 31, 1999, SAIC intends to convert all of its Class B Common Stock into an identical number of shares of Class A Common Stock, which will then be the only class of Common Stock outstanding. We do not intend to issue any Class B Common Stock in the future. After this offering, SAIC will own 7,425,000 of the outstanding shares of Common Stock, which will represent approximately 89.0% of the voting power and approximately 44.8% of the economic interest of the outstanding Common Stock. Upon conversion of the remaining Class B Common Stock into Class A Common Stock, SAIC will own Common Stock representing approximately 44.8% of the voting power and economic interest of outstanding Common Stock. A decision by SAIC to sell such stock could materially and adversely affect the market price of the Class A Common Stock. SAIC has agreed not to sell or otherwise dispose of any shares of Common Stock for 180 days after the date of this Prospectus without the prior written consent of J.P. Morgan Securities Inc. We have entered into a registration rights agreement (the "Registration Rights Agreement") with SAIC which requires us to register some or all of the shares of Class A Common Stock to be owned by SAIC upon conversion of its Class B Common Stock and any other shares of Class A Common Stock otherwise acquired by SAIC, subject to certain terms and conditions. We have agreed to indemnify SAIC in connection with any such registration.

CERTAIN CHARTER PROVISIONS AND LIMITATIONS ON LIABILITY

Our Certificate of Incorporation includes provisions relating to competition by SAIC with us, allocations of corporate opportunities, transactions with interested parties and intercompany agreements and provisions limiting the liability of certain people. Such provisions will continue to remain in effect after this offering. It is unclear whether such provisions are enforceable under Delaware corporate law. Our Certificate of Incorporation provides that any person purchasing or acquiring an interest in shares of our capital stock shall be deemed to have consented to the provisions in the Certificate of Incorporation relating to competition with SAIC, conflicts of interest, corporate opportunities and intercompany agreements, and such consent may restrict such person's ability to challenge transactions carried out in compliance with such provisions. The corporate charter of SAIC does not include similar provisions. Therefore, persons who are directors and/or officers of ours and who are also directors and/or officers of SAIC may choose to take action in reliance on such provisions rather than act in a manner that might be favorable to us but adverse to SAIC.

Under our Certificate of Incorporation, the personal monetary liability of our directors for breach of their fiduciary duty of care, including actions involving gross negligence, is eliminated to the fullest extent permitted under Delaware law.

INTERNATIONAL REVENUES

While substantially all of our operations, facilities, and personnel are located within the United States, our revenues from sources outside the U.S. have increased significantly and may continue to increase in the future. As a result, we are subject to the risks of conducting business internationally, including unexpected changes in regulatory requirements, fluctuations in the U.S. dollar, tariffs and other barriers and restrictions and the burdens of complying with a variety of foreign laws. We do not know what the impact of such regulatory, geopolitical and other factors will be on our business in the future or if we will have to modify our business practice. In addition, the laws of certain foreign countries may not protect our proprietary rights to the same extent as do the laws of the United States.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

The following table sets forth the high and low last reported last sales prices for the Class A Common Stock on the Nasdaq National Market for the periods indicated.

                                                              ----------------------------
                                                                  HIGH            LOW
                                                              -------------   ------------
Year Ended December 31, 1997:
  Fourth Quarter from September 26, 1997....................  $ 26  3/4       $11  3/4
Year Ended December 31, 1998:
  First Quarter.............................................    37  1/8        12 15/16
  Second Quarter............................................    55             32  1/2
  Third Quarter.............................................    46 5/16        25  3/4
  Fourth Quarter............................................   164 23/32       28  3/8

The Company does not intend to pay dividends on its Common Stock. The Company plans to retain any earnings for use in the operation of its business.

On December 31, 1998, the Board of Directors of the Company approved a 2-for-1 stock split of the shares of Class A Common Stock and Class B Common Stock, to be effected in the form of a stock dividend on shares of Class A Common Stock and Class B Common Stock outstanding on February 26, 1999. The stock dividend will be distributed on March 23, 1999. Except as otherwise noted, no information in this Prospectus has been adjusted to reflect this stock split.

                                USE OF PROCEEDS

The Company will not receive any proceeds from the sale of the shares of Class A Common Stock by the Selling Stockholders. The proceeds of approximately $1,127,326 received by the Company upon the exercise of options by certain of the Selling Stockholders will be used for general corporate purposes.

                         SELECTED FINANCIAL INFORMATION

The following table sets forth selected financial and operating data of the Company for the periods indicated and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Financial Statements and the Notes related thereto included elsewhere and incorporated by reference in this Prospectus. The selected financial data for the years ended December 31, 1996 and 1997 and for the periods January 1, 1995 to March 10, 1995 and March 11, 1995 to December 31, 1995, were derived from the Company's audited financial statements included elsewhere and incorporated by reference in this Prospectus. The information for the years ended December 31, 1993 and 1994 and for the nine months ended September 30, 1997 and 1998 is derived from the Company's unaudited financial statements which, in the opinion of management, reflect all adjustments (consisting only of normal recurring items) necessary to present fairly the financial position and results of operations for the periods then ended. The selected financial data for the year ended December 31, 1995 were derived by combining the Company's Results of Operations for the period January 1, 1995 through March 10, 1995 and the period March 11, 1995 through December 31, 1995, both as derived from the Company's audited financial statements included elsewhere and incorporated by reference in this Prospectus. Comparability of pre-acquisition periods to post-acquisition periods is limited because the financial statements have been prepared on differing bases of accounting as a result of the acquisition by SAIC. See Notes 1 and 9 of Notes to Financial Statements. Except as otherwise noted, no share or per share information has been adjusted to reflect the 2-for-1 stock split, approved on December 31, 1998, to be effected in the form of a stock dividend on the shares of Class A Common Stock and Class B Common Stock outstanding on February 26, 1999 and to be distributed on March 23, 1999. See Note 15 of Notes to Financial Statements. The accompanying financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for all periods presented for continuing operations reflect the results of operations of the commercial business of the Company, which includes registration services and enterprise network consulting services. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview -- The SAIC Acquisition" and "-- Registration Services."

                                                            ---------------------------------------------------------------------
                                                                                                               NINE MONTHS ENDED
                                                                        YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,
                                                            ------------------------------------------------   ------------------
                                                             1993      1994     1995(1)    1996       1997      1997       1998
                                                            -------   -------   -------   -------   --------   -------   --------
In thousands, except per share data
STATEMENT OF OPERATIONS DATA:
Net revenue...............................................  $ 4,369   $ 5,029   $6,486    $18,862   $ 45,326   $30,896   $ 62,935
Cost of revenue...........................................    2,924     3,073    5,704     14,666     25,798    18,468     26,451
                                                            -------   -------   -------   -------   --------   -------   --------
Gross profit..............................................    1,445     1,956      782      4,196     19,528    12,428     35,944
Research and development expenses.........................       --        --       --        680      1,653     1,095      2,893
Selling, general and administrative expenses..............    1,401     1,544    2,394      6,280     12,268     7,893     24,438
Interest income...........................................       --        --       --        496      2,211     1,054      4,423
Other expenses............................................      120       109       61         --        116        --         93
                                                            -------   -------   -------   -------   --------   -------   --------
Income (loss) from continuing operations before income
  taxes and cumulative effect of a change in accounting
  principle...............................................      (76)      303   (1,673)    (2,268)     7,702     4,494     12,943
Provision (benefit) for income taxes......................       34       114     (239)      (643)     3,471     2,006      5,426
                                                            -------   -------   -------   -------   --------   -------   --------
Income (loss) from continuing operations..................     (110)      189   (1,434)    (1,625)     4,231     2,488      7,517
Loss from discontinued operations, net of income taxes
  (2).....................................................     (936)   (1,169)  (1,403)        --         --        --         --
Cumulative effect of change in accounting for income
  taxes...................................................      660        --       --         --         --        --         --
                                                            -------   -------   -------   -------   --------   -------   --------
Net income (loss).........................................  $  (386)  $  (980)  $(2,837)  $(1,625)  $  4,231   $ 2,488   $  7,517
                                                            =======   =======   =======   =======   ========   =======   ========
Basic earnings per share:
    Income (loss) from continuing operations..............  $ (0.10)  $  0.18   $(0.14)   $ (0.13)  $   0.32   $  0.20   $   0.47
    Loss from discontinued operations.....................    (0.90)    (1.12)   (0.13)        --         --        --         --
    Cumulative effect of accounting change................     0.63        --       --         --         --        --         --
                                                            -------   -------   -------   -------   --------   -------   --------
    Net income (loss).....................................  $ (0.37)  $ (0.94)  $(0.27)   $ (0.13)  $   0.32   $  0.20   $   0.47
                                                            =======   =======   =======   =======   ========   =======   ========
Weighted average shares...................................    1,048     1,042   10,335     12,500     13,305    12,501     15,888
Diluted earnings per share:
    Income (loss) from continuing operations..............  $ (0.10)  $  0.18   $(0.14)   $ (0.13)  $   0.31   $  0.20   $   0.45
    Loss from discontinued operations.....................    (0.90)    (1.12)   (0.13)        --         --        --         --
    Cumulative effect of accounting change................     0.63        --       --         --         --        --         --
                                                            -------   -------   -------   -------   --------   -------   --------
    Net income (loss).....................................  $ (0.37)  $ (0.94)  $(0.27)   $ (0.13)  $   0.31   $  0.20   $   0.45
                                                            =======   =======   =======   =======   ========   =======   ========
Weighted average shares...................................    1,048     1,047   10,335     12,500     13,483    12,600     16,544

                                                            ---------------------------------------------------------------------
                                                                                                               NINE MONTHS ENDED
                                                                        YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,
                                                            ------------------------------------------------   ------------------
                                                             1993      1994     1995(1)    1996       1997      1997       1998
                                                            -------   -------   -------   -------   --------   -------   --------
In thousands
OTHER OPERATING DATA (3):
    Net new registrations.................................       13        24      141        489        960       698      1,290
    Registrations not renewed.............................       --        --        1         39         46        29         54
    Net registrations as of period end....................       13        37      177        627      1,541     1,296      2,777

                                                             --------------------------------------------------------------------
                                                                              DECEMBER 31,                       SEPTEMBER 30,
                                                             ----------------------------------------------   -------------------
                                                              1993     1994     1995      1996       1997       1997       1998
                                                             ------   ------   -------   -------   --------   --------   --------
In thousands
BALANCE SHEET DATA:
    Cash and cash equivalents..............................  $   --   $  136   $    5    $15,540   $ 41,146   $ 19,062   $  9,124
    Total marketable securities............................      --       --       --         --     40,200     28,321    114,148
    Working capital (4)....................................    (179)  (1,340)    (559)     1,362     50,947     (2,652)    63,506
    Total assets (5).......................................   3,124    2,448   11,748     66,118    149,620    127,268    191,915
    Deferred revenue, net..................................      73      137    3,346     29,352     61,451     54,508    106,730
    Long-term obligations, excluding current
      portion..............................................     344       81    1,353      9,440     18,743     17,329     29,400
    Total stockholders' equity.............................   1,221      252    3,062      1,437     47,655     (6,075)    62,019

---------------
(1) The Selected Financial Data for the year ended December 31, 1995 were derived by combining the Company's results of operations for the period January 1, 1995 through March 10, 1995 and the period March 11, 1995 through December 31, 1995, which, respectively, are periods before and after the date of the SAIC acquisition. The data for these two periods were prepared on differing bases of accounting and, accordingly, the comparability of such data with other periods is limited, primarily as a result of goodwill amortization, new corporate services agreements and the repayment of outstanding debt balances. See Notes 1 and 9 of Notes to Financial Statements for a discussion of the presentation for each of these periods.
(2) See Note 13 of Notes to Financial Statements for a discussion of discontinued operations.
(3) Net new registrations for each period include gross new registrations less an estimate of registrations that are uncollectible. Net registrations include net new registrations less an estimate of registrations not renewed. Prior to September 14, 1995, net registrations equaled gross registrations because the Company was reimbursed by the NSF for all registrations under a cost plus fixed-fee contract.
(4) Working capital calculation includes $73, $137, $1,993, $19,912, $43,789,
$38,281 and $77,766 of current deferred revenue as of December 31, 1993, 1994, 1995, 1996 and 1997 and September 30, 1997 and 1998, respectively.
(5) Total assets include $0, $0, $1,408, $17,453, $25,873, $40,135 and $627 of
restricted assets as of December 31, 1993, 1994, 1995, 1996, 1997 and September 30, 1997 and 1998, respectively.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with "Selected Financial Data" and the Company's Financial Statements and Notes thereto included elsewhere and incorporated by reference in this Prospectus. Except for the historical information contained herein and incorporated herein by reference, the discussion in this Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results may differ materially from the results discussed in the forward-looking statements as a result of certain factors, including, but not limited to, those discussed in "Risk Factors" and elsewhere in this Prospectus and from time to time in the Company's periodic reports. Unless otherwise indicated, the accompanying financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for all periods presented for continuing operations reflect the financial position and results of operations of the Company's commercial business, which includes registration services and consulting services.

OVERVIEW

The Company

The Company currently acts as the exclusive registry and registrar of Internet domain names within the .com, .org, .net and .edu TLDs pursuant to the Cooperative Agreement with the NTIA. Domain names are used to identify a unique site or presence on the Internet. As registry and registrar for these TLDs, the Company registers new domain names and is responsible for the maintenance and dissemination of the master file of domain names through daily updates to the Internet. The Company also provides enterprise network consulting services, focusing on network engineering, network and systems security and network management solutions.

Cumulative net registrations (gross registrations less management's estimate of uncollectible registrations and of non-re-registrations) within the TLDs administered by the Company increased by 114%, from 1,296,000 domain names registered at September 30, 1997 to 2,777,000 domain names registered at September 30, 1998. Net registrations in the .com TLD represent 84.4% of the Company's total net registrations at September 30, 1998. Of the 2,777,000 cumulative net registrations at September 30, 1998, 1,238,000 registrations will be up for annual re-registration during the next twelve months based upon their respective anniversaries of initial registration. International registrations accounted for 28% of net new registrations during the first nine months of both 1998 and 1997. Net revenue from registration services accounted for 92.5% of the Company's net revenue for the nine months ended September 30, 1998.

The Company delivers enterprise network consulting services to large companies that desire to establish or enhance their Internet presence or re-engineer legacy network infrastructures to accommodate the integration of both Internet connectivity and internal enterprise network ("Intranet") technology into their information technology base. Our enterprise network consulting services include network engineering, network and systems security and network management. During the nine months ended September 30, 1998, the Company provided enterprise network consulting services to more than 20 companies. Net revenue from enterprise network consulting services accounted for 7.5% of the Company's net revenue for the nine months ended September 30, 1998.

Registration Services

In December 1992, the Company entered into the Cooperative Agreement with the NSF under which the Company was to provide Internet domain name registration services for five TLDs: .com, .org, .net, .edu and .gov. These registration services include the initial two year domain name registration and annual re-registration, and throughout the registration term, maintenance of and unlimited modifications to individual domain name records and updates to the master file of domain names. The Cooperative Agreement became effective January 1, 1993. It included a three-month phase-in period, a five-year operational period (commencing April 1,

1993 and ending March 31, 1998), and a six-month flexibility period through September 30, 1998. Effective September 9, 1998, the NTIA took over the administration of the Cooperative Agreement from the NSF. In October 1998, the Cooperative Agreement was amended and extended until September 30, 2000.

The original terms of the Cooperative Agreement provided for a cost reimbursement plus fixed-fee contract (with an initial fee of 8%). Effective September 14, 1995, the NSF and the Company amended the Cooperative Agreement to require the Company to begin charging end users a services fee of $50 per year for each domain name in the .com, .org and .net TLDs. Prior to April 1, 1998, registrants paid a services fee of $100 for two years of domain name services upon each initial registration and an annual re-registration fee of $50 per year thereafter (collectively "registration fees"). The NSF paid the registration fees for domain names within the .edu and .gov TLDs through March 31, 1997. Commencing April 1, 1997, the Company agreed with the NSF to provide domain name services within the .edu and .gov TLDs free of charge. As of October 1, 1997, the Company no longer registers or administers domain names in the .gov TLD.

Under the terms of the September 14, 1995 amendment to the Cooperative Agreement, 30% of the registration fees collected by the Company was required to be set aside for the enhancement of the intellectual infrastructure of the Internet and, as such, was not recognized as revenue by the Company. The Company has reflected these funds, along with the appropriate percentage of net accounts receivable, as restricted assets and has recorded an equivalent, related current liability. The Company maintains the cash received relating to the set aside funds in a separate interest bearing account. The set aside funds, plus any interest earned, are disbursed at the direction of the NSF. To date, the Company has disbursed $62.2 million to the NSF at their direction, and as of September 30, 1998, has a remaining restricted cash balance of approximately $627,000.

On March 12, 1998, the NSF and the Company amended the Cooperative Agreement to eliminate the 30% set aside requirement effective April 1, 1998 and to reduce the registration fees by a corresponding amount. Initial registrations on and after April 1, 1998 are charged $70 for two years of registration services and an annual re-registration fee of $35 per year thereafter. This amendment has no effect on the revenue currently recognized on each registration ($70 for initial registrations and $35 for re-registrations), since the Company previously did not recognize revenue on the 30% set aside funds. Accordingly, while the revenue to the Company on a per registration basis does not change, the amount charged to customers declined.

In order to provide prompt access to new domain names on the Internet, the Company generally invoices customers and permits them to pay their registration fees after their domain names are registered. The Company's experience has been that, for the period from September 1995 through September 1998, approximately 30% of new registrations have ultimately been deactivated for non-payment. The Company believes that this level of uncollectible receivables is due to, among other factors, the large number of individuals and corporations that have registered multiple domain names with the apparent intention of transferring registration for such names at a profit. Such resellers have a greater tendency than other customers to default on their registration fees. As a consequence, the Company has recorded a comparable provision for uncollectible accounts in determining net registration revenue. This 30% provision has been consistently applied for the period from September 1995 through September 1998 and is considered adequate by the Company.

Registration fees charged to customers for registration services are recognized as revenue evenly over the registration term. For example, the Company recognizes $70 on a straight-line basis over the two-year service period for each $70 initial domain name registration, equivalent to $35 per year. Annual re-registrations of domain names are recorded as revenue based upon $35 recognized on a straight-line basis over the one-year service period. This subscription-based model defers revenue recognition until the Company provides the registration services, including maintenance of and unlimited modifications to individual domain name records, over the respective registration terms. At September 30, 1998, the Company had net deferred revenue of $106.7 million.

Expenses for the Company increased each quarter during 1995, 1996, 1997 and the first nine months of 1998 as a result of increased business activities, primarily attributable to subscriber growth for the Company's registration services business. The Company believes continued investments in its back office infrastructure as well as significant expansion of its sales and marketing and product development activities are critical to the achievement of its goals and anticipates that costs and expenses will continue to increase in each quarter for the foreseeable future.

Enterprise Network Consulting Services

Substantially all of the Company's enterprise network consulting services revenue is derived from professional services which are generally provided to clients on a time and expense basis and is recognized as services are performed.

The majority of the Company's enterprise network consulting services are provided to customers in the financial services industry. Bank America (formerly NationsBanc) is currently the Company's largest enterprise network consulting services client, accounting for 49% of the Company's enterprise network consulting services business net revenue and 3.7% of the Company's total net revenue in the nine months ended September 30, 1998. NationsBanc originally contracted with the Company in 1993 and the Company currently provides network design and engineering services as well as a variety of project specific services under the contract.

The SAIC Acquisition

The Company was incorporated in the District of Columbia in 1979 and was reincorporated in Delaware in 1996. The Company was acquired by SAIC on March 10, 1995 in a stock-for-stock transaction accounted for as a purchase and is currently a majority-owned subsidiary of SAIC. Prior to the acquisition of the Company by SAIC, the Company's principal lines of business consisted of providing integration, engineering for computer and telecommunications networks for government and commercial customers and domain name registration services. The Company's business included commercial and government contracts awarded to the Company on a competitive basis, including government contracts that were awarded to the Company based partially upon the Company's then minority-owned status. The contracts which had been awarded to the Company based in part on the Company's then minority-owned status were transferred into a separately-owned entity prior to the acquisition of the Company by SAIC. In November 1995, SAIC adopted a plan to transfer the Company's remaining government-based business to SAIC in order to enable the Company to focus on the growth of its commercial business, which includes registration services and enterprise network consulting services. This transfer was effective as of February 1996. The operating results of both the minority-based government contracts business and the remaining government-based business are reflected as discontinued operations in the Company's Financial Statements and the Notes thereto included elsewhere and incorporated by reference in this Prospectus for all periods presented.

Financial Presentation

The Company's Financial Statements and the Notes thereto included elsewhere and incorporated by reference in this Prospectus for all periods presented reflect the results of continuing operations related to the commercial activities of the Company only. The operating results of both the minority-based government contracts business, which was transferred into a separate entity prior to the acquisition of the Company by SAIC, and the remaining government-based business, which was transferred to SAIC effective February 1996, are reflected as discontinued operations in the Company's financial statements. See Notes 1 and 9 of Notes to Financial Statements for a discussion of transactions with SAIC.

RESULTS OF OPERATIONS

The following table sets forth, for the periods indicated, the percentage relationship to net revenue of certain items in the Company's Statements of Operations. The percentage relationships for the year ended December 31, 1995 were derived by combining the Company's results of operations for the period January 1, 1995 through March 10, 1995 and the period March 11, 1995 through December 31, 1995 which, respectively, are periods before and after the date of the SAIC acquisition. Accordingly, the data for these two periods and the periods preceding and following the acquisition were prepared on differing bases of accounting and, as a result, the comparability of such percentage relationships with other periods is limited, primarily as a result of the goodwill amortization, new corporate services agreements and interest expense related to outstanding debt balances.

                                                     -----------------------------------------
                                                                                 NINE MONTHS
                                                           YEAR ENDED               ENDED
                                                          DECEMBER 31,          SEPTEMBER 30,
                                                     -----------------------    --------------
                                                     1995     1996     1997     1997     1998
                                                     -----    -----    -----    -----    -----
Percentage of net revenue
Net revenue........................................  100.0%   100.0%   100.0%   100.0%   100.0%
Cost of revenue....................................   87.9     77.8     56.9     59.8     42.4
                                                     -----    -----    -----    -----    -----
Gross profit.......................................   12.1     22.2     43.1     40.2     57.6
Research and development expenses..................     --      3.6      3.6      3.5      4.6
Selling, general and administrative expenses.......   36.9     33.3     27.1     25.5     39.2
Interest and other expense (income)................    0.9     (2.7)    (4.6)    (3.4)    (6.9)
                                                     -----    -----    -----    -----    -----
Income (loss) from continuing operations before
  income taxes.....................................  (25.7)   (12.0)    17.0     14.6     20.7
Provision (benefit) for income taxes...............   (3.6)    (3.4)     7.7      6.5      8.7
                                                     -----    -----    -----    -----    -----
Income (loss) from continuing operations, net of
  income taxes.....................................  (22.1)%   (8.6)%    9.3%     8.1%    12.0%
                                                     =====    =====    =====    =====    =====

In September 1995, the Cooperative Agreement between the Company and the NSF was amended from a cost reimbursement plus fixed-fee contract to a fee-based registration contract. The Company believes that the change to a subscription-based pricing model, combined with the Company's recent growth, make period to period comparisons of its operating results less meaningful and that the results for any period should not be relied upon as an indication of future performance. The recent revenue growth experienced by the Company should not be taken as being indicative of the rate of revenue growth, if any, that can be expected in the future.

COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1998

Net Revenue

Net revenue increased 102% from $30.9 million for the nine months ended September 30, 1997 to $62.4 million for the nine months ended September 30, 1998. This increase in net revenue was primarily attributable to the increase in the number of domain name registrations, principally in the .com TLD. Net revenue from registration services increased 123% from $25.9 million for the nine months ended September 30, 1997 to $57.7 million for the nine months ended September 30, 1998. Net new registrations increased 85% from 698,000 for the nine months ended September 30, 1997 to 1,290,000 for the nine months ended September 30, 1998. Growth in net registrations continues to be driven by the widespread use and adoption by businesses of the Internet and Intranets on a global basis. Cumulative net registrations as of September 30, 1997 were 1,296,000 as compared to 2,777,000 as of September 30, 1998, for a 114%
increase.

Additionally, net new registrations increased 89% from 269,000 for the three months ended September 30, 1997 to 507,000 for the three months ended September 30, 1998. This also represents a 14% increase over the 443,000 net new registrations for the three months ended June 30, 1998. In addition, this growth in cumulative net registrations is a 21% increase in the Company's entire customer base since June 30, 1998.

While net revenue from enterprise network consulting services decreased 6% from $5.0 million for the nine months ended September 30, 1997 to $4.7 million for the nine months ended September 30, 1998, the most recent quarter reflected an increase of 53% over both the same quarter last year and the second quarter of 1998. NationsBanc accounted for $1.7 million or 5.5% of the Company's total net revenue for the nine months ended September 30, 1997 and $2.3 million or 3.7% for the nine months ended September 30, 1998.

During the nine months ended September 30, 1998, the consulting services division continued to add new leadership in sales and operations and hired additional technical consultants. In addition, the division continued to emphasize its efforts targeted at lead generation and regional sales and marketing programs by opening offices in New York City and Atlanta, Georgia.

Cost of Revenue

Cost of revenue consists primarily of salaries and employee benefits, fees paid to subcontractors for work performed in connection with revenue producing projects, depreciation and equipment costs, lease costs of the operations infrastructure and the associated operating overhead. Cost of revenue increased from $18.5 million for the nine months ended September 30, 1997 to $26.5 million for the nine months ended September 30, 1998. This 43% increase was driven by a $1.8 million increase in labor, a $3.7 million increase in outsourcing costs and $2.6 million in additional depreciation charges and equipment expenditures primarily associated with supporting the growth of the Company's registration services business. In the near term, the continued investment in the back office infrastructure and provision of customer service is expected to partially offset future margin improvements arising from economies of scale.

As a percentage of net revenue, cost of revenue decreased from 59.8% for the nine months ended September 30, 1997 to 42.4% for the nine months ended September 30, 1998 principally reflecting economies of scale and other operational efficiencies achieved in the Company's registration business.

Research and Development Expenses

Research and development expenses consist primarily of compensation and consultant expenses to support the creation, development and enhancement of the Company's products, services and technologies. Research and development expenses increased 164% from $1.1 million for the nine months ended September 30, 1997 to $2.9 million for the nine months ended September 30, 1998. As a percentage of net revenue, research and development expenses increased from 3.5% for the nine months ended September 30, 1997 to 4.6% for the nine months ended September 30, 1998. To date, all research and development costs have been expensed as incurred. The Company expects that the level of research and development expenses will continue to increase in the near future in terms of absolute dollars as the Company invests in developing new product and service offerings.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist primarily of salaries of business development, general management, administrative and financial personnel, marketing expenses, corporate services from SAIC, legal and other professional costs and amortization of goodwill associated with the Company's 1995 acquisition by SAIC. Selling, general and administrative expenses increased 210% from $7.9 million for the nine months ended September 30, 1997 to $24.4 million for the nine months ended September 30, 1998. The increase was attributable to a $10.2 million increase in marketing and business development expenses including television, Internet banner advertising and targeted direct mail campaigns, increased staffing expenses of $1.5 million and an increase in legal and other professional costs of $2.7 million. As a percentage of net revenue, selling, general and administrative expenses increased from 25.5% for the nine months ended September 30, 1997 to 39.2% for the nine months ended September 30, 1998. The Company expects that the level of selling, general and administrative expenses will increase significantly in the near future in terms of absolute dollars as operations continue to expand. In particular, sales, marketing and business development expenses will increase as the Company continues to promote the value of a .com Web address and other new Internet-based value-added services. The Company also plans to continue to develop its distribution channels, both domestically and internationally.

Interest Income

The Company had net interest income of $1.1 million for the nine months ended September 30, 1997 as compared to $4.4 million for the nine months ended September 30, 1998. The increase is attributable to the investment of the positive cash flow resulting primarily from increasing domain name registrations and the net proceeds of the Company's initial public offering.

Income Taxes

The provision for income taxes was 45% of pretax earnings, or $2.0 million for the nine months ended September 30, 1997, and 42%, or $5.4 million for the nine months ended September 30, 1998. The difference between the effective rates for both periods presented is principally attributable to the relative impact that non-deductible goodwill had on pretax operating income. Goodwill is being amortized by the Company over five years and is associated with the acquisition of the Company by SAIC in 1995.

COMPARISON OF YEARS ENDED DECEMBER 31, 1996 AND 1997

Net Revenue

Net revenue increased 140% from $18.9 million in 1996 to $45.3 million in 1997. This increase in net revenue was primarily attributable to the increase in the number of domain name registrations, principally in the .com TLD. Net revenue from registration services increased 246% from $11.2 million in 1996 to $38.8 million in 1997. Net new registrations increased 96% from 489,000 during 1996 to 960,000 during 1997. Growth in registrations was driven by the widespread use and adoption by businesses of the Internet and Intranets on a global basis. Cumulative net registrations as of December 31, 1996 were 627,000 as compared to 1,541,000 as of December 31, 1997, for a 146% increase.

Net revenue from enterprise network consulting services decreased 16% from $7.7 million in 1996 to $6.5 million in 1997. This decrease was primarily attributable to a decrease in business from NationsBanc. NationsBanc, the Company's largest enterprise network consulting services client, accounted for $3.7 million or 20% of the Company's total net revenue in 1996 and $1.9 million or 4% of the Company's total net revenue in 1997.

Cost of Revenue

Cost of revenue increased 76% from $14.7 million in 1996 to $25.8 million in 1997. The increase was primarily driven by the growth of the Company's registration business which experienced additional labor costs of $4.2 million and additional outsourcing costs of $1.6 million in support of the Company's invoicing, collection and processing activities. In June 1997, the Company opened a 31,200 square foot facility to support its Internet business operations and in January 1998, the Company signed an agreement to lease an additional 9,100 square feet at the same location. This leased facility is designed to meet current registration services customer support needs as well as to provide expansion capability for future business.

As a percentage of net revenue, cost of revenue decreased from 77.8% in 1996 to 56.9% in 1997. This decrease primarily reflects economies of scale that the Company achieved due to the growth of its subscription-based domain name registration business.

Research and Development Expenses

Research and development expenses increased 150% from $680,000 in 1996 to $1.7 million in 1997. All of the Company's research and development costs have been expensed as incurred. As a percentage of net revenue, research and development expenses were 3.6% for both 1996 and 1997.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased 95% from $6.3 million in 1996 to $12.3 million in 1997. The increase is primarily attributable to increased management and administrative labor expenses of $1.8 million, business development expenses of $1.3 million and an increase in legal costs of $1.0 million.

As a percentage of net revenue, selling, general and administrative expenses decreased from 33.3% in 1996 to 27.1 % in 1997. The decrease in percentage of net revenue reflects economies of scale the Company achieved due primarily to the growth of its domain name registration business.

Interest Income

The Company had net interest income of $496,000 in 1996 as compared to $2.1 million in 1997. The increase is attributable to the investment of the net proceeds of the Company's stock offering as well as improved cash flow resulting from the increase in domain name registrations.

Income Taxes (Benefit)

The income tax benefit was $643,000 in 1996 as compared to an income tax expense of $3.5 million in 1997. The effective tax rate changed from 28% in 1996 to 45% in 1997. The difference between the effective rates is principally attributable to the relative impact that non-deductible goodwill had on pretax operating income or loss for the year. Goodwill is being amortized by the Company over five years and is associated with the acquisition of the Company by SAIC in 1995.

COMPARISON OF YEARS ENDED DECEMBER 31, 1995 AND 1996

Net Revenue

Net revenue increased 191% from $6.5 million in 1995 to $18.9 million in 1996. This increase in net revenue was primarily attributable to the increase in the number of domain name registrations, principally in the .com TLD, as well as the Company's shift to a subscription-based pricing model. Net revenue from registration services increased 600% from $1.6 million in 1995 to $11.2 million in 1996. Net revenue in 1995 primarily reflects the cost reimbursement plus fixed-fee contract with the NSF whereas net revenue for 1996 reflects the Company's subscription-based pricing model. Net new registrations increased 247% from 141,000 during the year ended December 31, 1995 to 489,000 during the year ended December 31, 1996. Cumulative net registrations increased 254% from 177,000 at December 31, 1995 to 627,000 at December 31, 1996.

Net revenue from enterprise network consulting services increased 57% from $4.9 million in 1995 to $7.7 million in 1996, including an increase in net revenue from NationsBanc, the Company's largest consulting services customer, which increased 42% from $2.6 million in 1995 to $3.7 million in 1996. This growth was primarily attributable to increased funding within NationsBanc to support internal network integration and expansion. The Company also experienced growth from a number of new consulting services customers, many of which were obtained through subcontracting with and utilizing leads from SAIC.

NationsBanc accounted for 19.6% of total net revenue in 1996. NationsBanc accounted for 40.0% of total net revenue and the NSF (under the cost reimbursement plus fixed-fee contract) accounted for 20.8% of total net revenue in 1995. No other source of revenue accounted for more than 7.1% of total net revenue in either year.

Cost of Revenue

Cost of revenue increased 157% from $5.7 million in 1995 to $14.7 million in 1996. The increase in cost was related primarily to an increase in the cost of labor of $3.7 million as a result of the Company's rapid growth. Effective with the September 14, 1995 amendment to the Cooperative Agreement which implemented the subscription-based pricing model, the Company established and continued to develop its back office capability. This required the Company to make significant investments in hardware and software as well as to utilize a number of third-party vendors in support of back office requirements. In particular, the Company began to outsource portions of its back office operations during the fourth quarter of 1996. A principal benefit of outsourcing was to increase the capacity and efficiency of its back office operations; however, such action alone did not significantly impact operating margins.

As a percentage of net revenue, cost of revenue decreased from 87.9% in 1995 to 77.8% in 1996. This decrease reflects economies of scale that the Company achieved due to the growth of its domain name registration business.

Research and Development Expenses

There were no research and development expenses in 1995, in large part because registration system enhancements were reimbursable under the Cooperative Agreement. In 1996, research and development expenses were $680,000 or 3.6% of net revenue. All of the Company's research and development costs have been expensed as incurred.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased 162% from $2.4 million in 1995 to $6.3 million in 1996. This increase was primarily attributable to increases in management, administrative and business development staff, as well as increased legal costs associated with the administration of the Company's domain name dispute policy. Selling, general and administrative expenses include $237,000 in 1995 and $822,000 in 1996 of expenses allocated from SAIC in accordance with the then current intercompany agreement. If the expenses were based on the fee of 2.5% of net revenue under the intercompany agreement in effect during 1997, such expenses would have been $133,000 and $472,000, respectively.

As a percentage of net revenue, selling, general and administrative expenses decreased from 36.9% in 1995 to 33.3% in 1996, reflecting the generally fixed nature of certain general and administrative expenses as well as management's control of such costs.

Interest Expense (Income)

The Company had net interest expense of $61,000 in 1995 as compared to interest income of $496,000 in 1996. The change is primarily attributable to positive cash flow in 1996 associated with the Company's domain name registration business.

Income Taxes (Benefit)

The income tax benefit was $239,000 in 1995 as compared to $643,000 in 1996. The effective tax rate increased from 14.3% in 1995 to 28.4% in 1996. The difference between the effective tax rates was primarily attributable to non-deductible goodwill comprising a higher percentage of the Company's net loss in 1995.

Discontinued Operations

Immediately prior to the acquisition of the Company by SAIC, the portion of the Company's business relating to the minority-based government business had been transferred into a separately-owned entity. In November 1995, SAIC adopted a plan to transfer the Company's remaining government-based business to SAIC in order to enable the Company to focus on the growth of its commercial business, which includes registration and consulting services. This transfer was effective as of February 1996. November 1995 was the measurement date for discontinued operations for accounting purposes. The activities of both the minority-based government business and the remaining government-based business are reflected as discontinued operations. Net income (loss) from discontinued operations excludes general corporate overhead of the Company. No gain or loss was incurred as a consequence of the transfer of these businesses.

In 1995, discontinued operations incurred a net loss of $1.4 million. The loss was primarily attributable to the Company's remaining government business, which increased the Company's provision for uncollectible accounts associated with the bankruptcy of a prime contractor, high interest costs associated with payment issues from other prime contractors and over-runs of fixed-price and fixed-rate contracts. As mentioned above, this business was transferred to SAIC effective as of February 1996.

SELECTED QUARTERLY RESULTS OF OPERATIONS

The following tables set forth certain unaudited quarterly financial information for reach of the eight quarters in the period ended September 30, 1998. In the opinion of management, this information has been presented on the same basis as the audited financial statements appearing elsewhere and incorporated by reference in this Prospectus, and all necessary adjustments (consisting only of normal recurring adjustments) have been included in the amounts stated below to present fairly the unaudited quarterly results when read in conjunction with the audited financial statements of the Company and notes thereto. The operating results for any quarter are not necessarily indicative of results for any future period.

                            ---------------------------------------------------------------------------------------
                                                                 QUARTER ENDED
                            DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,
                              1996       1997       1997       1997        1997       1998       1998       1998
                            --------   --------   --------   ---------   --------   --------   --------   ---------
In thousands
Net revenue...............   $6,853     $8,655    $10,069     $12,172    $14,430    $16,492    $20,476     $25,427
Cost of revenue...........    4,426      5,294      6,141       7,033      7,330      7,348      8,791      10,312
                             ------     ------    -------     -------    -------    -------    -------     -------
Gross profit..............    2,427      3,361      3,928       5,139      7,100      9,144     11,685      15,115
Research and development
  expenses................      396        311        407         377        558        725        815       1,353
Selling, general and
  administrative
  expenses................    1,978      2,301      2,487       3,105      4,375      6,182      8,008      10,248
Interest income...........     (122)      (149)      (335)       (570)    (1,041)    (1,292)    (1,384)     (1,654)
                             ------     ------    -------     -------    -------    -------    -------     -------
Income before income
  taxes...................      175        898      1,369       2,227      3,208      3,529      4,246       5,168
Provision for income
  taxes...................       49        382        629         995      1,465      1,480      1,783       2,163
                             ------     ------    -------     -------    -------    -------    -------     -------
Net income................   $  126     $  516    $   740     $ 1,232    $ 1,743    $ 2,049    $ 2,463     $ 3,005
                             ======     ======    =======     =======    =======    =======    =======     =======

                            ---------------------------------------------------------------------------------------
                                                                 QUARTER ENDED
                            DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,
                              1996       1997       1997       1997        1997       1998       1998       1998
                            --------   --------   --------   ---------   --------   --------   --------   ---------
Percentage of net revenue
Net revenue...............    100.0%     100.0%     100.0%      100.0%     100.0%     100.0%     100.0%      100.0%
Cost of revenue...........     64.6       61.2       61.0        57.8       50.8       44.6       42.9        40.6
                             ------     ------    -------     -------    -------    -------    -------     -------
Gross profit..............     35.4       38.8       39.0        42.2       49.2       55.4       57.1        59.4
Research and development
  expenses................      5.8        3.5        4.0         3.1        3.9        4.4        4.0         5.3
Selling, general and
  administrative
  expenses................     28.9       26.6       24.7        25.5       30.3       37.4       39.1        40.3
Interest income...........     (1.8)      (1.7)      (3.2)       (4.7)      (7.2)      (7.8)      (6.7)       (6.5)
                             ------     ------    -------     -------    -------    -------    -------     -------
Income before income
  taxes...................      2.5       10.4       13.5        18.3       22.2       21.4       20.7        20.3
Provision for income
  taxes...................      0.7        4.4        6.2         8.2       10.1        9.0        8.7         8.5
                             ------     ------    -------     -------    -------    -------    -------     -------
Net income................      1.8%       6.0%       7.3%       10.1%      12.1%      12.4%      12.0%       11.8%
                             ======     ======    =======     =======    =======    =======    =======     =======

LIQUIDITY AND CAPITAL RESOURCES

From the time of its acquisition by SAIC in March 1995 until December 1996, the Company participated in SAIC's centralized cash management system whereby cash received from operations was transferred to SAIC's centralized cash accounts and cash disbursements were funded from such centralized cash accounts. Accordingly, cash requirements for operating purposes and for capital expenditures were met from this source. Beginning in 1997, the Company implemented its own cash management system.

At September 30, 1998, the Company's principal source of liquidity was its cash and cash equivalents of $9.1 million and its short-term investments of $107.9 million, which when combined represent an increase of $35.7 million from the December 31, 1997 balance in those accounts. The Company also has $6.3 million of marketable securities held as long term investments as of September 30, 1998.

At September 30, 1998, the Company's cumulative net obligation to SAIC for intercompany activity was $2.6 million, a net increase of $1.3 million from December 31, 1997. Intercompany activity is primarily comprised of salaries and benefits paid by SAIC on behalf of the Company. The Company currently reimburses SAIC for intercompany activity on a monthly basis. Pursuant to the Tax Sharing Agreement dated September 26, 1997, the Company now generally remits income tax payments directly to tax authorities as it no longer is part of SAIC's consolidated group for federal income tax purposes.

Cash provided by operations was $42.1 million for the nine months ended September 30, 1998. This amount is principally attributed to net income plus the increase in deferred revenue reflecting cash collected in advance of registration services revenue recognition ratably over the two- and one-year registration terms. Partially offsetting this amount is an increase in deferred tax assets resulting from accelerated revenue recognition for tax purposes and the subsequent tax liabilities.

Investing activities totaled $79.3 million for the nine months ended September 30, 1998, of which $67.7 million was net purchases of short-term investments and $6.0 million of long-term investments. These investments are primarily comprised of commercial investment grade securities.

Capital expenditures for continuing operations were $3.2 million and $6.1 million for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively. These expenditures were primarily for computer equipment. The Company had additional expenditures of approximately $10.0 million to $12.0 million for the balance of 1998 as it continued to invest in the back office infrastructure in advance of continued growth in domain name registrations and as the Company designs and builds the shared registration system in accordance with the Cooperative Agreement.

The Company believes that its existing cash balance, investments and cash flows expected from future operations will be sufficient to meet the Company's capital requirements for at least the next 12 months.

YEAR 2000 COMPLIANCE

The Company is in the process of assessing the potential effects of the "Year 2000" millennium change on the Company's business systems and processes, including the Internet root servers under the Company's control, telecommunications systems, facilities, data-networking infrastructure, commercial-off-the-shelf hardware, software and components used by its employees and its outsourcing vendors. The Company's Year 2000 project is proceeding on schedule. The project goal is to ensure that the Company's business is not impacted by the date transitions associated with the Year 2000.

The Company's Year 2000 project plan is coordinated by a team that reports directly to senior management. The project team is evaluating the Year 2000 compliance of the Company's business systems and processes, including the Internet root servers under the Company's control, telecommunications systems, facilities, data-networking infrastructure, commercial-off-the-shelf hardware, software and components used by its employees and its outsourcing vendors whom provide services relating to the Company's domain name registration business. The Company's Year 2000 project is comprised of the following parallel phases:

     - Phase 1 -- Inventory all of the Company's business systems and processes, including the Internet root servers under the Company's control, telecommunications systems, facilities, data-networking infrastruc-ture, commercial-off-the-shelf hardware, software and components used by its employees in order to assign priorities to potentially impacted systems and services. This phase has been completed;

     - Phase 2 -- Assess the Year 2000 compliance of all inventoried business systems and processes, including the Internet root servers under the Company's control, telecommunications systems, facilities, data-networking infrastructure, commercial-off-the-shelf hardware, software and components used by its employees and determine whether to renovate or replace any non-Year 2000 compliant systems and services. The initial assessment of mission critical systems has been completed;

     - Phase 3 -- Complete remediation, if any is required, of any non-Year 2000 compliant business systems and processes, including the Internet root servers under the Company's control, telecommunications systems, facilities, data-networking infrastructure, commercial-off-the-shelf hardware, software and components used by its employees. Conduct procurements to replace any other non-Year 2000 compliant business systems and processes, telecommunications systems, facilities, data-networking infrastructure, commercial-off-the-shelf hardware, software and components used by its employees that won't be remediated. All remediation efforts, if any are required, are expected to be completed by April 30, 1999;

     - Phase 4 -- Test and validate remediated and replacement systems, if any such remediation or replacement is required, to ensure inter-system compliance and mission critical system functionality. The testing and validation efforts, if any are required, are expected to be completed by May 31, 1999;

     - Phase 5 -- Deploy and implement remediated and replacement systems, if any deployment or implementation is required, after the completion of successful testing and validation. The deployment and implementation of the remediated or replacement systems, if any is required, are expected to be completed by October 30, 1999; and

     - Phase 6 -- Design contingency and business continuation plans in the event of the failure of business systems and processes, telecommunications systems, facilities, data-networking infrastructure, commercial-off-the-shelf hardware, software and components used by the Company's employees due to the Year 2000 millennium change. The initial contingency and business continuation plan is expected to be in place by February 28, 1999.

Based on its inventory and assessment to date, the Company has found no material Year 2000 problems with its internal mission critical systems. However, the Company, in its normal course of business, anticipates replacing or upgrading, prior to the millennium change, portions of these systems with new systems which will also be Year 2000 compliant. Currently, the Company is enhancing its "back-office" and registration-related systems and the software relating to its core domain name registration services business. When complete in 1999, this enhancement effort will result in replacing portions of the existing registration-related systems which will be procured from vendors as Year 2000 compliant and will be subjected to both component and end-to-end testing and validation to determine the Year 2000 compliance of such systems prior to acceptance and deployment in the Company's business. This enhancement effort is a function of the Company's business growth and not a Year 2000 remediation effort.

Based on its inventory and assessment to date, the Company has found no material Year 2000 problems with its facilities and telecommunications systems. The Company has conducted detailed assessments of the components of its telecommunications infrastructure and is working to identify appropriate system testing guidelines. In addition, the Company is seeking assurances from its facilities' landlords and telecommunications equipment vendors and data circuit providers regarding the Year 2000 compliance of their facilities and equipment. In the event of electrical power interruption outside of the Company's control, the Company has deployed back-up power systems capable of operating its core business indefinitely.

The Company is now in the remediation and testing phases of its project cycle. At this time, the Company believes that its incremental remediation costs, if any, needed to make its current business systems and processes, including the Internet root servers under the Company's control, telecommunications systems, facilities, data-networking infrastructure, commercial-off-the-shelf hardware, software and components used by its employees Year 2000 compliant are not material. While the Company is incurring some incremental costs directly relating to staff augmentation for the Year 2000 program management and technical assessment, the
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

costs expended by the Company through October 31, 1998 are less than $100,000. The Company's expected total costs, including remediation and replacement costs, if any, are estimated to be between $500,000 and $1,000,000 over the life of the Year 2000 project. Since portions of the mission critical "back office" and domain name registration-related systems will generally be replaced as a function of business growth, the labor and capital costs associated with such replacement systems are not directly attributed to achieving Year 2000 compliance.

The Company is contacting its other hardware and software vendors, other significant suppliers, outsourcing service providers and other contracting parties to determine the extent to which the Company is vulnerable to any such third party's failure to achieve Year 2000 compliance for their own systems. At the present time, the Company does not expect Year 2000 issues of any such third parties to materially affect the Company's business. Furthermore, the Company's business depends on the continued operation of, and widespread access to, the Internet. This, in turn, depends to a large extent on the software and systems of third parties on which the Company's systems rely or to which they are connected. These third parties include, among others, Internet-related companies, including Internet Web hosting companies, Internet access providers and Internet root server operators. The Company can give no assurances that the software or systems of such third parties will be Year 2000 compliant or that the failure of such third parties to achieve Year 2000 compliance will not have a material adverse effect on the Company. To the extent that the normal operation of the Internet is disrupted by the Year 2000 millennium change, the Company's business, financial condition or results of operations could be materially and adversely affected.

Should the Company fail to solve a Year 2000 compliance problem to its mission critical business systems and processes, including the Internet root servers under the Company's control, telecommunications systems, facilities, data-networking infrastructure, commercial-off-the-shelf hardware, software and components used by its employees the result could be a failure or interruption to normal business operations. The Company believes that, with the deployment of the new "back office" and domain name registration related systems in 1999, the potential for significant interruptions to normal operations should be minimized. The Company's primary risks with regard to Year 2000 failures are those which impact its domain name registration business. The reasonably likely worst case risks inherent in the Company's business are as follows:

     - Significant and protracted interruption of electrical power to data and call-center operations in the Company's engineering facility could materially and negatively impact the Company's ability to provide data and call-center operations. To mitigate this risk, the Company has deployed back-up power systems capable of operating indefinitely. However, electrical power interruptions that impact Internet connectivity providers could adversely impact the Company because of the Company's reliance upon internet-based operations for its day to day business.

     - Significant and protracted interruption of telecommunications and data network services in either of the Company's headquarters or engineering facilities could materially and negatively impact the Company's ability to provide data and call-center operations. The Company has conducted detailed assessments of the components of its telecommunications infrastructure and is working to identify appropriate system testing guidelines. As part of its technical assessment, the Company identified the compliance status of its data networking infrastructure and developed plans for remediation. Finally, the Company has plans to seek additional assurances and a better understanding of the compliance programs of its telecommunications and data circuit providers.

     - The failure of components of the Company's current "back office" and domain name registration related systems could materially and negatively impact the Company's business. However, as a function of business growth, these systems are planned to be retired before the end of 1999. As a contingency planning measure, the Company is conducting a technical assessment of the current systems and their software applications in the event that the deployment of the new systems is delayed beyond December 1999.

     - Despite the assurances of the Company's third-party suppliers, hardware and software vendors, and outsourcing service providers regarding the Year 2000 compliance of their products and services, the potential exists that a Year 2000 problem relating to such third-party suppliers, vendors and outsourcing service providers products and services could have a material impact on the Company's business. The Company is conducting monthly discussions with its mission critical outsourcing service providers to determine the progress of their Year 2000 compliance programs.

Although the Company has found no material Year 2000 problems with its internal mission critical systems and despite the Company's expectation that its enhancement effort will result in Year 2000 compliant "back-office" and registration-related systems and software relating to its core domain name registration services business, the Company is currently developing a business continuation contingency plan and is performing a test on the existing core registration-related systems that are being replaced. The Company expects to finalize its initial contingency plan and to complete the testing of all existing systems by February 28, 1999.

Although the Company is taking appropriate steps so that the Company's business is not impacted by the date transitions associated with the Year 2000, the Company has no responsibility for, nor control over other Internet root server operators or tens of thousands of lower level domain name system server operators that are critical to the efficient operation of the Internet. The Company has not determined whether such root server operators or other server operators have hardware, software or firmware that is Year 2000 compliant. The Company has notified the Department of Commerce of this issue.

Forward-Looking Statements

The foregoing Year 2000 discussion and the information contained herein is provided as a "Year 2000 Readiness Disclosure" as defined in the Year 2000 Information and Readiness Disclosure Act of 1998 (Public Law 105-271, 112 Stat.
2386) enacted on October 19, 1998 and contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including without limitation, anticipated costs and the dates by which the Company expects to complete certain actions, are based on management's best current estimates, which were derived utilizing numerous assumptions about future events, including the continued availability of certain resources, representations received from third parties and other factors. However, there can be no guarantee that these estimates will be achieved, and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the ability to identify and remediate all relevant systems, results of Year 2000 testing, adequate resolution of Year 2000 issues by governmental agencies, businesses and other third parties who are outsourcing service providers, suppliers, and vendors of the Company, unanticipated system costs, the adequacy of and ability to implement contingency plans and similar uncertainties. The "forward-looking statements" made in the foregoing Year 2000 discussion speak only as of the date on which such statements are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

                                    BUSINESS

The following discussion contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements as a result of certain factors including, but not limited to, those discussed in "Risk Factors" and elsewhere in the Prospectus.

Network Solutions is the leading Internet domain name registration service provider worldwide. The Company currently acts as the exclusive registry and registrar for second level domain names within the .com, .org, .net and .edu TLDs. The Company also facilitates global registration of domain names in other existing TLDs including country code TLDs. By registering Internet domain names, the Company enables businesses, other organizations and individuals to establish a unique Internet presence from which to communicate and conduct commerce. Net registrations within the TLDs maintained by the Company increased by 114% from 1,296,000 domain names registered at September 30, 1997 to 2,777,000 domain names registered at September 30, 1998. The Company believes that commercial enterprises and individual Internet users worldwide are increasingly recognizing the .com TLD as a desirable address for commercial presence on the Internet. Net registrations in the .com TLD represent 84.4% of the Company's total net registrations at September 30, 1998. Net revenue from Internet domain name registration subscriptions accounted for 92.5% of the Company's net revenue for the nine months ended September 30, 1998. With over 10 million businesses in the United States alone, the Company believes that the potential for continued growth of domain name registrations by commercial entities and services related to those registrations is substantial.

In 1998, the Company introduced a portfolio of Internet-based products and services, which builds upon its position in the registration process. The Company's products and services include RegistrationPlus, a Web-based domain name registration process that allows customers to register or to reserve a domain name on-line and in real time; dot com mail, a portable, personalized e-mail service to help small businesses maximize their brand names on the Internet; dot com toolkit, a small business resource center that provides access to tools and services for building an Internet storefront and conducting business on the Internet; and dot com promotions, a service that provides customers with a broad range of services that enable Web site owners to get listed on Internet search engines and to promote their Web sites. The Company intends to continue to develop other Internet-based products and services, which may include directory and other Internet identity services.

The Company also provides enterprise network consulting services to large companies that desire to establish or enhance their Internet presence or re-engineer legacy network infrastructures to accommodate the integration of both Internet connectivity and Intranet network technology into their information technology base. The Company's enterprise network consulting services include network engineering, network and systems security and network management. Net revenue from enterprise network consulting services accounted for 7.5% of the Company's net revenue for the nine months ended September 30, 1998.

INDUSTRY BACKGROUND

The Internet is a global network of millions of interconnected computers and computer networks that allow businesses, other organizations and individuals to communicate. Historically, the Internet had been used by a limited number of academic institutions, defense contractors and government agencies to facilitate remote access to host computers and transmit electronic mail. Recently, however, use of the Internet has increasingly become dominated by a broad range of commercial organizations and individuals who utilize the Internet to communicate electronically, to distribute and retrieve information and to conduct commerce. Advances in technology, low-cost Internet access and an increasing corporate reliance on distributed information environments have fueled the rapid growth of the Internet.

The Internet has been and continues to be loosely administered by a number of government agencies that were involved in the creation of its infrastructure (initially the Advanced Research Projects Agency ("ARPA") and, more recently, the NSF and NTIA) and a number of nonprofit groups formed to address specific Internet governance issues. As no single organization has formal authority over all aspects of the Internet, it continues to operate under a system of mutual collaboration and cooperation. With the commercialization of the Internet, the role of many of these entities in future Internet administration has become less clear and private parties have begun to assume a larger role in the enhancement and maintenance of the Internet's infrastructure. The NSF, for example, has completed a two-year phased withdrawal of its funding for the Internet backbone and has transferred this responsibility to a group of private telecommunications carriers that are commercially funded and has transferred its responsibilities under the Cooperative Agreement to the NTIA.

The Company believes that in order to support the demands placed on this evolving and rapidly growing medium of commerce and information exchange, a wide range of products and services will need to be developed and enhanced, including: (i) domain name registration services; (ii) Internet-based products and services; and (iii) enterprise network consulting services.

Domain Name Registration Services

All communication on the Internet requires a unique numerical electronic address called an IP address. However, since IP addresses are hard to remember, the Internet functions through the establishment of a unique Internet identity (a "domain name") that correlates to an IP address and the proliferation of such domain names in the global Internet root servers. Currently, there are 13 root servers, ten of which are located in the United States, two of which are located in Europe and one of which is located in Asia. See "Risk Factors -- Reliance on Third Parties."

An Internet domain name is made up of a TLD and additional domain levels consisting of at least one additional domain level, referred to as a second level domain name. For example, in the domain name "companyX.com," "companyX" is the second level domain name. With the increased commercialization of the Internet, second level domain names are being utilized not only by large corporations but also increasingly by other users, including small businesses, organizations and individuals. Particularly within the .com TLD, users are also registering domain names to establish Internet identities for other purposes such as trademarks, brands, products and events. The most common TLDs include
 .com, .org and .net as well as country code TLDs represented by "." followed by two letter country codes (e.g., .us for the United States, .uk for the United Kingdom and .de for Germany).

Because the Internet is not bound by geography or lines of business, coordination and administration services are required for the registration, allocation and use of TLDs and for the effective operation of the Internet. In December 1992, the NSF entered into the Cooperative Agreement with the Company for the performance of these functions for the .com, .org, .net, .edu and .gov TLDs. The NSF transferred to the NTIA the NSF's responsibilities under the Cooperative Agreement, the flexibility period of which was extended to September 30, 2000. The U.S. Government intends to transition certain responsibilities for the DNS to a not-for-profit corporation as described in the Statement of Policy and, as it does, corresponding obligations under the Cooperative Agreement may be terminated and, as appropriate, covered in a contract between the Company and the not-for-profit corporation. See "Risk Factors -- Status of Cooperative Agreement" and "-- Ongoing Privatization of Internet Administration."

Internet-Based Products and Services

The proliferation of Internet users provides businesses, other organizations and individuals with new means by which to conduct business. To facilitate business-to-business and business-to-consumer transactions, Internet users are seeking important Internet-based products and services, such as transaction security services, electronic payment mechanisms and directory, communications, data and research and identity promotion services. The Company believes there will be opportunities for entities which can facilitate, develop and distribute such products and services and make them more readily accessible and easy to use.

Enterprise Network Consulting Services

Many businesses are developing enterprise networks that employ Internet data formats and communications protocols. Internal enterprise networks ("Intranets") enhance user productivity and connectivity allowing users controlled access to internal information while also accessing and exchanging information on the Internet. As more businesses, organizations and individuals establish an Internet presence and begin to deploy Intranets, the Company believes there will be an increasing demand for enterprise network consulting services. In addition, the Company believes that Intranets are becoming increasingly sophisticated and are allowing users increased capabilities and improved access to information. As a result, businesses are increasingly seeking experienced network consulting firms to enable all of these services.

THE NSI SOLUTION

Network Solutions is the leading Internet domain name registration service provider worldwide. The Company currently acts as the exclusive registry and registrar of second level domain names within the .com, .org, .net and .edu TLDs. In this capacity, the Company enables the efficient operation of the Internet by making available to each of the Internet TLD servers located around the world an identical copy of the file for all second level domain names in these TLDs. We also facilitate global registration of domain names in other existing TLDs including country code TLDs. By registering Internet domain names, the Company enables businesses, other organizations and individuals to establish a unique Internet presence from which to communicate and conduct commerce. The Company believes that it has been at the forefront of the development, administration and coordination of standards, policies and functions needed to facilitate the registration process, including dissemination of domain name database information to TLD servers throughout the world, development of a large proven base of software unique to the domain name registration business and administration of a domain name dispute policy.

The Company is working to expand its domain name registration business and to continue to improve the registration process by: (i) promoting the use of the
 .com TLD worldwide; (ii) expanding its relationships with Internet access providers; (iii) establishing and expanding marketing and other strategic relationships worldwide; (iv) stimulating demand for domain name registrations in targeted customer segments; (v) facilitating the ease of use and access to its registration service; (vi) establishing international alliances and developing multilingual capabilities; and (vii) working with major platform providers to embed the registration function into desktop and server software applications. The Company has introduced a portfolio of Internet-based products and services and intends to develop additional Internet-based products and services, which may include directory and other Internet identity services, that allow the Company to build upon its position in the registration process and make use of the customer data that it collects.

The Company also provides enterprise network consulting services to large companies that desire to establish or enhance their Internet presence or re-engineer legacy network infrastructures to accommodate the integration of both Internet connectivity and Intranet network technology into their information technology base. The Company's enterprise network consulting services have evolved from the Company's Internet pioneering efforts that date back to 1979 and presently include network engineering, network and systems security and network management.

THE NSI STRATEGY

The Company's goal is to maintain its position as the leader in Internet domain name registration services and to build on this position to be a leading provider of enterprise network consulting services and Internet-based products and services. The Company's strategy includes the following key elements:

Maintain Position as the Leading Provider of Registration Services
Worldwide. The Company intends to maintain and enhance its position as the leader in domain name registration by promoting the .com TLD as the accepted and preferred Internet address for commercial presence on the Internet worldwide. The Company has developed and intends to continue to develop and implement standards, policies and functions designed to enhance the ease, speed and security of the registration process by adding new capabilities to facilitate the registration process and providing quality customer service and support.

Establish and Expand Marketing and Other Strategic Relationships. The Company has established and intends to continue to expand relationships with companies worldwide to promote its services, penetrate new customer bases and integrate third party products and services. In December 1998, the Company entered into two separate global marketing agreements with Yahoo! Inc. ("Yahoo!") and Netscape Communications Corporation ("Netscape") under which the Company purchased advertising to broadly promote its domain name registration services and other services on certain Yahoo! and Netscape Web sites during 1999. Under the agreements with
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

Yahoo! and Netscape, the Company will expand its promotions for domain name registration services in the .com, .org and .net TLDs globally and expects to extend the reach of the Network Solutions brand to the global Internet community.

Maintain Active Role in Establishment of Future Internet Standards and
Policies. The Company intends to continue to cooperate with organizations that affect Internet standards and policies, including the not-for-profit corporation provided for in the Statement of Policy. The Company intends to maintain an active role in the global Internet community to ensure that the Internet continues to flourish and that the Company remains at the forefront of continuing change in the Internet. The Company believes that its expertise in the Internet and its participation in the Internet community should enable it to facilitate the proliferation of Internet usage worldwide and provide it with a competitive advantage in the development of its service offerings.

Provide Complementary Internet-Based Products and Services. In 1998, the Company introduced a portfolio of Internet-based products and services which builds upon the Company's position in the registration process. Those products and services include: RegistrationPlus, a Web-based domain name registration process that allows customers to register or reserve a domain name on-line and in real time; dot com mail, a portable, personalized e-mail service to help small businesses maximize their brand names on the Internet; dot com toolkit, a small business resource center that provides access to tools and services for building an Internet storefront and conducting business on the Internet; and dot com promotions, a service that provides customers with a broad range of services that enable Web site owners to get listed on Internet search engines and to promote their Web sites. The Company intends to continue to develop additional Internet-based products and services which could include directory and other Internet identity services to be developed by the Company and the distribution of third party product and service offerings through on-line enrollment for such products and services embedded within the Company's domain name registration home page.

Build on Technology Leadership. The Company has assembled management and engineering teams with extensive experience in the information technology industry and specifically the Internet and intends to build on this experience in the development of enabling technologies to support the continued enhancement of infrastructure flexibility and scalability and customer ease of use. The Company is committed to continuing to integrate state-of-the-art technology in its service offerings and believes that service quality and reliability will be a significant differentiating factor in its market.

Build and Strengthen Enterprise Network Consulting Services Business. The Company intends to further develop its existing in-depth knowledge of and experience in Internet technologies to develop a leading enterprise network consulting services business. The Company believes that delivering dependable, high-quality enterprise network solutions is critical to strengthening its relationships with existing clients, gaining repeat business and generating new business from referrals. Further, the Company intends to capitalize on its expanded regional presence, its relationships with key product and services vendors and its relationship with SAIC as additional sources of new business.

Pursue Strategic Acquisitions and Investments. The Company intends to continue to identify and, where appropriate, pursue additional strategic acquisition and investment opportunities which would provide the Company's customers with products, services or technologies complementary to the Company's current services, including, among others, those which enhance Internet identity and communications and e-commerce. For example, during 1998, the Company acquired Internet Domain Names, Inc. ("idNames") to expand the Company's registration services to the country code TLDs and recently participated as the principal investor in a Series B Preferred Stock financing in Centraal Corporation ("Centraal") which offers a service to drive traffic and to navigate to specific Web site pages and is complementary to the Company's registration services.

NSI SERVICES

Registration Services

Registration services are the Company's core business. The Company registers second level domain names in the .com, .org, .net and .edu TLDs, enabling registrants to establish a unique identity on the Internet. The Company's customers apply to register second level domain names either directly through the Company's Web sites and e-mail-based registration templates or indirectly through Internet access providers and others. Currently, the Company charges a two-year services fee of $70 for initial registrations and $35 per year for re-registrations for the Company's basic registration service. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Through its InterNIC web site, Network Solutions provides an e-mail based registration template application process for the registration of second level domain names. The Company's customers submit registration applications to the Company via e-mail through the Internet. The Company processes the application and either registers the requested domain name in the requested TLD or rejects the application. Upon registration or rejection, the Company notifies the customer via e-mail. For domain names which are registered, the Company invoices the customers and permits them to pay the registration services fee after the domain name is registered. The Company performs internally (i.e., it does not outsource) its core proprietary automated registration process and associated security functions.

On December 1, 1997, Network Solutions announced its new WorldNIC Services brand, a suite of enhanced domain name registration services geared toward small businesses building their online identities. On January 14, 1998, Network Solutions introduced RegistrationPlus, the first service offering under the WorldNIC Services brand. The RegistrationPlus service offering is a Web-based transaction process that is intended to make the registration process easier, more streamlined and more accessible. The RegistrationPlus five step registration process minimizes technical and procedural barriers for new users seeking to gain an entry point on the Internet. RegistrationPlus allows users to register or reserve a second level domain name in real-time whether or not they have a computer, either through the Company's Web site or by calling a toll-free number. As part of RegistrationPlus, the Company offers the option of reserving a name and activating it later by providing domain name record hosting. RegistrationPlus customers currently pay a two-year service fee of $80 for the Company's enhanced registration services or, if applicable, a two-year service fee of $119 for reservation of a domain name. The Company believes that ease of use is becoming increasingly important as the Internet is being more widely adopted by users who are less technically sophisticated. The RegistrationPlus service also simplifies the user payment process by validating and accepting credit card payments in real-time, including a customer confirmation number, via the Company's secure Web-based online payment system.

The Company, through its acquisition of idNames, expanded its registration services to the country code TLDs. Through this acquisition, the Company offers search and registration services for domain names in country code TLDs around the world. With the idNames services, the Company makes it easier for companies around the world to build their brands both globally and in local markets.

The Company has been registering domain names pursuant to the Cooperative Agreement since 1993 and has made significant investments in its registration services business. The Company believes that it currently possesses the following competitive advantages in the domain name registration business:

     - Large, Established Customer Base. The Company maintains over 3,000,000 individual contracts with customers for unique second level domain name net registrations. As a result, the Company believes it has the infrastructure required to realize significant scale efficiencies throughout the registration process and believes that it has established brand recognition in the Internet community. As customers invest in their Web sites for advertising, branding and other business-critical activities the Company believes that they will be inclined to re-register at the end of the initial two-year subscription period.

     - Global recognition of the .com TLD. The Company believes that the .com TLD, for which the Company is currently the exclusive registry and registrar, has perceived value on a global basis to commercial and other users on the Internet. The Company believes that there is an emerging trend among commercial and other entities outside of the United States to establish an Internet presence within the .com TLD, rather than within or in addition to a country code TLD.

     - Strategic Agreements with Internet Access Providers. To strengthen the Company's distribution channels, the Company has entered into agreements to provide enhanced services to certain Internet access providers who register a significant number of second-level domain names with the Company on behalf of such providers' customers.

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

     - Customer Support Services. The Company believes that high quality customer support is vital to client satisfaction. The Company has improved customer service and account handling and expanded its capacity to service larger volumes of registrants. Customer access to the Company's customer support services includes a 24 hour 7 day a week telephone help desk, an e-mail processing facility for account information updates and other services.

     - Technical Infrastructure Support. The Company is investing significant technical and financial resources to improve and expand its domain name registration business. A substantial portion of the Company's software is custom-developed and proprietary. The Company's internally developed and proprietary software includes an automated registration capability that currently processes in excess of 90% of all new registration requests without human intervention. The Company believes that significant engineering talent is required to create a registration services capability and that knowledge of DNS structures, Internet security, data routing and routing protocols is critical to creating and enhancing registration service capabilities. The Company believes that engineers skilled in protocol development are difficult to identify, hire and retain and thus its staff of engineers represents a valuable resource. See "-- Operations" and "Risk Factors -- Dependence on Key Personnel."

     - Domain Name Dispute Policy Administration. The Company's established domain name dispute policy is an integral part of the maintenance and administration of the Company's domain name registration business. This policy seeks to take a neutral position with regard to domain name disputes between trademark owners and domain name holders and is designed to address claims that a domain name registered by the Company infringes a third party's federal trademark. The Company expends considerable management and legal resources in the development, refinement and administration of its domain name dispute policy. See "-- Legal Proceedings."

The Company believes that these competitive advantages are significant and that existing and additional competing registries and registrars will need similar capabilities.

In addition, the Company is continuing to expand its domain name registration business and to continue to improve the registration process by:

     - Promoting the Use of the .com TLD Worldwide. The Company believes that it can continue to grow its Internet registration business by promoting global recognition of the .com TLD. The Company has begun and intends to continue to promote the use of the .com TLD and to establish .com as the most recognized domain for individuals and organizations conducting business on the Internet.

     - Expanding Relationships With Internet Access Providers. Through its Alliance Program, which had four members as of December 28, 1998, and other programs, the Company has expanded, and intends to continue to expand, its relationships with certain Internet access providers that are participants in its Premier Program. The Alliance Program is designed to enable the Company and its participating companies to provide reciprocal links and referrals to the other party's distribution channels for each other's complementary services. The Company, through its recently launched Affiliate Program, is developing and expanding its relationships with some of the smaller Internet access providers by providing a direct link to its RegistrationPlus service and by providing such companies additional revenues through the payment of referral fees for domain name registrations that the Company receives through the program. Through these relationships, the Company believes it will be able to deliver enhanced registration services and identify additional opportunities to expand its registration services business.

     - Establishing and Expanding Marketing and Other Strategic
       Relationships. The Company has established and intends to continue to expand relationships with companies worldwide to promote its services, penetrate new customer bases and integrate third party products and services.

     - Stimulating Demand for Domain Name Registrations in Targeted Customer Segments. The Company is expanding and seeking to continue to expand the number of registrations in targeted customer segments both domestically and internationally. The Company believes that customer segments such as small business users, individuals, holders of trademarks, service marks and product marks and event sponsors will continue to offer significant potential for growth if the Company continues to actively market its portfolio of registration services to these segments.

     - Facilitating Ease of Use and Access to Registration Services. The Company introduced its RegistrationPlus service offering and has undertaken a number of additional initiatives that are intended to make the registration process easier, more streamlined and more accessible. The Company believes that ease of use is becoming increasingly important as the Internet is being more widely adopted by users who are less technically sophisticated. The RegistrationPlus service also simplifies the user payment process by validating and accepting credit card payments in real-time, including a customer confirmation number, via the Company's secure Internet based on-line payment system.

     - Establishing International Alliances. The Company established a strategic alliance with China's Internet Registry, Computer Network Information Center, Chinese Academy of Sciences ("CNIC"), launched a Japanese version of its RegistrationPlus service through an agreement with Japan's ASCII Corporation ("ASCII"), and launched an international version of its Premier Program to build a foundation for its international operations. Through these relationships the Company is offering "ease of use" solutions for entities worldwide for registration in the .com, .org and .net TLDs. The Company established a multilingual call center capability to further assist with international registrations through its internal call center as well as through its outsourced call center.

     - Working with Major Platform Providers to Embed the Registration Function. The Company is seeking to expand its domain name registration business through agreements with major platform providers (i.e., operating system manufacturers or hardware vendors who provide bundled operating system software) to embed an automated registration function through a "point-and-click" interface directly into the installation procedures. For example, in October 1998, the Company entered into an agreement with Encompass, Inc. for the development and marketing of a user interface to personal computer manufacturers that will provide personal computer buyers with access to the Company's domain name registration services upon initialization of the computer.

Internet-Based Products and Services

The Company has introduced a portfolio of Internet-based products and services and intends to develop additional Internet-based products and services, which may include directory and other Internet identity services, that allows the Company to build upon its position in the registration process and make use of the customer data that it collects. In 1998, the Company introduced the following portfolio of Internet-based products and services:

     - dot com mail service. In August 1998, the Company launched dot com mail, a portable, personalized e-mail service, to help small businesses maximize their brand names on the Internet. The dot com mail service is hosted by the Company's outsourcing vendor, Critical Path, Inc., and enables a business to use its unique domain name for its e-mail address instead of the domain name of its Internet access provider. Currently, the dot com mail service is available only to customers who reserve a domain name which is hosted by the Company.

     - dot com toolkit resource center. In September 1998, the Company launched the dot com toolkit, a small business resource center that provides access to tools and services for setting up a Web site and conducting business on the Internet. The dot com toolkit resource center is available on the Company's Web site and offers tools and services categorized into four areas: starting a business on-line; setting up an Internet presence; managing a business online; and promoting a business online. Within each category, the resource center visitor has the ability to purchase services from a select group of companies that have contracted with the Company to be included in the resource center, such as MindSpring Enterprises, Inc., EarthLink Network, Inc., Sage Networks Inc. and Value Web, members of the Company's Alliance Program, and others, such as Business Filings, Inc., infoUSA, Inc., LinkExchange, Inc., Thomson & Thomson, Inc., VeriSign, Inc. and AtWeb, Inc. The Company receives referral fees from certain purchases made by the Company's customers from links in the dot com toolkit resource center.

     - dot com promotions service. In August 1998, the Company launched its dot com promotions service through a joint marketing agreement with LinkExchange, Inc., a provider of tools and services for Web site owners. Through dot com promotions, a domain name registrant can link to and subscribe to various LinkExchange services which include (i) registering a Web site with over 400 Internet search engines by subscribing to the Submit It! Service; (ii) monitoring its rank in the search engines through the PositionAgent service; (iii) participating in a competitive advertising network that allows users to promote their Web sites and track success through the Banner Network service; and (iv) buying targeted advertising space on affordable Web sites through the LinkExchange Express service. The Company receives referral fees from certain purchases made by the Company's customers from links from the dot com promotions service.

See "Risk Factors -- Technological Change and Additional Technology, Products and Services."

Enterprise Network Consulting Services

The Company delivers enterprise network consulting services to some of the world's leading businesses that are utilizing Internet technologies for their internal enterprise networks (i.e., Intranets). The Company's engineers have extensive knowledge and experience in network engineering, network security and network management. The engineers have a broad base of expertise in such areas as local area network ("LAN")/wide area network ("WAN") protocols; routing, switching and remote access technology; virtual private networks; firewalls; IP addressing; domain name architecture; and UNIX, NT and other network operating systems. By leveraging this knowledge and experience, the Company is able to provide solutions to clients' complex network needs.

     - Network Engineering. The Company offers a line of services to help develop, optimize, and integrate enterprise network solutions in a manner tailored to individual clients' needs. All of these services are focused on building a strong network foundation for the enterprise. This includes service level analysis of IP address space engineering; DNS and dynamic host configuration protocol ("DHCP") architecture engineering; routing and switching architecture engineering; Extranet architecture engineering; virtual private network architecture engineering; and electronic messaging and architecture engineering.

     - Network and System Security. The Company provides a range of security consulting services to allow clients to protect the integrity of their data and systems. The enterprise network's security architecture establishes the access and protection controls that will permit internal and remote users to access computer systems, databases and applications on the network, while protecting against unauthorized or inadvertent access to information or misuse of systems services. The Company's methods to secure the backbone, LAN-to-WAN access, remote access and facilities can supplement or replace existing systems security measures. The Company maintains resident expertise in emerging network protocols, encryption and key technologies, firewalls, packet filters, proxy servers, secure remote access strategies and secure Intranet servers.

     - Network Management. The Company provides a range of services to allow clients to control their mission-critical network performance. Such services include developing network capacity plans and performance management tools, conducting baseline assessments, performing network optimization and tuning, integrating new technology, and implementing complex network management centers. The Company also provides planning and analysis to implement disaster recovery and contingencies for network system failures.

The Company sells and markets its enterprise network consulting services primarily to large companies that utilize their enterprise networks for a strategic advantage. Through December 28, 1998, the Company had provided enterprise network consulting services to more than 20 individual companies during calendar year 1998. The Company's enterprise network consulting services are generally provided to clients on a time and expense basis. The Company also performs a limited number of engagements on a fixed-price basis. The Company is continuing to enhance its new business acquisition capabilities by expanding its sales and marketing team with senior account executives assigned to key clients in regional territories.

The majority of the Company's enterprise network consulting services are provided to customers in the financial services industry. Bank America (formerly NationsBanc) is currently the Company's largest consulting services client, accounting for 49% of the Company's enterprise network consulting services business net revenue and 3.7% of the Company's total net revenue in the nine months ended September 30, 1998. NationsBanc originally contracted with the Company in 1993 and the Company currently provides network design and engineering services as well as a variety of project specific services under the contract.

MARKETING AND DISTRIBUTION RELATIONSHIPS

The Company has established relationships with many companies and intends to continue to establish and expand relationships with companies worldwide to promote its services, penetrate new customer bases and integrate third party products and services.

Strategic Programs with Internet Access Providers and Others

The Company has entered into agreements to provide enhanced services to certain Internet access providers, including ISPs, both in the United States and in other countries, who register a significant number of second-level domain names with the Company on behalf of their customers.

     - Premier Program. The Premier Domain Registration Service Program ("Premier Program") provides such Internet access providers with personalized account management, customized billing and financial reports, private e-mail boxes and other customized features. As of December 28, 1998, the Company had entered into agreements with 140 companies under the Premier Program which include agreements with 65 companies located in the United States and 75 companies located in Canada, Australia, New Zealand and the European, South American and Asia-Pacific regions, including: America Online, Incorporated (PrimeHost Division), Demon Internet Ltd., EarthLink Network, Inc., Hong Kong Telecom, MCI, Inc., MindSpring Enterprises, Inc., Singapore Telecommunications, Ltd. and Verio Inc. ("Verio"). In addition, beginning with the 1998 Christmas holiday season, the Company and Verio launched a bundled service offering which includes the Company's registration services and Verio's Web hosting services. The bundled service offering, the "dot com family special holiday offer," is the first bundled offering in which the Company has participated and is targeted to consumers seeking an easy, innovative way to communicate via the Internet.

     - Alliance Program. The Company is expanding upon its current relationships with certain Internet access providers that have agreed to participate in the Premier Program by including them in the Alliance Program. The Alliance Program is available to members of the Premier Program who have participated in the program for a minimum of one year and who have registered a significant number of second-level domain names with the Company. The Alliance Program is designed to enable the Company and its participating companies to provide reciprocal links and referrals to the other party's distribution channels for each other's complementary services. Through these relationships with EarthLink, MindSpring, Sage Networks and ValueWeb, the Company seeks to deliver its enhanced registration services and identify additional opportunities to expand its registration services business.

     - Affiliate Program. In September 1998, the Company launched its new Affiliate Program. This program provides an easy way for small Internet access providers and other companies and individuals to establish a link to the Company's RegistrationPlus domain name registration process, enabling them to earn additional revenue and add value for their Web site visitors. The Affiliate Program is designed for participation by the thousands of Internet access providers, Web hosting companies, and Web site design companies that currently register their customers' domain names through the Company, as well as other companies and individuals who could benefit from providing this service to their customers. The program offers Affiliates easy sign-up to the program, real-time domain name lookup and registration for their customers, complete management reports and referral fees for domain name registration through the Web site links established under the program. As of December 28, 1998, approximately 1,900 Affiliates were part of the program.

Distribution Channel Marketing Agreements

The Company has developed co-marketing programs with channel partners designed to take advantage of their complementary marketing capabilities.

Domestic Agreements

In 1998, the Company entered into strategic agreements with Dun & Bradstreet Corporation ("D&B"), Inc. Online ("Inc."), infoUSA, Inc. ("infoUSA") and Centraal for the marketing and development of products and services to meet the future needs of the business marketplace.

     - The agreement with D&B makes it possible for businesses to register an Internet domain name and apply for a D&B D-U-N-S Number from either the D&B Web site or the Company's WorldNIC Services Web site. As part of the agreement, the Company and D&B placed a hyperlink on each other's Internet home page that will allow businesses and individuals registering for a domain name to complete that task and then apply for their D&B D-U-N-S Number or vice versa.

     - The Company's agreement with Inc. is intended to help small businesses establish a unique identity and grow a brand on the Internet. The Company is sponsoring Inc.'s "Guide to the Internet" Web site. In the "Guide to the Internet," Inc. helps small-to-midsize companies navigate through the information and decisions needed to choose systems, tie them together, get employees to embrace them and apply them to strategic goals. From Inc.'s Web site, small businesses and individuals can hyperlink to the Company's WorldNIC Services Web site where they can register or reserve a domain name within minutes using the Company's RegistrationPlus services.

     - Under the Company's agreement with infoUSA, the Company and infoUSA are providing reciprocal links and referrals to each other's products and services so that the Company's customers can purchase infoUSA's sales leads and mailing lists services and receive instant information on any business for marketing or credit purposes. InfoUSA's customers will be able to register a domain name through the Company's RegistrationPlus service from the infoUSA home page or purchase any other service offered through the Company's Web site.

     - Under the Company's agreement with Centraal, the Company will market, sell and service Centraal's "RealName" subscription orders to domain name holders, directly and through the Company's channels worldwide. The RealName service is a Web navigation service that offers companies and brand and trademark owners a way to enhance their identities on the Internet and is complementary to the Company's domain name registration services. As part of the agreement, Centraal will place a hyperlink on its Web site that will allow Centraal customers to register a domain name with the Company.

International Agreements

The Company has also established additional distribution channels in Beijing, China through the CNIC, in Japan through ASCII and in Hong Kong through China Internet Corporation ("CIC").

     - Under the CNIC agreement, CNIC is promoting in China the benefit of registering domain names in the Company's .com, .org and .net TLDs through a joint marketing campaign with the Company in Chinese publications, Web sites and other media, and by providing seminars in China on registering domain names with the Company. Under the agreement, the Company is promoting domain name registration in .cn, the China country code top-level domain, under which CNIC is the registry.

     - In October 1998, the Company launched a Japanese language version of the Company's RegistrationPlus service, through a strategic agreement with ASCII. Through this relationship, the Company will make its RegistrationPlus service available to Japanese Internet users in the Japanese language, with a Japanese call center customer support help desk and through an advertising and marketing campaign in Japanese publications, Japanese Web sites and through other media.

     - Under the agreement with CIC, CIC is providing a link to the Company's RegistrationPlus domain name registration process as well as actively promoting domain name registrations in the .com, .org and .net

       TLDs with the Company through educational seminars, listings in Internet directories, and print and media campaigns in Hong Kong, Taiwan and China.

The Company intends to continue to establish additional distribution alliances for its domain name registration services in other selected international countries.

Agreements with Major Platform Providers to Provide the Registration Function

The Company intends to seek to expand its registration services business through agreements with major platform providers (i.e., operating system manufacturers or hardware vendors who provide bundled operating system software) to provide an automated registration function through a "point-and-click" interface directly into the software installation procedures. In October 1998, the Company entered into an agreement with Encompass, Inc. for the development and marketing of a user interface to personal computer manufacturers that will provide personal computer buyers with access to the Company's domain name registration services upon initialization of the computer.

Advertising

In December 1997, the Company launched its first significant marketing campaign, a targeted print and on-line advertising campaign for its registration services. This campaign was focused on small businesses and their need to establish their own unique identity and to grow a brand on the Internet. The Company is currently developing additional campaigns in this and other market segments. The Company also has launched several major multi-piece direct mail, print and Web site banner advertising campaigns announcing its new products and services, such as RegistrationPlus and dot com mail. In addition, the Company has run two national cable television ad campaigns for corporate branding to reinforce the Company's image as a trusted and reliable source of Web-based products and services.

In December 1998, the Company entered into two separate global marketing agreements with Yahoo! and Netscape under which the Company purchased advertising to broadly promote its domain name registration services and other services on certain Yahoo! and Netscape Web sites during 1999. Under the agreements with Yahoo! and Netscape, the Company will expand its promotions for domain name registration services in the .com, .org and .net TLDs globally and expects to extend the reach of the Network Solutions brand to the global Internet community.

Direct Sales

The Company's services are marketed and distributed directly through its Internet home pages. In addition, the Company is continuing to develop its product management, marketing and sales force to target channel and distribution partners to offer the Company's registration services electronically through existing Web sites and through other direct channels, such as direct mail and telemarketing. The Company is seeking to expand the number of registrations in targeted customer segments both domestically and internationally. The Company is targeting customer segments such as small business users, individuals, holders of trademarks, service marks and product marks and event sponsors.

OPERATIONS

To register a domain name within the .com, .org, .net and .edu TLDs, the Company's customer or the customer's Internet access provider on behalf of the customer (i) completes a registration application which is submitted to the Company via e-mail or (ii) submits a Web-based registration application through the Company's WorldNIC Services Web site. Once the customer is registered, the domain name is included in the TLD zone file that is updated nightly.

In September 1998, the Company launched a new top-level domain name server in London to enhance the availability of .com, .org and .net domain name lookups. The addition of this server in London will aid European customers by shortening the electronic distance between them and their final Internet destination. The worldwide DNS consists of a number of computers worldwide that translate all
 .com, .org and .net domain names
into the appropriate computer numerical sequence (i.e. IP number), which uniquely identifies the target computer on the Internet. The addition of the new name server in London is a technical and operational recognition of the growth of .com, .org and .net usage in Europe and will benefit all Internet users who access .com, .org and .net domain names. The Company intends to add additional domain name servers in strategic locations throughout the world to enhance the availability of .com, .org and .net lookups and to better service its customers.

Nine T1 and two T3 (high-speed data communications line) links connected to eight ISPs support the Company's registration services. By connecting to eight different ISPs, the Company seeks redundancy to maintain constant access to the Internet should any given ISP or link develop complications. The Company believes its current network is adequate and that any additional capacity will be available in the future as needed.

Substantial portions of the Company's internally developed registration software have been custom-developed and are proprietary. The Company's internally developed registration software includes an automated registration capability that currently processes in excess of 90% of all new registration requests without human intervention.

The Company has an operating facility to support its current registration operations and customer support needs as well as to provide expansion capability for future business. The facility includes a call center, a training center equipped for both computer and telephone training and a new computer room with expanded systems and telecommunications services. The Company contracts for a back-up facility to a third party's secure facility in California to provide redundancy and enhanced reliability for its Internet root zone administration.

ONGOING PRIVATIZATION OF INTERNET ADMINISTRATION

The Internet is not bound by geography and neither the U.S. Government nor any organization or entity currently has formal authority over all aspects of the Internet. There is, however, a requirement for central policy decisions surrounding the coordination of the administrative services required for the registration, allocation and use of TLDs and IP numbers, and for the effective global operation of the Internet. This role has been generally filled through mutual cooperation and interrelated informal agreements, historical leadership from an unincorporated entity called IANA and involvement from the U.S. Government. With the onset of increased commercial growth of the Internet, the U.S. Government initiated an activity directed at increased privatization of the policy making and central administration of the Internet. Without authoritative policy making it has become more difficult to achieve consensus in the historical manner. Failure to achieve consensus among the various groups who now informally administer the Internet could disrupt Internet operations or delay infrastructure improvements or changes in operations needed to maintain and expand the Internet.

Within the U.S. Government, leadership for the continued privatization of Internet administration is currently provided by the NTIA. After a series of draft proposals and public comment periods, on June 10, 1998, the NTIA published in the Federal Register a plan referred to as the Statement of Policy or "White Paper," calling for the formation of a not-for-profit corporation to assume responsibilities relating to the DNS, but not to perform actual registration of domain names either as a registrar or registry. The Statement of Policy invites private sector Internet stakeholders to work together to form a new private, not-for-profit corporation to oversee policy for the Internet name and address system and provides that:

     - the not-for-profit corporation should be headquartered and incorporated in the United States and have a board of directors from around the world;

     - in making a decision to devolve U.S. government oversight of the DNS to the not-for-profit corporation, the U.S. government will be guided by, and consider the entity's commitment to, the principles of stability, competition, private bottom-up coordination and representation;

     - to the extent that the not-for-profit corporation is established and operationally stable, transition to the private sector of DNS administration will be phased in by September 30, 2000; and

     - the not-for-profit corporation ultimately should have the authority to:

        -- set policy for and direct allocation of IP number blocks to regional
           Internet number registries;

        -- oversee operation of the authoritative Internet root server system;

        -- oversee policy for determining the circumstances under which any new
           TLDs are added to the root system; and

        -- coordinate the assignment of other Internet technical parameters as needed to maintain universal connectivity on the Internet.

The Statement of Policy distinguishes between the registry and registrar functions of the DNS, both of which functions are currently performed exclusively by the Company in the .com, .org, .net and .edu TLDs, and calls for increased competition. The registry maintains the database of information that allows the Internet infrastructure to function securely and reliably. The registry also is responsible for maintaining a TLD's zone files, which contain the name and corresponding IP number of each second level domain name in that TLD. The current technical structure of the Internet will permit only one registry for each TLD. A registrar acts as the interface between the registry and the end-user domain name holders. Registrars submit to the registry information and other data for each of their customers that has a second level domain name in that TLD. A registrar can provide value-added products and services in addition to its basic registration service. Numerous registrars will be able to operate within each TLD.

Prior to the publication of the Statement of Policy, several groups circulated proposals on how the DNS should be administered. Following the publication of the Statement of Policy, the International Forum for the White Paper (the "IFWP") was established in an attempt to bring some order to the process. The IFWP was a forum for discussion among Internet stakeholders including Internet access providers, content developers, trademark owners, networkers, intergovernmental groups, policy experts, end-users and others. The purpose of the IFWP was to coordinate international meetings for stakeholders to discuss the transition of DNS administration to the private sector as outlined in the Statement of Policy. The IFWP has held four meetings, and the Company has been an active participant in each.

As part of the process initiated by the Statement of Policy, several proposals were put forward to the NTIA on the establishment and governance of the not-for-profit corporation. The proposals differed in several respects including, among others, their approaches to the following issues: place and form of incorporation; method for selection of the interim and permanent Board of Directors; who should be eligible to become a member and on what questions should the members vote; what authority should be granted to the Board of Directors and what authority should be reserved to the members, if any; and whether there should be separate supporting organizations and, if so, what authority these organizations should have. A newly-formed U.S. based private not-for-profit corporation with an international board of directors, denoted the Internet Corporation for Assigned Names and Numbers, submitted various proposals which formed the basis of discussion at a number of public and private meetings. As a result of these and other meetings and private negotiations, the process initiated by the Statement of Policy has resulted in the entry by the U.S. Government into a Memorandum of Understanding with ICANN. Under the MOU, the parties will jointly design, develop and test the mechanisms, methods and procedures that should be in place and the steps necessary to transition management responsibility for certain DNS functions to a private-sector not-for-profit entity. The MOU provides that once testing is successfully completed, it is contemplated that management of certain DNS functions will be transitioned to the mechanisms, methods and procedures designed and developed in this joint project.

The NTIA plan calls for a phased transition of its responsibilities for the DNS to the not-for-profit corporation over the period ending on September 30, 2000. Despite the significant efforts undertaken to date, it is impossible to predict at this time whether or when the process initiated by the Statement of Policy will result in the transition of specific DNS responsibilities and, if it does, the effect on the Company of such transition.

See "Risk Factors -- Ongoing Privatization of Internet Administration."

STATUS OF COOPERATIVE AGREEMENT

On January 1, 1993, the Company initiated phase-in of a Cooperative Agreement with the NSF. The three-month phase-in was followed by a five-year operations period (commencing April 1, 1993 and ending March 31, 1998) and a six-month flexibility period through September 1998. Effective in September 1998, the responsibility for the Cooperative Agreement was transferred to the NTIA. In October 1998, the Cooperative Agreement was amended to extend the flexibility period through September 30, 2000. As the U.S. Government transitions certain responsibilities for the DNS to the not-for-profit corporation, corresponding obligations under the Cooperative Agreement may be terminated and, as appropriate, covered in a contract between the not-for-profit corporation and the Company.

In the October 1998 Amendment, the Company and the NTIA agreed to plan for the transition to a shared registration system in a phased approach. The following summarizes certain terms of the October 1998 Amendment:

     - The Company will develop a protocol and associated software to support a shared registration system which will permit multiple registrars to provide registration services within the TLDs for which the Company now acts as exclusive registry and registrar. Implementation of the shared registration system will reflect an agreed-upon time line, which assumes that the U.S. Government does not request changes in the specifications, including the following dates:

        -- By March 31, 1999, the Company will initially deploy the shared registration system by establishing a test bed supporting actual registrations in .com, .org and .net by five registrars accredited by the not-for-profit corporation;

        -- By June 1, 1999, the shared registration system will be deployed by the Company and available to support multiple licensed and accredited registrars within the TLDs for which the Company acts as registry;

        -- By October 1, 1999, the Company will complete reengineering of its registry/registrar interface and back end systems so as to assure that the Company, acting as registry, will give all licensed and accredited registrars (including the Company, acting as registrar) equivalent access to registry services through the shared registration system;

     - The Company and other accredited entities will function as domain name registrars through the shared registration system. The shared registration system will, among other things, permit second level domain name holders to change registrars within the same registry without changing domain names;

     - The Company will also continue in its role as the registry of .com, .org and .net TLDs. Commencing upon the initial deployment of the shared registration system, the Company's price for registry services in the TLDs for which it now acts as registry will be no more than a dollar amount per registration, per year, agreed upon with the U.S. Government and reflecting the Company's costs and a reasonable return on its investment;

     - Commencing upon the initial deployment of the shared registration system, and for 18 months thereafter, the Company will permit any customer with whom it has an exclusive contract as registrar to obtain registration services from other registrars;

     - From the date of the October 1998 Amendment and for a period of 18 months after initial deployment of the shared registration system, the Company may not enter into any agreement that limits a party's ability to serve as a registrar or operate a registry;

     - The Company agreed to submit to the U.S. Government an electronic copy of all software and data, and a copy of documentation therefor, generated under the Cooperative Agreement through September 30, 1998. The U.S. Government agreed to take appropriate measures to protect the security and confidentiality of such data, software and documentation;

     - As provided in the Statement of Policy, the U.S. Government will effect the transition of certain DNS responsibilities through an agreement with the not-for-profit corporation that will (i) require the not-for-profit corporation to exercise the responsibilities delineated in the Statement of Policy in a transparent, non-arbitrary, and reasonable manner, (ii) prohibit the not-for-profit corporation from acting unjustifiably and arbitrarily to injure particular persons or entities or particular categories of persons or entities, and (iii) require the not-for-profit corporation to subject registrars to consistent requirements designed to promote a stable and robustly competitive DNS. Following completion of the U.S. Government's agreement with the not-for-profit corporation, the Company will negotiate a contractual relationship with the not-for-profit corporation; and

     - The Company has agreed to continue to function as the administrator for Root Server A and as a root zone administrator for Root Server J until such time as the U.S. Government instructs the Company to transfer either or both of those functions to the not-for-profit corporation or a specific alternate entity.

See "Risk Factors -- Status of Cooperative Agreement."

COMPETITION

A principal objective expressed in the Statement of Policy is the introduction of competition and global participation in the management of Internet names and addresses including, among other things, competition among registrars within a single TLD and competition among existing and new TLDs. This objective is embodied, in part, in the October 1998 Amendment. Many aspects of how competition will work in the DNS, however, remain unsettled and could be impacted by, among other things, actions of the not-for-profit corporation. The Company currently faces competition in the domain name registration business from registries for country code TLDs, third level domain name providers such as Internet access providers and registrars and registries of TLDs other than those TLDs currently being administered by the Company. A number of entities have already begun to offer competing registration services using other TLDs.

Future competition with the Company as a registry or registrar could come from many different companies, including, but not limited to, domain name registration resellers, Internet access providers, major telecommunications firms and cable companies. Such entities have core capabilities to deliver registry and/or registrar services, such as help desks, billing services and network management, along with strong name recognition and Internet industry experience. Other companies with some or all of these capabilities may also enter the registration business. The Company's position as the leading registry and registrar of domain names could be materially and adversely affected by the emergence of any of the foregoing competitors and potential competitors, many of which have longer operating histories and significantly greater name recognition and greater financial, technical, marketing, distribution and other resources than the Company. In addition, the Company's revenue and fees could be impacted by increased competition, pricing pressures or a modification of billing practices. For example, other entities may bundle domain name registrations with other products or services. The Company believes that it is well positioned to succeed in a more competitive environment. However, the introduction of additional competition into the domain name registration business could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Increased Competition in Domain Name Registration Business."

In developing and distributing future products and services for the Internet-based services markets, the Company faces intense competition and expects to have multiple competitors for each of the products or services, if any, which it develops or sells. Many of the Company's potential competitors have longer operating histories, greater name recognition and significantly greater financial, technical, marketing, distribution and other resources than the Company. Furthermore, the industry in which the Company intends to compete is characterized by rapid changes and frequent product and service introductions. To the extent a competitor introduces a competitive product or service prior to introduction of the same or similar product or service by the Company, market acceptance of the competitor's product or service may adversely affect the Company's competitive position. See "Risk Factors -- Competition in Internet-Based Businesses and Enterprise Network Consulting Services."

Companies with Internet expertise are current or potential competitors to the Company's enterprise network consulting services. Such companies include systems integrators and consulting firms, such as Andersen Consulting, IBM Global Services and International Network Services. The Company also competes with certain companies that have developed products that automate the management of IP addresses and name maps throughout enterprise-wide Intranets, and with companies with internally-developed systems integration efforts. A number of these competitors and potential competitors have longer operating histories and greater name recognition and significantly greater financial, technical, marketing, distribution and other resources than the

Company. There can be no assurance that the Company will be able to successfully compete in the enterprise network consulting services area. Failure by the Company to successfully compete in the enterprise network consulting services area could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Competition in Internet-Based Businesses and Enterprise Network Consulting Services."

EMPLOYEES

As of December 31, 1998, the Company had approximately 386 full-time employees. None of the Company's employees are covered by collective bargaining agreements. The Company believes that its relations with its employees are good.

LEGAL PROCEEDINGS

As of December 1, 1998, the Company was a defendant in three active lawsuits involving domain name disputes between trademark owners and domain name holders. The Company is drawn into such disputes, in part, as a result of claims by trademark owners that the Company is legally required, upon request by a trademark owner, to terminate the right the Company granted to a domain name holder to register a domain name which is alleged to be similar to the trademark in question. The holders of the domain name registrations in dispute have, in turn, questioned the Company's right, absent a court order, to take any action which suspends their use of the domain names in question. Although 46 out of approximately 4,500 of these situations have resulted in suits actually naming the Company as a defendant, as of December 1, 1998, no adverse judgment has been rendered and no award of damages has ever been made against the Company. The Company believes that it has meritorious defenses and vigorously defends itself against these claims.

On March 20, 1997, PG Media, Inc., a New York-based corporation filed a lawsuit against the Company in the United States District Court, Southern District of New York alleging that the Company had restricted access to the Internet by not adding PG Media's requested TLDs to the Internet root zone system in violation of the Sherman Act. In its complaint, PG Media, in addition to requesting damages, asked that the Company be ordered to include reference to PG Media's TLDs and name servers in the root zone file administered by the Company under the Cooperative Agreement. The Company answered the complaint. In June 1997, the Company received written direction from the NSF not to take any action which would create additional TLDs or to add any new TLDs to the Internet root zone until the NSF provides further guidance. On September 17, 1997, PG Media filed a Second Amended Complaint adding the NSF as a defendant. On May 14, 1998, PG Media served the Company with a motion for a preliminary injunction against both defendants to compel both defendants to add PG Media's TLDs to the Internet root zone within 30 days. In response, both defendants filed cross-motions for summary judgment against PG Media. On July 20, 1998, a hearing on all parties' motions occurred. The basic issue before the court is the NSF's authority to control the Internet's root zone system. The court has taken the issue under advisement and no date has been indicated for the issuance of a decision. With the transition of the Cooperative Agreement from the NSF to the Department of Commerce, the Company is still required to request written direction from the U.S. Government before making or rejecting any modifications, additions or deletions to the root zone file, in accordance with the October 1998 Amendment.

On October 17, 1997, a group of six plaintiffs filed the Thomas suit against the Company and the NSF in the United States District Court, District of Columbia, challenging the legality of fees defendants charge for the registration of domain names on the Internet and seeking restitution of fees collected from domain name registrants in an amount in excess of $100 million, damages, and injunctive and other relief. Plaintiffs originally alleged violations of the Competition in Contracting Act ("CICA"), the Sherman Act and the U.S. Constitution. Following the filing of motions to dismiss by the defendants, the plaintiffs filed an amended complaint on January 30, 1998, dropping the cause of action based upon CICA, but adding alleged violations of the Administrative Procedures Act and the Independent Offices Appropriations Act. The plaintiffs also filed a motion for preliminary injunctive relief against the NSF concerning the "Intellectual Infrastructure Fund." On February 2, 1998, the United States District Court, District of Columbia, issued an order granting the plaintiffs' motion for a preliminary injunction, enjoining the NSF from spending any of the money collected by the Company for the Intellectual Infrastructure Fund. On February 10, 1998, the plaintiffs filed a motion for preliminary injunction against the Company seeking several items of relief. On February 24, 1998, the Company and the NSF filed motions to dismiss the amended complaint. Also on February 24, the plaintiffs filed a motion for partial summary judgment concerning the Intellectual Infrastructure Fund. The plaintiffs' motion for preliminary injunction against the Company and partial summary judgment against the NSF, and both motions to dismiss were heard before the Court on March 17, 1998. On April 6, 1998, the Court issued its opinion granting summary judgment in favor of the plaintiffs on the Intellectual Infrastructure Fund, ruling it an "unlawful tax." The court also granted the Company's motion to dismiss all other counts (II through X) and simultaneously denied the plaintiffs' preliminary injunction motion against the Company. On April 30, 1998, Congress passed H.R. 3579 which was signed into law by the President on May 1, 1998. Section 8003 of H.R. 3579 legalized, ratified and confirmed the entire Intellectual Infrastructure Fund and authorized and directed the NSF to deposit the entire fund into the U.S. Treasury. On May 5, 1998, the NSF filed a motion to vacate the preliminary injunction and to dismiss the case. On August 28, 1998, the District Court dismissed the entire case, issuing a final judgment in the matter. In October 1998, the plaintiffs appealed the court's dismissal of their claims, with oral argument scheduled for February 25, 1999.

On October 20, 1998, the Company was included as a defendant in a suit brought by the Pennsylvania Attorney General's office against a domain name holder who was alleged to have used his domain name in connection with a Web site promoting white supremacy and threatening certain state employees. The Pennsylvania Attorney General named all of the communications companies in any way connected with the domain name or Web site, including Internet access providers and Web site hosting companies. The Pennsylvania Attorney General seeks to permanently enjoin these entities, including the Company, from providing services to this domain name holder in the event that the domain name holder fails to comply with the order of the court. The Company has answered the complaint and denies any knowledge or participation in the actions of the primary defendant. No motions are pending and the Company expects to be dismissed from the matter.

While we cannot reasonably estimate the potential impact of the claims advanced in the PG Media, Thomas or Pennsylvania Attorney General suits, a successful claim against us in any of these proceedings could have a material adverse effect on our business, financial condition and results of operations.

On June 27, 1997, SAIC received a Civil Investigative Demand ("CID") from the U.S. Department of Justice ("DOJ") issued in connection with an investigation to determine whether there is, has been, or may be any antitrust violation under the Sherman Act relating to Internet registration products and services. The CID seeks documents and information from SAIC and the Company relating to their Internet registration business. The Company cannot reasonably estimate the potential impact of the investigation nor can it predict whether a civil action may ultimately be filed by the DOJ or the form of relief that might be sought. Any such relief from such a suit could have a material adverse effect on the Company's business, financial condition and results of operations.

On August 17, 1998, the Company received notice from the Commission of the European Communities of an investigation concerning the Company's Premier Program agreements in Europe. The EC requested production of these agreements and related materials for review. The Company cannot reasonably estimate the potential impact of the investigation nor can the Company predict whether an action will ultimately be brought by the EC or the form of relief that might be sought. Any such relief could have a material adverse effect on the Company's business, financial condition and results of operations.

The Company is involved in various other investigations, claims and lawsuits arising in the normal conduct of its business, none of which, in the opinion of the Company's management, will have a material adverse effect on its financial position, results of operations, cash flows or its ability to conduct business.

Legal proceedings in which the Company is involved have resulted and likely will result in, and any future legal proceedings can be expected to result in, substantial legal and other expenses to the Company and a diversion of the efforts of the Company's personnel.

                                   MANAGEMENT

The name, age and position held with the Company by each of the executive officers and directors of the Company as of December 31, 1998 are set forth below:

------------------------------------------------------------------------------------------------------
              NAME                AGE                              POSITION
------------------------------------------------------------------------------------------------------
Michael A. Daniels (1)..........  52    Chairman of the Board and Acting Chief Executive Officer
Robert J. Korzeniewski..........  41    Chief Financial Officer and Acting Chief Operating Officer
Bruce L. Chovnick...............  38    Senior Vice President and General Manager, Consulting Services
Jonathan W. Emery...............  46    Senior Vice President, General Counsel and Secretary
David H. Holtzman...............  42    Senior Vice President, Engineering
Donald N. Telage................  53    Senior Vice President, Internet Relations and Special Programs
                                        and Director
Douglas L. Wolford..............  37    Senior Vice President, Marketing and Sales
Charles A. Gomes................  52    Vice President, Customer Programs
Michael G. Voslow...............  39    Vice President, Finance and Treasurer
J. Robert Beyster (1)...........  73    Director
Craig I. Fields (2).............  52    Director
John E. Glancy (2)..............  52    Director
J. Dennis Heipt (1).............  56    Director
William A. Roper, Jr. (2).......  52    Director
Stratton D. Sclavos (1).........  37    Director

---------------
(1) Member of Compensation Committee.
(2) Member of Audit Committee.

MICHAEL A. DANIELS has served as Chairman of the Board of the Company since 1995 and as Acting Chief Executive Officer of the Company since November 1998. Since 1986, Mr. Daniels has served in various positions with Science Applications International Corporation ("SAIC") and has served as a Sector Vice President and Sector Manager for the Technology Applications Sector of SAIC since 1993. Prior thereto, Mr. Daniels served as a Group Senior Vice President of SAIC from 1991 to 1993. Mr. Daniels received a B.S. and an M.A. from Northwestern University and received a J.D. from the University of Missouri School of Law.

ROBERT J. KORZENIEWSKI has served as Chief Financial Officer of the Company since March 1996 and as Acting Chief Operating Officer since November 1998. From 1987 until October 1997, Mr. Korzeniewski held a variety of senior financial positions with SAIC and served as a Corporate Vice President for Administration of SAIC from 1989 until 1997. Mr. Korzeniewski is a Certified Public Accountant and received a B.S. in Business Administration from Salem State College.

BRUCE L. CHOVNICK has served as Senior Vice President and General Manager, Consulting Services of the Company since September 1997. From October 1993 until September 1997, Mr. Chovnick served in various executive leadership roles with General Electric Information Services, Inc., an electronic commerce company, and, most recently, he served as Vice President of its Global Internet Solutions business. Prior to that he was a Senior Manager of IBM Corporation, a computer systems, software, networking systems and storage devices manufacturer, from January 1984 to September 1993. Mr. Chovnick received a B.S. in Computer Science from the University of Florida.

JONATHAN W. EMERY has served as Senior Vice President, General Counsel and Secretary of the Company since December 1997. From 1986 until 1997, Mr. Emery held a variety of positions with Tambrands Inc., a consumer products company, most recently as Vice President, Senior Counsel and Assistant Secretary. Prior thereto, from 1977 until 1986, Mr. Emery was an Associate with the law firm of Brown & Wood. Mr. Emery received a B.A. from Trinity College, Hartford, Connecticut, and a J.D. from Boston University School of Law.

DAVID H. HOLTZMAN has served as Senior Vice President, Engineering of the Company since February 1997. From September 1995 until January 1997, he served as Business Development Manager, Development Manager and Chief Scientist, Internet Information Technology (InfoMarket) group of IBM Corporation, a computer systems, software, networking systems and storage devices manufacturer. Prior thereto, from May 1992 to 1994, he served as a Senior Associate at Booz-Allen & Hamilton, a management consulting firm. Mr. Holtzman received a B.A. in Philosophy from the University of Pittsburgh and a B.S. in Computer Science from the University of Maryland.

DONALD N. TELAGE has served as a director of the Company since May 1995 and as Senior Vice President, Internet Relations and Special Programs of the Company since February 1997. Dr. Telage also served as President and Chief Operating Officer of the Company from May 1995 to February 1997. Since 1986, Dr. Telage has served in various positions with SAIC and has served as a Group Senior Vice President of SAIC since 1993. Prior thereto, Dr. Telage served as a Corporate Vice President of SAIC from 1992 to 1993. Dr. Telage received his B.A. in Psychology from the University of Connecticut and received an M.A. and a Ph.D. in Mathematics from Clark University.

DOUGLAS L. WOLFORD has served as Senior Vice President, Marketing and Sales of the Company since December 1997. From December 1994 to November 1997, Mr. Wolford was employed by General Electric Information Services, Inc., an electronic commerce company, during which tenure he progressed to the position of General Manager -- Marketing (Americas). Prior thereto, he was employed from March 1989 to December 1994 by the National Academy of Engineering, most recently as Director, Development and Public Affairs. Mr. Wolford received a B.S. in Mechanical Engineering from North Carolina State University, a Certificat de Langue Francaise from Sorbonne University and an M.B.A. in Marketing from the University of Maryland.

CHARLES A. GOMES has served as Vice President, Customer Programs since March 1998. Mr. Gomes has been part of the Company's management team since 1984. From October 1995 to March 1998, Mr. Gomes served as Director of Customer Programs. Prior to assuming his current responsibilities, Mr. Gomes managed various programs and projects at the Company involving delivery of technical services to various federal and state government agencies. Mr. Gomes received a B.A. in Mathematics from the University of California, Davis, and a Master's of Education from Boston University.

MICHAEL G. VOSLOW has served as Vice President, Finance and Treasurer since March 1998 and as Treasurer of the Company since January 1997. From January 1995 to January 1997, Mr. Voslow was Vice President and Corporate Controller for MAXM Systems Corporation ("MAXM"), a worldwide provider of computer software and professional services. Prior to joining MAXM, Mr. Voslow was a Senior Manager at Price Waterhouse where he served from August 1983 to January 1995. Mr. Voslow is a Certified Public Accountant and received a B.S. in Business Administration from Miami University (Ohio) and an M.B.A. in Finance from Duke University.

J. ROBERT BEYSTER has served as a director of the Company since 1996. Dr. Beyster is the Chief Executive Officer and Chairman of the Board of SAIC, a company he founded in 1969. Dr. Beyster is a Fellow of the American Nuclear Society and a Fellow of the American Physical Society. Dr. Beyster is also the founder, President and a member of the Board of Trustees of the Foundation for Enterprise Development, a nonprofit organization that promotes employee ownership.

CRAIG I. FIELDS has served as a director of the Company since 1997. Dr. Fields has served as Chairman of the Defense Science Board since 1994. Dr. Fields has served as a consultant to several companies, including as a consultant to SAIC since 1994. Prior thereto, Dr. Fields served as Vice Chairman of Alliance Gaming Corporation, a diversified entertainment company, from 1994 to 1997. From 1990 until 1994, Dr. Fields served as Chairman and Chief Executive Officer of the Microelectronics and Computer-Technology Corporation, a privately held research and development consortium. Dr. Fields serves as a director of ENSCO International Incorporated, Projectavision, Inc., Muzak Incorporated, InterTech Group, Inc. and Firearms Training Systems, Inc.

JOHN E. GLANCY has served as a director of the Company since 1996. Dr. Glancy has held a number of senior positions with SAIC since 1980. Dr. Glancy has served as a Corporate Executive Vice President of SAIC since 1994 and as a director of SAIC since 1994. From 1991 until 1994, Dr. Glancy served as a Sector Vice President of SAIC.

J. DENNIS HEIPT has served as a director of the Company since February 1998. Since 1984, Mr. Heipt has served as Senior Vice President for Administration and Secretary of SAIC. Mr. Heipt has held various positions with SAIC since 1979.

WILLIAM A. ROPER, JR. has served as a director of the Company since 1996. Since 1990, Mr. Roper has served as Senior Vice President and Chief Financial Officer of SAIC. Mr. Roper also serves as a director of ODS Networks, Inc.

STRATTON D. SCLAVOS has served as a director of the Company since 1997. Mr. Sclavos has served as President, Chief Executive Officer and director of VeriSign, Inc., a provider of digital certificate services, since 1995. From 1993 until 1995, Mr. Sclavos served as Vice President of Worldwide Marketing and Sales for Taligent, Inc., a joint venture of Apple Computer, Inc., IBM Corporation and The Hewlett-Packard Company, Inc. From 1992 until 1993, Mr. Sclavos served as Vice President of Worldwide Sales and Business Development for GO Corporation, a mobile computing company. From 1988 until 1993, Mr. Sclavos served in various executive positions with MIPS Computers Systems.

Several officers and employees of SAIC currently serve as directors of the Company. It is anticipated that the Board of Directors of the Company will change in connection with the decrease in SAIC's percentage ownership and voting control of the Company.

                              SELLING STOCKHOLDERS

The following table sets forth certain information as of December 28, 1998 regarding the beneficial ownership of Common Stock by each of the Selling Stockholders and the shares of Class A Common Stock offered hereby by such Selling Stockholders. Prior to this offering, SAIC held approximately 96.3% of the combined voting power and 72.3% of the economic interest of the outstanding Common Stock. After this offering, SAIC will have approximately 89.0% of the combined voting power and approximately 44.8% of the economic interest of the outstanding Common Stock. Upon conversion of its remaining shares of Class B Common Stock into Class A Common Stock, which is expected to occur by May 31, 1999, assuming completion of this offering, SAIC will have approximately 44.8% of the combined voting power and economic interest of the outstanding Common Stock. No share information has been adjusted to reflect a 2-for-1 stock split, approved on December 31, 1998, to be effected in the form of a stock dividend on the shares of Class A Common Stock and Class B Common Stock outstanding on February 26, 1999 and to be distributed on March 23, 1999.

                                     ----------------------------------------------------------------
                                                           CLASS B COMMON STOCK
                                     SHARES BENEFICIALLY                          SHARES BENEFICIALLY
                                        OWNED PRIOR TO       NUMBER OF SHARES         OWNED AFTER
                                           OFFERING          BEING OFFERED (1)         OFFERING
                                     --------------------   -------------------   -------------------
         BENEFICIAL OWNER              NUMBER     PERCENT    NUMBER     PERCENT    NUMBER     PERCENT
         ----------------            ----------   -------   ---------   -------   ---------   -------
Science Applications International
  Corporation......................  11,925,000    100%     4,500,000    37.7%    7,425,000    100%

---------------
(1) Concurrent with this offering, SAIC will convert 4,500,000 shares of Class B Common Stock into 4,500,000 shares of Class A Common Stock to be sold in this offering.

                            ------------------------------------------------------------------------------------------
                                                               CLASS A COMMON STOCK
                              SHARES BENEFICIALLY                               SHARES BENEFICIALLY     SHARES SUBJECT
                                OWNED PRIOR TO           NUMBER OF SHARES           OWNED AFTER          TO UNVESTED
                                  OFFERING(1)             BEING OFFERED               OFFERING             OPTIONS
                            -----------------------   ----------------------   ----------------------   --------------
     BENEFICIAL OWNER         NUMBER     PERCENT(2)    NUMBER     PERCENT(2)    NUMBER     PERCENT(3)       NUMBER
     ----------------       ----------   ----------   ---------   ----------   ---------   ----------       ------
Science Applications
  International
  Corporation.............  11,925,000      72.3%     4,500,000      27.3%     7,425,000      44.8%         --
Donald N. Telage (4)......      49,721       1.1         30,236         *         19,485         *          73,500
Robert J. Korzeniewski
  (5).....................      37,671         *         24,978         *         12,693         *          64,120
David H. Holtzman (6).....      23,050         *         16,413         *          6,637         *          42,600
Jonathan W. Emery (7).....       9,490         *          8,373         *          1,117         *          24,000

---------------
 *  Less than 1%.
(1) This table is based on information supplied by the Selling Stockholders. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnotes and subject to community property laws, where applicable, the persons named above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Shares of Class A Common Stock that are issuable upon exercise of options that are exercisable within 60 days of December 28, 1998, and shares of Class A Common Stock that are issuable upon conversion of Class B Common Stock, are deemed to be beneficially owned by the person holding such options or such shares of Class B Common Stock, as the case may be, for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for purposes of computing the percentage ownership of any other person.
(2) Applicable percentage of beneficial ownership is based on 4,559,835 shares of Class A Common Stock outstanding as of December 28, 1998.
(3) Applicable percentage of beneficial ownership is based on 4,559,835 shares of Class A Common Stock outstanding as of December 28, 1998 after giving effect to the 4,500,000 shares of Class A Common Stock to be issued to and sold by SAIC upon conversion of 4,500,000 shares of Class B Common Stock and 80,000 shares of Class A Common Stock to be issued to and sold by the other Selling Stockholders upon exercise of stock options simultaneously with the closing of this offering.

(4) Includes 34,435 shares of Class A Common Stock issuable pursuant to options exercisable within 60 days of December 28, 1998.
(5) Includes 26,730 shares of Class A Common Stock issuable pursuant to options exercisable within 60 days of December 28, 1998.
(6) Includes 22,950 shares of Class A Common Stock issuable pursuant to options exercisable within 60 days of December 28, 1998.
(7) Includes 9,000 shares of Class A Common Stock issuable pursuant to options exercisable within 60 days of December 28, 1998.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

The authorized capital stock of the Company consists of 100,000,000 shares of Class A Common Stock, par value $0.001 per share, 29,425,000 shares of Class B Common Stock, par value $0.001 per share, and 10,000,000 shares of Preferred Stock, par value $0.001 per share. No shares of Preferred Stock are outstanding as of the date hereof. Of the 100,000,000 shares of Class A Common Stock authorized, as of December 28, 1998, 4,559,835 shares were outstanding, 1,570,423 shares were issuable upon exercise of outstanding stock options (of which options to purchase 129,983 shares were currently exercisable), 11,925,000 shares were reserved for issuance upon conversion of Class B Common Stock into Class A Common Stock and 810,392 shares were reserved for issuance pursuant to certain employee benefits plans (exclusive of the 1,570,423 shares reserved for issuance upon exercise of outstanding stock options). Of the 29,425,000 shares of Class B Common Stock authorized, 11,925,000 shares, or 100% of the outstanding shares of Class B Common Stock, are held by SAIC. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the form of Certificate of Incorporation of the Company and the Second Amended and Restated Bylaws (the "Bylaws") of the Company, a copy of each of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

On December 31, 1998, the Board of Directors of the Company approved a 2-for-1 stock split of the shares of Class A Common Stock and Class B Common Stock, to be effected in the form of a stock dividend on shares of Class A Common Stock and Class B Common Stock outstanding on February 26, 1999. The stock dividend will be distributed on March 23, 1999. SAIC intends to convert its remaining shares of Class B Common Stock to Class A Common Stock by May 31, 1999, assuming completion of this offering.

COMMON STOCK

Voting Rights

The holders of Class A Common Stock and Class B Common Stock generally have identical rights except that holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are entitled to ten votes per share on all matters to be voted on by stockholders. The holders of Common Stock are not entitled to cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy, voting together as a single class. subject to any voting rights granted to holders of any Preferred Stock. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock would be entitled to share ratably in all assets remaining after payment of liabilities subject to prior distribution rights and payment of any distributions owing to holders of shares of Preferred Stock then outstanding, if any. Holders of the shares of Common Stock have no preemptive rights, and the shares of Common Stock are not subject to further calls or assessment by the Company. There are no redemption or sinking fund provisions applicable to the shares of Common Stock.

Holders of Class A Common Stock and Class B Common Stock will share in an equal amount per share in any dividend declared by the Board of Directors, subject to any preferential rights of any outstanding Preferred Stock. Dividends consisting of shares of Class A Common Stock and Class B Common Stock may be paid only as follows: (i) shares of Class A Common Stock may be paid only to holders of Class A Common Stock and shares of Class B Common Stock may be paid only to holders of Class B Common Stock and (ii) shares shall be paid proportionally with respect to each outstanding share of Class A Common Stock and Class B Common Stock.

Conversion Rights

Each outstanding share of Class B Common Stock is convertible at the holder's option into one share of Class A Common Stock at any time prior to a Tax-Free Spin-Off (as defined below). Additionally, each share of Class B

Common Stock shall automatically convert into one share of Class A Common Stock if at any time prior to a Tax-Free Spin-Off the number of outstanding shares of Class B Common Stock owned by SAIC or any of its subsidiaries (or a Class B Transferee (as defined below) or any of its subsidiaries) represents less than 30% of the economic ownership represented by the aggregate number of shares of Common Stock then outstanding. If a Tax-Free Spin-Off occurs, shares of Class B Common Stock shall not be convertible into shares of Class A Common Stock at the option of the holder thereof.

Except as provided below, any shares of Class B Common Stock transferred to a person other than SAIC or any of its subsidiaries shall automatically convert to shares of Class A Common Stock upon such disposition. Prior to a Tax-Free Spin-Off, shares of Class B Common Stock representing more than a 50% economic interest in the Company transferred in a single transaction to one unrelated person (a "Class B Transferee") or among such Class B Transferee and its subsidiaries shall not automatically convert to shares of Class A Common Stock upon such disposition. Any shares of Class B Common Stock retained by SAIC following any such transfer of shares of Class B Common Stock to a Class B Transferee shall automatically convert into shares of Class A Common Stock upon such transfer. Shares of Class B Common Stock transferred to stockholders of SAIC or of a Class B Transferee in a transaction intended to be on a tax-free basis (a "Tax-Free Spin-Off") under the Code shall not convert to shares of Class A Common Stock upon the occurrence of such Tax-Free Spin-Off.

Following a Tax-Free Spin-Off, shares of Class B Common Stock shall be transferred as Class B Common Stock; provided, however, that shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock on the fifth anniversary of the Tax-Free Spin-Off, unless prior to such Tax-Free Spin-Off, SAIC, or the Class B Transferee, as the case may be, delivers to the Company written advice of counsel reasonably satisfactory to the Company to the effect that (i) such conversion could adversely affect the ability of SAIC or the Class B Transferee, as the case may be, to obtain a favorable ruling from the Internal Revenue Service that the distribution would be a Tax-Free Spin-Off or (ii) the Internal Revenue Service has adopted a general non-ruling policy on tax-free spinoffs and that such conversion could adversely affect the status of the transaction as a Tax-Free Spin-Off. If such written advice is received, approval of such conversion shall be submitted to a vote of the holders of the Common Stock as soon as practicable after the fifth anniversary of the Tax-Free Spin-Off, unless SAIC or the Class B Transferee, as the case may be, delivers to the Company written advice of counsel reasonably satisfactory to the Company prior to such anniversary that such vote could adversely effect the status of the distribution as a Tax-Free Spin-Off, including the ability to obtain a favorable ruling from the Internal Revenue Service. If such written advice is delivered, such vote shall not be held. Approval of such conversion will require the affirmative vote of the holders of a majority of the shares of both Class A Common Stock and Class B Common Stock present and voting, voting together as a single class, with each share entitled to one vote for such purpose. No assurance can be given that such conversion would be consummated. The foregoing requirements are intended to ensure that tax-free treatment of a Tax-Free Spin-Off is preserved should the Internal Revenue Service challenge such automatic conversion as violating the 80% vote requirement currently required by the Internal Revenue Code of 1986, as amended, for a Tax-Free Spin-Off.

PREFERRED STOCK

There are currently no shares of Preferred Stock outstanding. Under the Company's Certificate of Incorporation, the Board of Directors has the authority, without further action by the stockholders, to issue from time to time up to 10,000,000 shares of the Preferred Stock in one or more series and to fix the number of shares, designations, preferences, powers, and relative, participating, optional or other special rights and the qualifications or restrictions thereof. The preferences, powers, rights and restrictions of different series of Preferred Stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and purchase funds and other matters. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could decrease the amount of earnings and assets available for distribution to holders of Common Stock or affect adversely the rights and powers, including voting rights, of the holders of Common Stock, and may have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock.

REGISTRATION RIGHTS

Pursuant to the Registration Rights Agreement between the Company and SAIC, which holds 11,925,000 shares of Class B Common Stock, SAIC is entitled to certain rights with respect to the registration under the Securities Act of the shares of Class A Common Stock issuable upon conversion of the Class B Common Stock owned by SAIC. If the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders, SAIC is entitled to notice of the registration and is entitled to include, at the Company's expense, such shares therein, provided, among other conditions, that the underwriters have the right to limit the number of such shares included in the registration. In addition, SAIC may require the Company on not more than two occasions, to file a registration statement under the Securities Act with respect to its shares of Class A Common Stock, and the Company is required to use its best efforts to effect the registration, subject to certain conditions and limitations. The first such registration, which is the registration being effected hereby, will be at the Company's expense and the second such registration will be at SAIC's expense. The Company has agreed to indemnify SAIC in connection with any such registration.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

Certificate of Incorporation

The Company's Certificate of Incorporation provides that the Company's Bylaws may be repealed or amended only by a two-thirds vote of the Board of Directors or a two-thirds stockholder vote. In addition, those provisions of the Certificate of Incorporation may only be amended or repealed by the holders of at least two-thirds of the voting power of all the then-outstanding shares of stock entitled to vote generally for the election of directors voting together as a single class. The provisions described above, together with the ability of the Board of Directors to issue Preferred Stock as described under "-- Preferred Stock," may have the effect of deterring a hostile takeover or delaying a change in control or management of the Company.

Delaware Takeover Statute

Section 203 of the Delaware General Corporation Law ("Section 203"), subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine-confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines "business combination" to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially-owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person. As permitted by Section 203, the Company has elected not to be governed by the provisions of Section 203.

CERTAIN CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

The Company's Certificate of Incorporation provides that any person purchasing or acquiring an interest in shares of capital stock of the Company is deemed to have consented to the following provisions relating to intercompany agreements and to transactions with interested parties and corporate opportunities. The corporate charter of SAIC does not include comparable provisions relating to intercompany agreements, transactions with interested parties or corporate opportunities.

Transactions with Interested Parties

The Company's Certificate of Incorporation provides that no contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) between the Company and SAIC or any Related Entity (as such terms are defined below) or between the Company and any director or officer of the Company, SAIC or any Related Entity shall be void or voidable solely for the reason that SAIC, a Related Entity or any one or more of the officers or directors of the Company, SAIC or any Related Entity are parties thereto, or solely because any such directors or officers are present at, participate in or vote with respect to the authorization of such contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof). Further, the Company's Certificate of Incorporation provides that neither SAIC nor any officer or director thereof or of any Related Entity shall be presumed liable to the Company or its stockholders for breach of any fiduciary duty or duty of loyalty or failure to act in (or not opposed to) the best interests of the Company or the derivation of any improper personal benefit by reason of the fact that SAIC or an officer or director thereof or of such Related Entity in good faith takes any action or exercises any rights or gives or withholds any consent in connection with any agreement or contract between SAIC or such Related Entity and the Company. No vote cast or other action taken by any person who is an officer, director or other representative of SAIC or such Related-Entity, which vote is cast or action is taken by such person in his capacity as a director of the Company, shall constitute an action of or the exercise of a right by or a consent of SAIC, such subsidiary or Related Entity for the purpose of any such agreement or contract. For purposes of the foregoing, the "Company" and "SAIC" include all corporations and other entities in which the Company or SAIC, as the case may be, owns fifty percent or more of the outstanding voting stock, and "Related Entity" means one or more corporations or other entities in which one or more of the directors of the Company have a direct or indirect financial interest.

Competition by SAIC with the Company; Corporate Opportunities

The Company's Certificate of Incorporation provides that except as SAIC may otherwise agree in writing: (i) neither SAIC nor any subsidiary of SAIC (other than the Company) shall have a duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company; and (ii) neither SAIC nor any subsidiary (other than the Company), officer or director thereof will be presumed liable to the Company or to its stockholders for breach of any fiduciary duty by reason of any such activities or of such person's participation therein.

The Company's Certificate of Incorporation also provides that if SAIC or any subsidiary of SAIC (other than the Company) acquires knowledge of a potential transaction or matter which may be a corporate opportunity both for SAIC or such subsidiary and for the Company, SAIC shall be entitled to offer such corporate opportunity to the Company or SAIC as SAIC deems appropriate under the circumstances in its sole discretion and shall not be presumed liable to the Company or its stockholders for breach of fiduciary duty as a stockholder of the Company or controlling person of a stockholder by reason of the fact that SAIC or such subsidiary pursues or acquires such opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

Further, the Company's Certificate of Incorporation provides that in the event that a director, officer or employee of the Company who is also a director, officer or employee of SAIC acquires knowledge of a potential transaction or matter that may be a corporate opportunity both for the Company and SAIC (whether such potential transaction or matter is proposed by a third party or is conceived by such director, officer or employee of the: Company), such director, officer or employee shall be entitled to offer such corporate opportunity to the Company or SAIC as such director, officer or employee deems appropriate under the circumstances in his or her sole discretion, and no such director, officer or employee shall be presumed liable to the Company or its stockholders for breach of any fiduciary duty or duty of loyalty or failure to act in (or not opposed to) the best interests of the Company or the derivation of any improper personal benefit by reason of the fact that (i) such director, officer or employee offered such corporate opportunity to SAIC (rather than the Company) or did not communicate information regarding such corporate opportunity to the Company or (ii) SAIC pursues or acquires such corporate opportunity for itself or directs such corporate opportunity to another person or does not communicate information regarding such corporate opportunity to the Company.

The enforceability of the provisions discussed above under Delaware corporate law has not been established and, due to the absence of relevant judicial authority, counsel to the Company is not able to deliver an opinion as to the enforceability of such provisions. These provisions of the Company's Certificate of Incorporation eliminate certain rights that might have been available to stockholders under Delaware law had such provisions not been included in the Certificate of Incorporation, although the enforceability of such provisions has not been established.

The foregoing provisions of the Company's Certificate of Incorporation shall expire on the date that SAIC ceases to own beneficially Common Stock representing at least 20% of the number of outstanding shares of Common Stock and no person who is a director or officer of the Company is also a director or officer of SAIC or its subsidiaries.

Actions Under Intercompany Agreements

The Company's Certificate of Incorporation will also limit the liability of SAIC and its subsidiaries for certain breaches of their fiduciary duties in connection with action that may be taken or not taken in good faith under the intercompany agreements.

Advance Notice Provision

The Company's Bylaws provide for an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director or raise matters at such meetings will have to be received by the Company not less than 120 days prior to any meeting of the stockholders called for the election of directors, and must contain certain information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

                                  UNDERWRITING

J.P. Morgan Securities Inc. is acting as book running lead manager for this offering. J.P. Morgan Securities Inc. and Hambrecht & Quist LLC are acting as joint lead managers.

The Underwriters named below (the "Underwriters"), for whom J.P. Morgan Securities Inc., Hambrecht & Quist LLC, PaineWebber Incorporated and BancBoston Robertson Stephens are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the underwriting agreement among the Company, the Selling Stockholders and the Underwriters (the "Underwriting Agreement"), to purchase from the Selling Stockholders, and the Selling Stockholders have agreed to sell to the Underwriters, the respective number of shares of Class A Common Stock set forth opposite their names below:

                                                              ----------
                                                                NUMBER
                                                              OF SHARES
                        UNDERWRITERS                          ----------
J.P. Morgan Securities Inc..................................
Hambrecht & Quist LLC.......................................
PaineWebber Incorporated....................................
BancBoston Robertson Stephens...............................

                                                              ----------
Total.......................................................   4,580,000
                                                              ==========

The nature of the Underwriters' obligations under the Underwriting Agreement is such that all of the Class A Common Stock being offered, excluding shares covered by the over-allotment option granted to the Underwriters, must be purchased if any are purchased.

The Representatives have advised the Company and the Selling Stockholders that the several Underwriters propose to offer the Class A Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus and may offer the Class A Common Stock to selected dealers at such
price less a concession not to exceed $     per share. The Underwriters may
allow, and such dealers may reallow, a concession to other dealers not to exceed
$     per share. After the initial public offering of the Class A Common Stock, the public offering price and other selling terms may be changed by the Representatives.

SAIC has granted the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 687,000 additional shares of Class A Common Stock at the same price per share to be paid by the Underwriters for the other shares offered hereby. If the Underwriters purchase any such additional shares pursuant to the option, each of the Underwriters will be committed to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may exercise the option only to cover over-allotments, if any, made in connection with the distribution of the Class A Common Stock offered hereby.

The following table shows the per share and total underwriting discounts to be paid to the Underwriters by the Selling Stockholders. Such amounts are shown assuming both no exercise and full exercise of the Underwriters' option to purchase up to an additional 687,000 shares. The Company will not pay any underwriting discounts to the Underwriters in this offering.

                                                              ---------------------------
                                                                  PAID BY THE SELLING
                                                                     STOCKHOLDERS
                                                              NO EXERCISE   FULL EXERCISE
                                                              -----------   -------------
Per share...................................................   $              $
Total.......................................................   $              $

The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

The Company estimates that the total expenses of this offering, excluding
underwriting discounts, will be $          . The Selling Stockholders will not
be responsible for any such expenses.

In connection with this offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A Common Stock. Specifically, the Underwriters may overallot this offering, creating a syndicate short position. In addition, the Underwriters may bid for, and purchase, shares of Class A Common Stock in the open market to cover syndicate shorts or to stabilize the price of the Class A Common Stock. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing shares of Class A Common Stock in this offering, if the syndicate repurchases previously distributed Class A Common Stock in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the shares of Class A Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

The Company, the Selling Stockholders and certain of the Company's officers and directors have agreed, with limited exceptions, that, during the period beginning from the date of this Prospectus and continuing and including the date 180 days after the date of this Prospectus, they will not, directly or indirectly, (i) offer, sell, offer to sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities of the Company which are substantially similar to the Common Stock, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, Common Stock or any such substantially similar securities or
(ii) enter into any swap, option, future, forward or other agreement that transfers, in whole or in part, the economic consequence of ownership of Common Stock or any securities substantially similar to the Common Stock (other than pursuant to employee stock option and restricted stock plans existing on the date of this Prospectus) without the prior written consent of J.P. Morgan Securities Inc.

The Class A Common Stock is traded on the Nasdaq National Market under the symbol "NSOL."

From time to time in the ordinary course of their respective businesses, certain of the Underwriters and their affiliates have engaged in and may in the future engage in commercial and/or investment banking transactions with SAIC, the Company and their affiliates. Hambrecht & Quist LLC, J.P. Morgan Securities Inc. and PaineWebber Incorporated acted as representatives in connection with the Company's initial public offering which was consummated in October 1997.

                                 LEGAL MATTERS

Certain legal matters with respect to the validity of the Class A Common Stock offered hereby are being passed upon for the Company and the Selling Stockholders by Pillsbury Madison & Sutro LLP, Palo Alto, California and Washington, D.C. Cahill Gordon & Reindel, a partnership including a professional corporation, New York, New York, is acting as counsel to the Underwriters in connection with certain legal matters relating to the shares of Class A Common Stock offered hereby.

                                    EXPERTS

The financial statements as of December 31, 1996 and 1997, and for the periods from January 1, 1995 to March 10, 1995 and March 11, 1995 to December 31, 1995 and for the years ended December 31, 1996 and 1997, included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with them, which means we can disclose important information to you by referring you to those documents. The information included in the following documents is incorporated by reference and is considered to be a part of this Prospectus. The most recent information that we file with the SEC automatically updates and supersedes more dated information. We have previously filed the following documents with the SEC and incorporate them by reference into this Prospectus:

     1. Our Annual Report on Form 10-K for the year ended December 31, 1997;

     2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

     3. Our Current Reports on Form 8-K filed on October 9, 1998 and November 16, 1998; and

     4. The description of the Common Stock contained in Registration Statement on Form 8-A, filed by us with the SEC on August 8, 1997.

We also incorporate by reference all documents subsequently filed by pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the shares being offered in this Prospectus are sold.

We will provide without charge to each person to whom a Prospectus is delivered, including any beneficial owner, a copy of any or all of the information that has been incorporated by reference in this Prospectus. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to Jonathan W. Emery, Esq., Network Solutions, Inc. 505 Huntmar Park Drive, Herndon, Virginia 20170, telephone (703) 742-0400.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              REFERENCE
Report of Independent Accountants...........................  F-2, F-3
Statements of Financial Position as of December 31, 1996 and
  1997 and September 30, 1998 (Unaudited)...................       F-4
Statements of Operations for the Periods from January 1,
  1995 to March 10, 1995 and March 11, 1995 to December 31,
  1995, and for the Years Ended December 31, 1996 and 1997
  and for the Nine Months Ended September 30, 1997 and 1998
  (Unaudited)...............................................       F-5
Statements of Changes in Stockholders' Equity for the
  Periods from January 1, 1995 to March 10, 1995 and March
  11, 1995 to December 31, 1995, and for the Years Ended
  December 31, 1996 and 1997 and for the Nine Months Ended
  September 30, 1998 (Unaudited)............................       F-6
Statements of Cash Flows for the Periods from January 1,
  1995 to March 10, 1995 and March 11, 1995 to December 31,
  1995, and for the Years Ended December 31, 1996 and 1997
  and for the Nine Months Ended September 30, 1997 and 1998
  (Unaudited)...............................................       F-8
Notes to Financial Statements...............................       F-9

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Network Solutions, Inc.

In our opinion, the accompanying statements of operations, of changes in stockholder's equity and of cash flows present fairly, in all material respects, the results of operations and cash flows for Network Solutions, Inc. ("Predecessor") for the period from January 1, 1995 to March 10, 1995 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

As discussed in Note 1 to the financial statements, on March 10, 1995 Science Applications International Corporation acquired the outstanding stock of the Company. The financial statements for the periods subsequent to March 10, 1995 have been prepared on the basis of accounting arising from this acquisition. The financial statements for the period from January 1, 1995 to March 10, 1995 are presented on the Company's previous basis of accounting.

/s/ PRICE WATERHOUSE LLP

PRICE WATERHOUSE LLP

Falls Church, VA
March 17, 1997

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Network Solutions, Inc.

In our opinion, the accompanying statements of financial position and the related statements of operations, of changes in stockholder's equity and of cash flows present fairly, in all material respects, the financial position of Network Solutions, Inc. (a majority-owned subsidiary of Science Applications International Corporation) at December 31, 1997 and 1996, and the results of its operations and cash flows for the year ended December 31, 1997 and 1996 and for the period from March 11, 1995 to December 31, 1995 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 1 to the financial statements, on March 10, 1995 Science Applications International Corporation acquired the outstanding stock of the Company. The financial statements for the periods subsequent to March 10, 1995 have been prepared on the basis of accounting arising from this acquisition. The financial statements for the period from January 1, 1995 to March 10, 1995 are presented on the Company's previous basis of accounting.

/s/ PRICE WATERHOUSE LLP

PRICE WATERHOUSE LLP

Falls Church, VA
February 6, 1998

                            NETWORK SOLUTIONS, INC.

                        STATEMENTS OF FINANCIAL POSITION

                                                  --------------------------------------------------
                                                           DECEMBER 31,                SEPTEMBER 30,
                                                  ------------------------------       -------------
                                                     1996               1997               1998
                                                  -----------       ------------       -------------
                                                                                       (UNAUDITED)

ASSETS
Current assets:
Cash and cash equivalents.......................  $15,540,000       $ 41,146,000       $  9,124,000
Short-term investments, marketable securities...           --         40,200,000        107,876,000
Accounts receivable, net........................   12,587,000          5,792,000         13,922,000
Prepaids and other assets.......................      936,000          1,005,000          1,512,000
Deferred tax asset..............................   10,087,000         20,153,000         30,941,000
Restricted assets...............................   17,453,000         25,873,000            627,000
                                                  -----------       ------------       ------------
          Total current assets..................   56,603,000        134,169,000        164,002,000
Furniture and equipment, net....................    2,266,000          6,146,000          9,579,000
Long-term investments, marketable securities....           --                 --          6,272,000
Deferred tax asset..............................    4,968,000          8,128,000         11,292,000
Goodwill, net...................................    2,281,000          1,177,000            770,000
                                                  -----------       ------------       ------------
          Total assets..........................  $66,118,000       $149,620,000       $191,915,000
                                                  ===========       ============       ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities........  $ 2,581,000       $  6,426,000       $ 15,565,000
Due to parent...................................   15,295,000          1,250,000          2,587,000
Income taxes payable............................           --          5,042,000          3,090,000
Current portion of capital lease obligations....           --            842,000            861,000
Deferred revenue, net...........................   19,912,000         43,789,000         77,766,000
Internet fund liability.........................   17,453,000         25,873,000            627,000
                                                  -----------       ------------       ------------
          Total current liabilities.............   55,241,000         83,222,000        100,496,000
Capital lease obligations.......................           --          1,081,000            436,000
Long-term deferred revenue, net.................    9,440,000         17,662,000         28,964,000
                                                  -----------       ------------       ------------
          Total liabilities.....................   64,681,000        101,965,000        129,896,000
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.001 par value, authorized
  10,000,000 shares; none issued and outstanding
  in 1996, 1997 and 1998........................           --                 --                 --
Class A common stock, $.001 par value;
  authorized 100,000,000 shares; 3,795,000 and
  4,139,838 issued and outstanding in 1997 and
  1998..........................................           --              4,000              4,000
Class B common stock, $.001 par value;
  authorized 30,000,000 shares; 12,500,000 and
  11,925,000 issued and outstanding in 1996,
  1997 and 1998.................................       12,000             12,000             12,000
Additional paid-in capital......................    4,468,000         56,451,000         63,147,000
Accumulated deficit.............................   (3,043,000)        (8,812,000)        (1,295,000)
Accumulated other comprehensive income..........           --                 --            151,000
                                                  -----------       ------------       ------------
          Total stockholders' equity............    1,437,000         47,655,000         62,019,000
                                                  -----------       ------------       ------------
          Total liabilities and stockholders'
            equity..............................  $66,118,000       $149,620,000       $191,915,000
                                                  ===========       ============       ============

The accompanying notes are an integral part of these financial statements.

                            NETWORK SOLUTIONS, INC.

                            STATEMENTS OF OPERATIONS

                           -------------------------------------------------------------------------------------------
                                                                                                      COMPANY
                                                                                             -------------------------
                             PREDECESSOR                        COMPANY
                           ---------------   ---------------------------------------------       NINE MONTHS ENDED
                           JANUARY 1, 1995   MARCH 11, 1995     YEAR ENDED     YEAR ENDED          SEPTEMBER 30,
                            TO MARCH 10,     TO DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   -------------------------
                                1995              1995             1996           1997          1997          1998
                           ---------------   ---------------   ------------   ------------   -----------   -----------
                                                                                                    (UNAUDITED)

Net revenue..............    $ 1,177,000       $ 5,309,000     $18,862,000    $45,326,000    $30,896,000   $62,395,000
Cost of revenue..........        884,000         4,820,000      14,666,000     25,798,000     18,468,000    26,451,000
                             -----------       -----------     -----------    -----------    -----------   -----------
Gross profit.............        293,000           489,000       4,196,000     19,528,000     12,428,000    35,944,000
Research and development
  expenses...............             --                --         680,000      1,653,000      1,095,000     2,893,000
Selling, general and
  administrative
  expenses...............        280,000         2,114,000       6,280,000     12,268,000      7,893,000    24,438,000
Interest income..........             --                --        (496,000)    (2,211,000)    (1,054,000)   (4,423,000)
Other expenses...........          9,000            52,000              --        116,000             --        93,000
                             -----------       -----------     -----------    -----------    -----------   -----------
Income (loss) before
  income taxes...........          4,000        (1,677,000)     (2,268,000)     7,702,000      4,494,000    12,943,000
Provision (benefit) for
  income taxes...........         48,000          (287,000)       (643,000)     3,471,000      2,006,000     5,426,000
                             -----------       -----------     -----------    -----------    -----------   -----------
Income (loss) from
  continuing
  operations.............        (44,000)       (1,390,000)     (1,625,000)     4,231,000      2,488,000     7,517,000
Loss from discontinued
  operations, net of
  income taxes...........     (1,375,000)          (28,000)             --             --             --            --
                             -----------       -----------     -----------    -----------    -----------   -----------
Net income (loss)........    $(1,419,000)      $(1,418,000)    $(1,625,000)   $ 4,231,000    $ 2,488,000   $ 7,517,000
                             ===========       ===========     ===========    ===========    ===========   ===========
BASIC EARNINGS PER SHARE:
Income (loss) from
  continuing
  operations.............    $     (0.04)      $     (0.11)    $     (0.13)   $      0.32    $      0.20   $      0.47
Loss from discontinued
  operations.............          (1.32)               --              --             --             --            --
                             -----------       -----------     -----------    -----------    -----------   -----------
Net income (loss)........    $     (1.36)      $     (0.11)    $     (0.13)   $      0.32    $      0.20   $      0.47
                             ===========       ===========     ===========    ===========    ===========   ===========
DILUTED EARNINGS PER
  SHARE:
Income (loss) from
  continuing
  operations.............    $     (0.04)      $     (0.11)    $     (0.13)   $      0.31    $      0.20   $      0.45
Loss from discontinued
  operations.............          (1.32)               --              --             --             --            --
                             -----------       -----------     -----------    -----------    -----------   -----------
Net income (loss)........    $     (1.36)      $     (0.11)    $     (0.13)   $      0.31    $      0.20   $      0.45
                             ===========       ===========     ===========    ===========    ===========   ===========

The accompanying notes are an integral part of these financial statements.

                            NETWORK SOLUTIONS, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                         ---------------------------------------------------------------------------
                                          CLASS A COMMON STOCK       CLASS B COMMON STOCK         TREASURY STOCK
                                         -----------------------   -------------------------   ---------------------
                                          SHARES       AMOUNT        SHARES        AMOUNT       SHARES      AMOUNT
                                         ---------   -----------   -----------   -----------   --------   ----------
PREDECESSOR
Balance, December 31, 1994.............  1,159,000   $   12,000                                110,000    $(628,000)
Purchase of treasury stock.............         --           --                                  7,000      (30,000)
Net loss for the period from January 1
  to March 10, 1995....................         --           --                                     --           --
                                         ---------   ----------                                -------    ---------
Balance, March 10, 1995................  1,159,000   $   12,000                                117,000    $(658,000)
                                         =========   ==========                                =======    =========

--------------------------------------------------------------------------------------------------------------------
COMPANY
Purchase of outstanding common stock by
  SAIC on March 10, 1995...............         --           --    12,500,000    $   12,000
Net loss for the period from March 11
  to December 31, 1995.................         --           --            --            --
                                         ---------   ----------    ----------    ----------
Balance, December 31, 1995.............         --           --    12,500,000        12,000
Net loss for the year ended December
  31, 1996.............................         --           --            --            --
                                         ---------   ----------    ----------    ----------
Balance, December 31, 1996.............         --           --    12,500,000        12,000
Declaration of Class B dividend........         --           --            --            --
Conversion of Class B Common Stock.....    575,000           --      (575,000)           --
Issuance of Class A Common Stock.......  3,220,000   $    4,000            --            --
Net income for the year ended
  December 31, 1997....................         --           --            --            --
                                         ---------   ----------    ----------    ----------
Balance, December 31, 1997.............  3,795,000        4,000    11,925,000        12,000
Issuance of common stock pursuant to
  stock plans..........................    344,838                         --            --
Tax benefit associated with stock
  plans................................         --           --            --            --
Unrealized gain on securities..........         --           --            --            --
Net income for the nine months ended
  September 30, 1998...................         --           --            --            --
                                         ---------   ----------    ----------    ----------

Balance, September 30, 1998
  (unaudited)..........................  4,139,838   $    4,000    11,925,000    $   12,000
                                         =========   ==========    ==========    ==========

The accompanying notes are an integral part of these financial statements.

                            NETWORK SOLUTIONS, INC.

                                                       -----------------------------------------------------------
                                                                       ACCUMULATED
                                                        ADDITIONAL        OTHER         RETAINED         TOTAL
                                                         PAID-IN      COMPREHENSIVE     EARNINGS     STOCKHOLDERS'
                                                         CAPITAL         INCOME        (DEFICIT)        EQUITY
                                                       ------------   -------------   ------------   -------------
PREDECESSOR
Balance, December 31, 1994...........................  $ 1,241,000                    $   (373,000)  $    252,000
Purchase of treasury stock...........................           --                              --        (30,000)
Net loss for the period from January 1 to
  March 10, 1995.....................................           --                      (1,419,000)    (1,419,000)
                                                       -----------                    ------------   ------------
Balance, March 10, 1995..............................  $ 1,241,000                    $ (1,792,000)  $ (1,197,000)
                                                       ===========                    ============   ============
------------------------------------------------------------------------------------------------------------------
COMPANY
Purchase of outstanding common stock by
  SAIC on March 10, 1995.............................  $ 4,468,000                              --   $  4,480,000
Net loss for the period from March 11 to
  December 31, 1995..................................                                 $ (1,418,000)    (1,418,000)
                                                       -----------                    ------------   ------------
Balance, December 31, 1995...........................    4,468,000                      (1,418,000)     3,062,000
Net loss for the year ended December 31,
  1996...............................................           --                      (1,625,000)    (1,625,000)
                                                       -----------                    ------------   ------------
Balance, December 31, 1996...........................    4,468,000                      (3,043,000)     1,437,000
Declaration of Class B dividend......................           --                     (10,000,000)   (10,000,000)
Conversion of Class B Common Stock...................           --                              --             --
Issuance of Class A Common Stock.....................   51,983,000                              --     51,987,000
Net income for the year ended
  December 31, 1997..................................           --                       4,231,000      4,231,000
                                                       -----------                    ------------   ------------
Balance, December 31, 1997...........................   56,451,000                      (8,812,000)    47,655,000
Issuance of common stock pursuant to stock
  plans..............................................    4,456,000                              --      4,456,000
Tax benefit associated with stock plans..............    2,240,000                              --      2,240,000
Unrealized gain on securities........................           --     $  151,000               --        151,000
Net income for the nine months ended
  September 30, 1998.................................           --             --         7,517,00      7,517,000
                                                       -----------     ----------     ------------   ------------

Balance, September 30, 1998 (Unaudited)..............  $63,147,000     $  151,000     $ (1,295,000)  $ 62,019,000
                                                       ===========     ==========     ============   ============

The accompanying notes are an integral part of these financial statements.

                            NETWORK SOLUTIONS, INC.

                            STATEMENTS OF CASH FLOWS

                                        --------------------------------------------------------------------------------
                                           PREDECESSOR                                COMPANY
                                        -----------------   ------------------------------------------------------------
                                         JANUARY 1, 1995       MARCH 11, 1995         YEAR ENDED          YEAR ENDED
                                        TO MARCH 10, 1995   TO DECEMBER 31, 1995   DECEMBER 31, 1996   DECEMBER 31, 1997
                                        -----------------   --------------------   -----------------   -----------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss).....................    $ (1,419,000)         $ (1,418,000)        $ (1,625,000)       $  4,231,000
  Adjustments to reconcile net income
    (loss) to net cash provided by
    (used in) operating activities:
    Net loss from discontinued
      operations......................       1,376,000                28,000                   --                  --
    Depreciation and amortization.....          68,000               765,000            1,417,000           2,432,000
    Provision for uncollectible
      accounts receivable.............              --               124,000            3,597,000           8,082,000
    Deferred income taxes.............              --            (2,221,000)         (12,834,000)        (13,226,000)
    Tax benefit associated with stock
      plans...........................              --                    --                   --                  --
    Change in operating assets and
      liabilities:
    (Increase) decrease in accounts
      receivable......................        (161,000)           (3,385,000)         (12,144,000)         (1,287,000)
    (Increase) decrease in prepaids
      and other assets................         (36,000)               45,000             (925,000)            (69,000)
    (Increase) decrease in deposits...         (49,000)            1,053,000                   --                  --
    Increase in accounts payable and
      accrued liabilities.............         233,000               282,000            1,226,000           3,845,000
    Increase (decrease) in other
      liabilities.....................           8,000               (89,000)                  --                  --
    Increase in income taxes
      payable.........................              --                    --                   --           5,042,000
    Increase (decrease) in deferred
      revenue.........................         (30,000)            3,239,000           26,006,000          32,099,000
                                          ------------          ------------         ------------        ------------
      Net cash provided by (used in)
        operating activities..........         (10,000)           (1,577,000)           4,718,000          41,149,000
                                          ------------          ------------         ------------        ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of furniture and equipment...        (134,000)             (518,000)          (1,901,000)         (3,240,000)
Purchase of short-term investments,
  net.................................              --                    --                   --         (40,200,000)
Purchase of long-term investments.....              --                    --                   --                  --
Net investment in net assets of
  discontinued
  operations..........................         331,000               563,000             (208,000)                 --
                                          ------------          ------------         ------------        ------------
      Net cash provided by (used in)
        investing activities..........         197,000                45,000           (2,109,000)        (43,440,000)
                                          ------------          ------------         ------------        ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of bank borrowings..........        (293,000)             (834,000)                  --                  --
Dividend paid.........................              --                    --                   --         (10,000,000)
Capital lease obligations.............              --                    --                   --            (463,000)
Proceeds from issuance of common
  stock...............................              --                    --                   --          52,405,000
Purchase of treasury stock............         (30,000)                   --                   --                  --
Net transactions with SAIC............              --             2,371,000           12,926,000         (14,045,000)
                                          ------------          ------------         ------------        ------------
      Net cash provided by (used in)
        financing activities..........        (323,000)            1,537,000           12,926,000          27,897,000
                                          ------------          ------------         ------------        ------------
Net increase (decrease) in cash and
  cash equivalents....................        (136,000)                5,000           15,535,000          25,606,000
Cash and cash equivalents, beginning
  of period...........................         136,000                    --                5,000          15,540,000
                                          ------------          ------------         ------------        ------------
Cash and cash equivalents, end of
  period..............................    $         --          $      5,000         $ 15,540,000        $ 41,146,000
                                          ============          ============         ============        ============

                                                  COMPANY
                                        ---------------------------
                                        NINE MONTHS ENDED SEPTEMBER
                                                    30,
                                        ---------------------------
                                            1997           1998
                                        ------------   ------------
                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss).....................  $  2,488,000   $  7,517,000
  Adjustments to reconcile net income
    (loss) to net cash provided by
    (used in) operating activities:
    Net loss from discontinued
      operations......................            --             --
    Depreciation and amortization.....     1,635,000      2,613,000
    Provision for uncollectible
      accounts receivable.............     5,577,000      2,168,000
    Deferred income taxes.............    (9,649,000)   (14,061,000)
    Tax benefit associated with stock
      plans...........................            --      2,240,000
    Change in operating assets and
      liabilities:
    (Increase) decrease in accounts
      receivable......................       348,000    (10,298,000)
    (Increase) decrease in prepaids
      and other assets................      (896,000)      (507,000)
    (Increase) decrease in deposits...            --             --
    Increase in accounts payable and
      accrued liabilities.............     1,811,000      9,139,000
    Increase (decrease) in other
      liabilities.....................            --             --
    Increase in income taxes
      payable.........................            --     (1,952,000)
    Increase (decrease) in deferred
      revenue.........................    25,156,000     45,279,000
                                        ------------   ------------
      Net cash provided by (used in)
        operating activities..........    26,470,000     42,138,000
                                        ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of furniture and equipment...    (1,254,000)    (5,639,000)
Purchase of short-term investments,
  net.................................   (28,321,000)   (67,676,000)
Purchase of long-term investments.....            --     (6,012,000)
Net investment in net assets of
  discontinued
  operations..........................            --             --
                                        ------------   ------------
      Net cash provided by (used in)
        investing activities..........   (29,575,000)   (79,327,000)
                                        ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of bank borrowings..........            --             --
Dividend paid.........................            --             --
Capital lease obligations.............            --       (626,000)
Proceeds from issuance of common
  stock...............................            --      4,456,000
Purchase of treasury stock............            --             --
Net transactions with SAIC............     6,627,000      1,337,000
                                        ------------   ------------
      Net cash provided by (used in)
        financing activities..........     6,627,000      5,167,000
                                        ------------   ------------
Net increase (decrease) in cash and
  cash equivalents....................     3,522,000    (32,022,000)
Cash and cash equivalents, beginning
  of period...........................    15,540,000     41,146,000
                                        ------------   ------------
Cash and cash equivalents, end of
  period..............................  $ 19,062,000   $  9,124,000
                                        ============   ============

The accompanying notes are an integral part of these financial statements.

                            NETWORK SOLUTIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS
NOTE 1 -- ORGANIZATION AND BASIS OF PRESENTATION

Network Solutions, Inc. (the "Company") currently acts as the exclusive registrar of Internet domain names within the .com, .org, .net, and .edu top level domains ("TLDs") pursuant to a Cooperative Agreement with the National Science Foundation ("NSF") (Note 3). Domain names are used to identify a unique site or presence on the Internet. As registry and registrar to these TLDs, the Company registers new domain names and is responsible for the maintenance and dissemination of the master file of domain names through daily updates to the Internet. The Company also provides enterprise network consulting services, focusing on network engineering, network and systems security and network management solutions for commercial customers.

The Company was acquired by Science Applications International Corporation ("SAIC") on March 10, 1995 (the "acquisition"). Prior to the acquisition of the Company by SAIC, the Company's business included commercial and government contracts awarded to the Company on a competitive basis, including government contracts that were awarded to the Company partially upon the Company's then minority-owned status. The contracts which had been awarded to the Company based partially on the Company's then minority-owned status were transferred into a separately-owned entity prior to the acquisition of the Company by SAIC.

In November 1995, SAIC adopted a plan to transfer the Company's remaining government-based business to SAIC in order to enable the Company to focus on the growth of its commercial business, which includes registration and consulting services. This transfer was effective as of February 1996. The operating results of both the minority-based government contract business and the remaining government-based business, are reflected as discontinued operations in the financial statements of the Company for all periods presented (Note 13). The commercial operations, as defined, are reflected as continuing operations in the financial statements of the Company for all periods presented.

The financial statements for periods subsequent to March 10, 1995 are presented on the new basis of accounting arising from the acquisition (Note 9). The financial statements for the period from January 1, 1995 to March 10, 1995 are presented on the Company's previous basis of accounting. Subsequent to the acquisition, the results of continuing and discontinued operations include allocations by SAIC of: (i) costs for administrative functions and services performed on behalf of the continuing and discontinued operations of the Company by centralized staff groups within SAIC, (ii) SAIC's general corporate expenses,
(iii) pension and other retirement benefit costs, and (iv) cost of capital (Notes 8, 9 and 12). Only costs directly attributable to the Company's government-based business that were not incurred by the Company subsequent to the transfer of this business to SAIC have been included in discontinued operations.

NOTE 2 -- RECAPITALIZATION AND INITIAL PUBLIC OFFERING

On June 26, 1997, the Board of Directors amended the Certificate of Incorporation to provide for two classes of common stock, designated as Class A and Class B. The holders of Class A and Class B common stock generally have identical rights except that holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to ten votes per share. Each share of Class B common stock is convertible at the holder's option into one share of Class A common stock.

On October 1, 1997, the Company completed an initial public offering (the "IPO") of 3,795,000 shares of its $.001 par value Class A common stock, including 495,000 shares resulting from the exercise of certain overallotment provisions. The Company's net proceeds from the IPO, including overallotment, were $52.4 million based on the Company's direct sale of 3,220,000 shares of Class A common stock.

Prior to the offering, the Company was a wholly-owned subsidiary of SAIC. In conjunction with the IPO, SAIC converted 575,000 shares (including 75,000 overallotment shares) of Class B common stock into 575,000 shares of Class A common stock and directly sold the shares as a selling stockholder. Upon completion of the offering,

                            NETWORK SOLUTIONS, INC.

SAIC owned 100% of the outstanding Class B common stock representing 75.9% of the Company's equity and 96.9% of the combined voting power of the Company's outstanding Class B and Class A common stock.

On August 21, 1997, the Company's Board of Directors declared a $10,000,000 dividend to be paid to SAIC upon consummation of the IPO. This dividend was paid to SAIC on October 1, 1997.

NOTE 3 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NSF Cooperative Agreement
In December 1992, the Company entered into the Cooperative Agreement with the NSF under which the Company was to provide Internet domain name registration services for five TLDs: .com, .org, .net, .edu and .gov. These "registration services" include domain name registration and renewal, and throughout the registration term, maintenance of and unlimited modifications to individual domain name records and dissemination of records through updates to the Internet. The Cooperative Agreement became effective January 1, 1993. It includes a three-month phase-in period, a five-year operational period (commencing April 1, 1993 and ending March 31, 1998), and a six-month "flexibility period" through September 30, 1998. The Cooperative Agreement is subject to review by the NSF and may be terminated by the NSF at any time at its discretion or by mutual agreement. The NSF has stated that it will not be re-awarding a cooperative agreement at the end of the flexibility period.

The original terms of the Cooperative Agreement provided for a cost reimbursement plus fixed-fee contract (with a fee of 8%). Effective September 14, 1995, the NSF and the Company amended the Cooperative Agreement to require the Company to begin charging end users a services fee of $50 per year for each domain name in the .com, .org and .net TLDs. Registrants pay a services fee of $100 for two years of domain name services upon each initial registration and an annual renewal fee of $50 per year thereafter (collectively "registration fees"). The NSF paid the registration fees to the Company for domain names within the .edu and .gov TLDs through March 31, 1997. Commencing April 1, 1997, the Company agreed with the NSF to provide domain name services within the .edu and .gov TLDs free of charge. As of October 1, 1997, the Company no longer registers or administers domain names in the .gov TLD.

Under the terms of the September 14, 1995 amendment to the Cooperative Agreement, 30% of the registration fees collected by the Company is required to be set aside for the enhancement of the intellectual infrastructure of the Internet ("set aside funds") and, as such, is not recognized as revenue by the Company. The Company has reflected these set aside funds, along with the appropriate percentage of net accounts receivable (Note 4), as restricted assets and has recorded an equivalent, related current liability. The Company maintains the cash received relating to the set aside funds in a separate interest bearing account. This restricted cash at December 31, 1996 and 1997 was approximately $13,049,000 and $23,512,000, respectively. The set aside funds, plus any interest earned, are intended to be disbursed at the direction of the NSF. In November 1997, the Company disbursed $23 million out of this fund to the NSF at its direction.

Future collection or disbursement of these set aside funds will have no significant effect on the Company's business, net financial position, or results of operations (Note 15). For purposes of the Company's statements of cash flows, amounts relating to these restricted assets and the Internet fund liability have been excluded in their entirety.

Revenue Recognition
Prior to September 14, 1995, net revenue was recognized under the Cooperative Agreement on the basis of direct cost plus allowable indirect costs and the earned portion of the fee. Since September 14, 1995, registration fees charged to end users for registration services provided by the Company have been recognized on a straight-line basis over the life of the registration term, two years for initial registrations and one year for

                            NETWORK SOLUTIONS, INC.

renewals. The Company records revenue net of an estimated provision for uncollectible accounts receivable (Note 4).

Substantially all of the Company's enterprise network consulting services revenue is derived from professional services which are generally provided to clients on a "time and expense" basis and is recognized as services are performed.

Net revenue from two customers approximated 45% and 21% for the period from January 1, 1995 to March 10, 1995; 40% and 21% for the period from March 11, 1995 to December 31, 1995, and 20% and 0% for the year ended December 31, 1996. One of these customers was the NSF, whose impact on the above percentages of revenue was reflective of activity prior to the September 14, 1995 amendment of the Cooperative Agreement. During the year ended December 31, 1997, there were no customers which individually represented more than 5% of net revenues.

Deferred Revenue
Deferred revenue primarily represents the unearned portion of revenue related to the unexpired term of registration fees, net of an estimate for uncollectible accounts receivable (Note 4).

Cash and Cash Equivalents
The Company considers all highly liquid investments with original maturities of ninety days or less to be cash equivalents.

Financial Instruments
The recorded value of the Company's financial instruments, which include short-term investments, accounts receivable and accounts payable, approximates market value. Concentration of credit risks with respect to registration receivables is limited due to the wide variety and number of customers, as well as their dispersion across geographic areas. The Company has no derivative financial instruments.

Furniture and Equipment
Furniture and equipment are stated at cost. Depreciation on furniture, office and computer equipment is calculated principally using a declining-balance method over the useful lives of three to seven years. Equipment under capital leases is amortized using a declining-balance method over the shorter of the assets' useful lives or lease term, ranging from two to three years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets, generally six years.

Goodwill
Goodwill represents the excess of the purchase cost over the fair value of net assets acquired in the acquisition and is amortized over five years using the straight-line method. Amortization expense of $580,000, $715,000 and $686,000 for the period from March 11, 1995 to December 31, 1995, and the years ended December 31, 1996 and 1997, respectively, was included in selling, general and administrative expenses.

Software Development Costs
Effective January 1, 1996, research and development costs are expensed as incurred. Research and development costs incurred for all periods presented prior to January 1, 1996 were reimbursed to the Company by direct charges to contracts and are included in cost of revenue for those periods.

In accordance with Statement of Financial Accounting Standards ("SFAS") No. 86 "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed", the Company has not capitalized any significant software development costs as of December 31, 1997.

                            NETWORK SOLUTIONS, INC.

Income Taxes
Deferred taxes are accounted for under SFAS No. 109 "Accounting for Income Taxes," whereby deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between financial statement reporting and income tax purposes. A valuation allowance is recorded if it is "more likely than not" that some portion of or all of a deferred tax asset will not be realized.

For the period from the acquisition until the IPO, the Company filed tax returns as part of SAIC's consolidated tax group. Tax expense during this period has been determined as if the Company was a separate taxpayer and was charged to the Company by SAIC. Effective October 1, 1997, the Company is no longer part of SAIC's consolidated tax group for federal income tax purposes and will prepare its income tax returns as a separate entity.

Stock Based Compensation
The Company accounts for its stock option and employee stock purchase plans in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees". No compensation cost has been recognized by the Company for its employee stock plans. SFAS No. 123, "Accounting for Stock-Based Compensation", provides an alternative accounting method to APB No. 25 and requires additional pro forma disclosures (Note 12). The Company expects to continue to account for its employee stock plans in accordance with the provisions of APB No. 25.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make reasonable estimates and assumptions, based upon all known facts and circumstances that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Newly Issued Accounting Standards
Effective December 31, 1997, the Company adopted SFAS No. 128, "Earnings per Share", which replaces the presentation of primary earnings per share ("EPS") with a presentation of basic EPS and necessitates the dual presentation of basic and diluted EPS on the face of the statement of operations. In addition, during February 1998, the Company adopted Securities and Exchange Staff Accounting Bulletin ("SAB") No. 98, which, among other things, rescinded SAB No. 83 and thus eliminates the impact of common share equivalents granted by the Company at prices below the IPO offering price during the twelve months preceding the initial IPO filing and through the filing's effective date. All prior period EPS data have been restated as required by SFAS No. 128 and SAB No. 98. See Note 11 for the reconciliation of the numerator and denominator used in the basic and diluted EPS computations.

In June 1997, SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" was issued. SFAS No. 131 establishes standards for reporting information about operating segments in annual and interim financial statements issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997 and will have no impact on the Company's results of operations, financial position or cash flows.

INTERIM FINANCIAL STATEMENTS

The interim financial statements for the nine months ended September 30, 1997 and 1998 have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, these interim financial statements included in this report reflect all normal recurring adjustments which the Company considers necessary for fair presentation of the results of

                            NETWORK SOLUTIONS, INC.

operations for the interim periods covered and of the financial position of the Company at the date of the interim balance sheet. Certain information and footnote disclosures for the interim periods normally included in the annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate for understanding the information presented. The operating results for interim periods are not necessarily indicative of the operating results for the entire year. Prior periods have been restated for comparative purposes.

NOTE 4 -- ACCOUNTS RECEIVABLE

Accounts receivable consist of the following amounts as of December 31:

                                                              -------------------------------
                                                                  1996               1997
                                                              ------------       ------------
Billed......................................................  $ 27,430,000       $ 24,483,000
Unbilled....................................................     5,000,000          1,526,000
                                                              ------------       ------------
     Total accounts receivable before allowances............    32,430,000         26,009,000
Less -- Allowance for doubtful accounts.....................   (15,439,000)       (17,856,000)
     -- Accounts receivable allocable to 30% NSF set aside
     (Note 3)...............................................    (4,404,000)        (2,361,000)
                                                              ------------       ------------
Accounts receivable, net....................................  $ 12,587,000       $  5,792,000
                                                              ============       ============

Unbilled receivables consist of registration fees and time and material contract costs which have been incurred but which have not yet been billed. Under the Cooperative Agreement, 30% of collected registration fees will be set aside for disbursement at the direction of the NSF.

In accounting for registration fees, the Company initially records the gross amount of the registration fee to accounts receivable and deferred revenue. The allowance for estimated uncollectible accounts is recorded against both accounts receivable and deferred revenue balances (see Note 3 for treatment of the 30% NSF set aside). From the net deferred revenue balance, the Company records revenue on a straight-line basis over the registration term.

The provision for uncollectible accounts receivable, which is recorded on a straight-line basis over the registration term and deducted from gross registration fees in determining net registration revenue, was $124,000 for the period from March 11, 1995 to December 31, 1995 and $3,597,000 and $7,782,000,
respectively, for the years ended December 31, 1996 and 1997. An additional $300,000 of bad debt expense was recorded in 1997 for the write-off of consulting services receivables. The Company's allowance for uncollectible accounts receivable is associated solely with its registration services business. The Company believes it has been necessary to establish its provision for uncollectible accounts receivable due to the large number of individuals and corporations that have registered multiple domain names with the intention of reselling such names at a profit. The Company's experience has been that, in contrast to other registrants, such resellers have a higher tendency of default on their registration fees.

                            NETWORK SOLUTIONS, INC.

NOTE 5 -- FURNITURE AND EQUIPMENT

Furniture and equipment consist of the following amounts as of December 31:

                                                              -----------------------------
                                                                 1996              1997
                                                              -----------       -----------
Furniture and office equipment..............................  $   879,000       $   476,000
Computer equipment..........................................    4,033,000         8,619,000
Leasehold improvements......................................      234,000           288,000
                                                              -----------       -----------
     Furniture and equipment, at cost.......................    5,146,000         9,383,000
Less: Accumulated depreciation and amortization.............   (2,880,000)       (3,237,000)
                                                              -----------       -----------
Furniture and equipment, net................................  $ 2,266,000       $ 6,146,000
                                                              ===========       ===========

The above table includes $2,386,000 of computer equipment acquired during 1997 under capital lease agreements. Amortization expense related to capital leases totaled $915,000 in 1997. Total depreciation and amortization expense for the periods from January 1, 1995 to March 10, 1995 and March 11, 1995 to December 31, 1995 and the years ended December 31, 1996 and 1997 was $68,000, $185,000,
$702,000 and $1,746,000, respectively.

NOTE 6 -- ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following amounts as of December 31:

                                                              -----------------------------
                                                                 1996              1997
                                                              -----------       -----------
Accounts payable............................................  $ 1,054,000       $ 1,896,000
Accrued expenses............................................    1,412,000         2,384,000
Accrued payroll.............................................      115,000         2,146,000
                                                              -----------       -----------
Total accounts payable and accrued expenses.................  $ 2,581,000       $ 6,426,000
                                                              ===========       ===========

NOTE 7 -- LEASES

Future minimum lease payments, including fixed escalation increases, for office space and equipment under capital and operating leases with initial or remaining noncancelable lease terms in excess of one year as of December 31, 1997 are:

                                                              -----------------------------
                                                                CAPITAL          OPERATING
                  YEAR ENDING DECEMBER 31:                      LEASES            LEASES
                  ------------------------                    -----------       -----------
1998........................................................  $   957,000       $ 3,437,000
1999........................................................      885,000         3,438,000
2000........................................................      252,000         2,806,000
2001........................................................           --         1,818,000
2002........................................................           --         1,427,000
                                                              -----------       -----------
Total minimum lease payments................................    2,094,000       $12,926,000
                                                                                ===========
Less: Amounts representing interest.........................     (171,000)
                                                              -----------
Present value of minimum lease payments.....................    1,923,000
Less: Current portion.......................................     (842,000)
                                                              -----------
Long-term portion of capital lease obligations..............  $ 1,081,000
                                                              ===========

                            NETWORK SOLUTIONS, INC.

In December 1992, the Company entered into a lease agreement for the Company's headquarters in Herndon, Virginia. Subsequent to the acquisition, SAIC re-negotiated the lease with the landlord whereby SAIC posted a $1,000,000 letter of credit and then subleased the facilities to the Company under a lease expiring November 2002. During 1997, the Company leased a second facility in Herndon whose lease term expires in July 2002.

Lease expense related to the continuing operations for the periods from January 1, 1995 to March 10, 1995 and March 11, 1995 to December 31, 1995, and for the years ended December 31, 1996 and 1997 was $36,000, $342,000, $924,000 and
$2,188,000, respectively. Lease expense incurred by the discontinued operations for the periods from January 1, 1995 to March 10, 1995 and March 11, 1995 to December 31, 1995 was $208,000 and $328,000, respectively. Subsequent to March 10, 1995, the Company generated rental income from subleases in 1995 of $135,000, and $187,000 and $291,000 for the years ended December 31, 1996 and 1997, respectively.

NOTE 8 -- INTEREST EXPENSE AND INCOME

Interest expense reflected in continuing operations and discontinued operations for the period January 1, 1995 to March 10, 1995 was $9,000 and $51,000, respectively. Interest charges prior to the acquisition have been reflected in continuing and discontinued operations based on the debt balances associated with each of the continuing and discontinued operations. In addition, interest expense of $52,000 and $164,000 for the period from March 11, 1995 to December 31, 1995 was allocated by SAIC to the Company's continuing operations and discontinued operations, respectively, based upon SAIC's cost of capital calculation. For the year ended December 31, 1996, interest income of $496,000 was allocated by SAIC based upon the cost of capital calculation. From its acquisition by SAIC in March 1995 until December 1996, the Company participated in SAIC's centralized cash management system whereby cash received from operations was transferred to SAIC's centralized cash accounts and cash disbursements were funded from such centralized cash accounts. Accordingly, the SAIC cost of capital formula provided for charges and credits to the Company based upon management of certain assets, including accounts receivable and fixed assets. Such amounts are not necessarily indicative of the cost that would have been incurred if the Company had been operated as a separate entity.

Effective January 1, 1997, the Company was no longer subject to SAIC's cost of capital calculation in connection with the Company fulfilling its own treasury function. Interest paid for the periods from January 1, 1995 to March 10, 1995 and March 11, 1995 to December 31, 1995 and for the years ended December 31, 1996 and 1997 was $0, $103,000, $0 and $116,000, respectively.

NOTE 9 -- TRANSACTIONS WITH SAIC

Under the terms of the acquisition agreement, the Company was acquired by SAIC on March 10, 1995 in a stock-for-stock transaction accounted for as a purchase. The fair market value of the SAIC stock exchanged for the outstanding stock of the Company was approximately $3.9 million. The acquisition agreement provided for certain purchase adjustments and related additional stock issuance payments of approximately $600,000. After

                            NETWORK SOLUTIONS, INC.

reflecting certain purchase accounting adjustments, the net assets included on the opening balance sheet were as follows:

                                                              ----------
Current assets..............................................  $  929,000
Furniture and equipment.....................................     734,000
Goodwill....................................................   3,576,000
Other non-current assets....................................   1,047,000
                                                              ----------
                                                               6,286,000
Current liabilities.........................................   1,625,000
Net liabilities of discontinued operations..................     181,000
                                                              ----------
Net assets acquired at March 11, 1995.......................  $4,480,000
                                                              ==========

The financial statements as of and for the period from March 11, 1995 to December 31, 1995 and for the years ended December 31, 1996 and 1997 include significant transactions with other SAIC business units involving functions and services (such as cash management, tax administration, accounting, legal, data processing and employee benefit plans) that were provided to the Company by centralized SAIC organizations. The costs of these functions and services have been directly charged and/or allocated to the Company using methods that SAIC management believes are reasonable; primarily a percentage of budgeted administrative and overhead costs. Such charges and allocations are not necessarily indicative of the costs that would have been incurred if the Company had been a separate entity. Through August 9, 1996, the amounts allocated by SAIC to the Company included both administrative and overhead costs which are included in selling, general and administrative expenses and cost of revenue, respectively. Effective August 10, 1996, SAIC stopped allocating costs based generally upon pro rata labor and began assessing the Company for corporate services provided by SAIC at a fee equal to 2.5% of annual net revenue. The agreement may be terminated by either party upon 180 days prior written notice.

Amounts charged and allocated to the Company for these functions and services for the period from March 11, 1995 to December 31, 1995 and the years ended December 31, 1996 and 1997 were $516,000, $1,196,000 and $1,126,000, respectively, and are principally included in selling, general and administrative expenses. Additionally, certain interest charges/credits were allocated by SAIC to the Company (Note 8).

Sales as a subcontractor to SAIC for the period from March 11, 1995 to December 31, 1995 and the years ended December 31, 1996 and 1997 were $509,000, $1,505,000 and $2,445,000, respectively. In addition, because the Company was included in SAIC's consolidated tax returns for periods from acquisition until the IPO, the Company was obligated to make payment for its tax liability to SAIC in accordance with the tax sharing arrangement (Note 10). The due to parent balance represents the cumulative net activity of all transactions between the Company and SAIC. The Company reflects this activity in the statement of cash flows on a net basis because of the quick turnover, the large amounts and the short maturities of these related party cash transactions.

NOTE 10 -- PROVISION FOR INCOME TAXES

The results of the Company since its acquisition by SAIC until its IPO are to be included in SAIC's consolidated tax returns. The tax expense allocation is set forth in Note 3. Subsequent to the IPO, the Company is no longer part of SAIC's consolidated tax group for federal income tax purposes and will prepare its income tax returns as a separate entity.

                            NETWORK SOLUTIONS, INC.

The provision for (benefit) from income taxes charged to continuing operations consists of the following:

                                     --------------------------------------------------------------------
                                          FOR THE PERIOD 1995
                                     ------------------------------        YEAR ENDED         YEAR ENDED
                                     JANUARY 1 TO       MARCH 11 TO       DECEMBER 31,       DECEMBER 31,
                                       MARCH 10         DECEMBER 31           1996               1997
                                     ------------       -----------       ------------       ------------
Current:
  Federal..........................    $40,000          $1,521,000        $ 10,171,000       $ 13,931,000
  State............................      8,000             311,000           2,020,000          2,766,000
                                       -------          -----------       ------------       ------------
          Total current
            provision..............     48,000           1,832,000          12,191,000         16,697,000
                                       -------          -----------       ------------       ------------
Deferred:
  Federal..........................         --          (1,759,000)        (10,716,000)       (11,035,000)
  State............................         --            (360,000)         (2,118,000)        (2,191,000)
                                       -------          -----------       ------------       ------------
          Total deferred
            (benefit)..............         --          (2,119,000)        (12,834,000)       (13,226,000)
                                       -------          -----------       ------------       ------------
Provision for (benefit) from income
  taxes............................    $48,000          $ (287,000)       $   (643,000)      $  3,471,000
                                       =======          ===========       ============       ============

Deferred tax assets are comprised of the following temporary differences as of December 31:

                                                         -----------------------------
                                                            1996              1997
                                                         -----------       -----------
Deferred Revenue.......................................  $13,846,000       $26,295,000
Provision for uncollectible accounts receivable........    1,091,000         1,841,000
Other..................................................      118,000           145,000
                                                         -----------       -----------
Total deferred tax asset...............................  $15,055,000       $28,281,000
                                                         ===========       ===========

Tax valuation allowances were provided through March 10, 1995 against the net deferred tax assets of both continuing operations and discontinued operations. In connection with the acquisition purchase accounting, a determination was made that tax valuation allowances were no longer required.

Although the Company had a past history of net losses, it has not established a current valuation allowance for its deferred tax assets since, in the opinion of management, it is more likely than not that all of the deferred tax assets will be realized. The deferred tax assets relate primarily to registration fees which are taxable upon initial registration but are recognized in the financial statements over the next 12 to 24 months, the registration term.

A reconciliation of the provision for income taxes to the amount computed by applying the statutory federal income tax rate to income before income taxes is provided below. The statutory federal income tax rate used was 34% for the periods during 1995 and 35% for the years ended December 31, 1996 and 1997.

                                           -----------------------------------------------------------------
                                                FOR THE PERIOD 1995
                                           -----------------------------       YEAR ENDED        YEAR ENDED
                                           JANUARY 1 TO      MARCH 11 TO      DECEMBER 31,      DECEMBER 31,
                                             MARCH 10        DECEMBER 31          1996              1997
                                           ------------      -----------      ------------      ------------
Federal tax at statutory rate............    $ 1,000          $(570,000)       $(794,000)        $2,696,000
State income taxes, net of Federal tax
  benefit................................         --            (68,000)         (96,000)           374,000
Nondeductible goodwill amortization......         --            348,000          281,000            240,000
Other....................................      1,000              3,000          (34,000)           161,000
Valuation allowance......................     46,000                 --               --                 --
                                             -------          ---------        ---------         ----------
Provision for (benefit) from income
  taxes..................................    $48,000          $(287,000)       $(643,000)        $3,471,000
                                             =======          =========        =========         ==========

The Company paid income taxes of $119,000 for the period from January 1, to March 10, 1995.

                            NETWORK SOLUTIONS, INC.

NOTE 11 -- COMPUTATION OF EARNINGS (LOSS) PER SHARE

The following is a reconciliation of the numerator and denominator used in the basic and diluted EPS computations for continuing operations:

                                                      -----------------------------------------------
                                                        INCOME                                 PER
                                                        (LOSS)             SHARES             SHARE
                                                      (NUMERATOR)       (DENOMINATOR)        AMOUNT
                                                      -----------       -------------       ---------
January 1, 1995 to March 10, 1995 Loss Per Share:
Basic...............................................  $   (44,000)        1,046,000          $(0.04)
                                                                                             ======
Dilutive securities:
  Outstanding options...............................           --                --
                                                      -----------        ----------
Diluted.............................................  $   (44,000)        1,046,000          $(0.04)
                                                      ===========        ==========          ======

March 11, 1995 to December 31, 1995 Loss Per Share:
Basic...............................................  $(1,390,000)       12,500,000          $(0.11)
                                                                                             ======
Dilutive securities:
  Outstanding options...............................           --                --
                                                      -----------        ----------
Diluted.............................................  $(1,390,000)       12,500,000          $(0.11)
                                                      ===========        ==========          ======

1996 Loss Per Share:
Basic...............................................  $(1,625,000)       12,500,000          $(0.13)
                                                                                             ======
Dilutive securities:
  Outstanding options...............................           --                --
                                                      -----------        ----------
Diluted.............................................  $(1,625,000)       12,500,000          $(0.13)
                                                      ===========        ==========          ======

1997 Earnings Per Share:
Basic...............................................  $ 4,231,000        13,305,000          $ 0.32
                                                                                             ======
Dilutive securities:
  Outstanding options...............................           --           178,000
                                                      -----------        ----------
Diluted.............................................  $ 4,231,000        13,483,000          $ .031
                                                      ===========        ==========          ======

Nine Months Ended September 30, 1998 (Unaudited):
Basic...............................................  $ 7,517,000        15,888,000          $ 0.47
                                                                                             ======
Dilutive securities:
  Outstanding options...............................           --           656,000
                                                      -----------        ----------
Diluted.............................................  $ 7,517,000        16,544,000          $ 0.45
                                                      ===========        ==========          ======

Nine Months Ended September 30, 1997 (Unaudited):
Basic...............................................  $ 2,488,000        12,501,000          $ 0.20
                                                                                             ======
Dilutive securities:
  Outstanding options...............................           --            99,000
                                                      -----------        ----------
Diluted.............................................  $ 2,488,000        12,600,000          $ 0.20
                                                      ===========        ==========          ======

                            NETWORK SOLUTIONS, INC.

Common shares issued are weighted for the period the shares were outstanding and incremental shares assumed issued under the treasury stock method for dilutive EPS are weighted for the period the underlying options were outstanding. Options outstanding in 1995 and 1996 are not reflected in the computation of diluted EPS because the effects are antidilutive and would increase diluted EPS.

NOTE 12 -- EMPLOYEE BENEFIT PLANS

1996 Stock Incentive Plan
The 1996 Stock Incentive Plan (the "Incentive Plan") of the Company was adopted by the Board of Directors on September 18, 1996. The Incentive Plan provides for awards in the form of restricted shares, stock units, stock appreciation rights, and stock options (including incentive stock options ("ISOs") and nonstatutory stock options ("NSOs")). A total of 2,306,250 shares of Class A Common Stock have been initially reserved for issuance under the Incentive Plan. The number of shares are increased by 2% of the total number of common shares of the Company outstanding at the end of the most recent calendar year, subject to a cumulative limit of 1,000,000 shares. Through December 31, 1997, an additional 564,400 shares were eligible for issuance and have subsequently been reserved for a combined total of 2,870,650 eligible shares under the Incentive Plan.

Following is a summary of activity pursuant to the Company's Incentive Plan:

                                                              --------------------------------
                                                                              WEIGHTED AVERAGE
                                                               SHARES          EXERCISE PRICE
                                                              ---------       ----------------
Balance at December 31, 1995................................         --                --
Granted.....................................................  1,225,725            $12.97
Exercised...................................................         --                --
Cancelled...................................................         --                --
                                                              ---------
Balance at December 31, 1996................................  1,225,725            $12.97
Granted.....................................................    600,500            $14.21
Exercised...................................................         --                --
Cancelled...................................................    (36,500)           $14.00
                                                              ---------
Balance at December 31, 1997................................  1,789,725            $13.36
                                                              =========

Granted stock options generally become exercisable one year after the date of the grant, vest 30%, 30%, 20% and 20% on each anniversary date of the grant and have a term of five years. The number of options exercisable at December 31, 1997 are 360,821 with an exercise price range of $11.25 to $14.00 and a weighted average exercise price of $12.95. The weighted average contractual life of all options outstanding at December 31, 1997 is 4.10 years. All options granted to date have been NSOs except for 100,900 ISOs granted in 1996. No restricted shares, stock units or SARs have been granted to date.

Employee Stock Purchase Plan
Effective January 7, 1998, the Company adopted an Employee Stock Purchase Plan to provide substantially all full time employees an opportunity to purchase shares of its Class A common stock through payroll deductions of up to 10% of eligible compensation. Semiannually, on June 30 and December 31, participant account balances are used to purchase stock at the lesser of 85 percent of the fair market value on the trading day before the participation period starts or the trading day preceding the day on which the participation period ends. A total of 250,000 shares are available for purchase under the plan.

SAIC Benefit Plans
Employees of the Company participate in various SAIC benefit plans, including stock, bonus and retirement plans, subject to the applicable eligibility requirements. SAIC charges the Company directly for the costs of

                            NETWORK SOLUTIONS, INC.

such employee benefit plans. Charges related to the administration of the SAIC benefit plans in which employees of the Company participate are included within SAIC general corporate allocations (Notes 1 and 9).

SAIC has one principal Cash or Deferred Arrangement ("CODA") which allows eligible participants to defer a portion of their income through payroll contributions. Such deferrals are fully vested, are not taxable to the participant until distributed from the CODA upon termination, retirement, permanent disability or death and may be matched by SAIC. SAIC also has an SAIC Employee Stock Purchase Plan which allows eligible employees to purchase shares of SAIC's Class A common stock, with SAIC currently contributing 10% of the existing fair market value.

SAIC has a Bonus Compensation Plan which provides for bonuses to reward outstanding performance. Bonuses are paid in the form of cash, fully vested shares of SAIC Class A common stock or vesting shares of SAIC Class A common stock. The Company participated in this plan during the period from acquisition until December 31, 1996.

During the period from March 11, 1995 to December 31, 1995 and during the years ended December 31, 1996 and 1997, a total of 24,450, 53,040 and 11,450 SAIC options were granted to the Company's employees, respectively, with exercise prices ranging from $15.72 to $17.79, $19.33 to $22.83 and $25.96 to $34.78 per
share, respectively, with a weighted average price of $16.17, $20.51 and $28.13, respectively. These options were granted under the SAIC 1995 Stock Option Plan to purchase SAIC Class A common stock and vest 20%, 20%, 20% and 40% on each anniversary date of grant and have a term of five years.

Pro Forma Disclosures
The weighted average fair value of the options granted during the period from March 11, 1995 to December 31, 1995 and during the years ended December 31, 1996 and 1997 under the SAIC Bonus Compensation Plan were estimated at $3.66, $4.30 and $7.56, respectively, and $2.76 and $4.68, respectively, for the options granted during the years ended December 31, 1996 and 1997 under the Company's Incentive Plan using the Black-Scholes model. The following weighted average assumptions were used in calculating the option fair values:

                              ------------------------------------------------------------------------
                                          SAIC STOCK OPTIONS
                              ------------------------------------------      COMPANY STOCK OPTIONS
                               MARCH 11,                                   ---------------------------
                                1995 TO       YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED
                              DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                  1995           1996           1997           1996           1997
                              ------------   ------------   ------------   ------------   ------------

Expected life (years).......       4.0            4.0            5.0            4.0            4.0
Risk-free interest rate.....     6.45%          5.91%          6.30%          5.98%           6.25%
Volatility..................     0.00%          0.00%          0.00%          0.00%          20.79%
Dividend yield..............     0.00%          0.00%          0.00%          0.00%           0.00%

Under the above models, the total value of SAIC stock options granted during 1995, 1996 and 1997 was approximately $89,000, $228,000 and $87,000, respectively, and $3,379,000 and $2,809,000, respectively, for the Company's stock options granted in 1996 and 1997, all of which would be amortized ratably on a pro forma basis over their respective option terms. Had the Company recorded compensation costs for these plans in accordance with SFAS No. 123, the Company's pro forma income (loss) would have been ($1,430,000) for the period March 11, 1995 to December 31, 1995 and ($1,763,000) and $3,510,000,
respectively for the years ended December 31, 1996 and 1997. Pro forma basic earnings (loss) per share would have been ($0.14) and $0.26, respectively, for the years ended December 31, 1996 and 1997.

                            NETWORK SOLUTIONS, INC.

NOTE 13 -- DISCONTINUED OPERATIONS

As discussed in Note 1, in November 1995 SAIC adopted a plan to transfer the Company's government-based business to SAIC in order for the Company to focus on the growth of the commercial business. Such transfer was substantially completed as of February 1996. Prior to SAIC's acquisition of the Company, the portion of the Company's business relating to the minority-based government business had been transferred into a separately-owned entity. The activities of both the minority-based government business and the government-based business are reflected as discontinued operations in the financial statements of the Company for all periods presented. Net income (loss) from discontinued operations exclude general corporate overhead of the Company. No gain or loss was incurred as a consequence of the transfer of these businesses.

Summary operating results of the discontinued operations were as follows:

                                                           -----------------------------
                                                                FOR THE PERIOD 1995
                                                           -----------------------------
                                                            JANUARY 1        MARCH 11 TO
                                                           TO MARCH 10       DECEMBER 31
                                                           -----------       -----------

Revenues.................................................  $ 4,270,000       $ 7,882,000
Costs and expenses.......................................   (5,478,000)       (7,773,000)
                                                           -----------       -----------
(Loss) income from discontinued operations before income
  taxes..................................................   (1,208,000)          109,000
Provision for income taxes...............................      167,000           137,000
                                                           -----------       -----------
Loss from discontinued operations, net of income taxes...  $(1,375,000)      $   (28,000)
                                                           ===========       ===========

NOTE 14 -- COMMITMENTS AND CONTINGENCIES

As of December 31, 1997, the Company was a defendant in 5 lawsuits involving domain name disputes between trademark owners and domain name holders. The Company is drawn into such disputes, in part, as a result of claims by trademark owners that the Company is legally required, upon request by a trademark owner, to terminate the right the Company granted to an alleged trademark infringer to register the domain name in question. Further, trademark owners have also alleged that the Company should be required to monitor future domain name registrations and reject registrations of domain names which are identical or similar to their federally registered trademark. The holders of the domain name registrations in dispute have, in turn, questioned the Company's right, absent a court order, to take any action which suspends their registration or use of the domain names in question. Although 41 of these objections have resulted in litigation involving the Company, as of December 31, 1997, no damages have been awarded against the Company to any plaintiff in the 36 cases that have been resolved. The Company believes that it has meritorious defenses and intends to vigorously defend itself against these claims.

On October 17, 1997, a group of six plaintiffs filed a lawsuit (the "Thomas suit") against the Company and the NSF in the United States District Court, District of Columbia, challenging the legality of fees defendants charge for the registration and renewal of domain names on the Internet and seeking restitution of fees collected from domain name registrants in an amount in excess of $100 million, damages, and injunctive and other relief. Plaintiffs originally alleged violations of the Competition in Contracting Act ("CICA"), the Sherman Act and the U.S. Constitution. Following the filing of motions to dismiss by the defendants, the plaintiffs filed an amended complaint on January 30, 1998, dropping the cause of action based upon CICA, but adding alleged violations of the Administrative Procedures Act and the Independent Offices Appropriations Act. The plaintiffs also filed a motion for preliminary injunctive relief against the NSF concerning the "Intellectual Infrastructure Fund." On February 2, 1998, the United States District Court, District of Columbia, issued an order granting the plaintiffs' motion for a preliminary injunction, enjoining the NSF from spending any of the money collected by the Company for the Intellectual Infrastructure Fund. The Company believes that it has meritorious defenses and

                            NETWORK SOLUTIONS, INC.

intends to vigorously defend itself against the claims in the Thomas suit. While the Company cannot reasonably estimate the potential impact of such claims, a successful claim under the plaintiffs' theories could have a material adverse effect on the Company's business, financial condition and results of operations. See Note 15.

On June 27, 1997, SAIC received a Civil Investigative Demand ("CID") from the U.S. Department of Justice ("DOJ") issued in connection with an investigation to determine whether there is, has been, or may be an antitrust violation under the Sherman Act relating to Internet registration products and services. The CID seeks documents and information from SAIC and the Company relating to their Internet registration business. The Company cannot reasonably estimate the potential impact of the investigation nor can it predict whether a civil action will ultimately be filed by the DOJ. The Company is unable to predict the form of relief that might be sought in such an action or that might be awarded by a court or imposed as a result of any settlement. Any such relief could have a material adverse effect on the Company's business, financial condition and results of operations.

On March 20, 1997, PG Media, Inc., a New York-based corporation ("PG Media"), filed a lawsuit against the Company in the United States District Court, Southern District of New York alleging that the Company had restricted access to the Internet by not adding PG Media's requested TLDs in violation of the Sherman Act. In its complaint, PG Media has, in addition to requesting damages, asked that the Company be ordered to include reference to PG Media's TLDs and name servers in the root zone file administered by the Company under the Cooperative Agreement. The Company has answered the complaint. In addition, in June 1997, the Company received written direction from the NSF not to take any action to create additional TLDs or to add any new TLDs to the Internet root zone until the NSF provides further guidance. On September 17, 1997, PG Media filed a Second Amended Complaint adding the NSF as a defendant. No motions are pending as of December 31, 1997. The Company believes that it has meritorious defenses and intends to vigorously defend itself against the claims of PG Media. Although the Company cannot reasonably estimate the potential impact of such claims, a successful claim under the plaintiff's theory could have a material adverse effect on the Company's business, financial condition and results of operations.

The Company is involved in various other investigations, claims and lawsuits arising in the normal conduct of its business, none of which, in the opinion of the Company's management, will have a material adverse effect on its financial position, results of operations, cash flows or its ability to conduct business.

NOTE 15 -- SUBSEQUENT EVENTS (UNAUDITED)

NSF Cooperative Agreement
Pursuant to an amendment to the Cooperative Agreement, on March 12, 1998, the NSF directed the Company to begin charging end users $70 upon each initial registration for domain names registered April 1, 1998 or later and $35 for each renewal with an anniversary date of April 1, 1998 or later. In conjunction with this amendment to the Cooperative Agreement, the Company will no longer set aside 30% of the collected registration fees for the enhancement of the intellectual infrastructure of the Internet. This amendment does not alter the Company's existing revenue per net registration since the 30% set aside funds were previously not recognized as revenue. The set aside funds plus any interest earned, are intended to be disbursed at the direction of the NSF. In September 1998, the Company disbursed $39.2 million of this fund to the NSF at its direction. In December 1998, the Company disbursed the remaining monies due to the NSF of approximately $150,000, bringing the cumulative disbursements since September 14, 1995 to approximately $62.4 million.

Effective in September 1998, the responsibility for the Cooperative Agreement was transferred to the NTIA. In October 1998, the Cooperative Agreement was amended (the "October 1998 Amendment") to extend the flexibility period through September 30, 2000. As the U.S. Government transitions certain responsibilities for the DNS to the not-for-profit corporation, corresponding obligations under the Cooperative Agreement may be terminated and, as appropriate, covered in a contract between the not-for-profit corporation and the Company. In

                            NETWORK SOLUTIONS, INC.

the October 1998 Amendment, the Company agreed with the NTIA to plan for the transition to a shared registration system, in which multiple registrars may register domain names with the single registry for each TLD administered by the Company, in a phased approach, the first phase of which is scheduled to be completed by March 31, 1999. The Cooperative Agreement by its terms expires in September 2000, although it may be terminated earlier.

Litigation
In August 1998, the court dismissed all of the plaintiffs' claims against the Company in the Thomas suit. In October 1998, the plaintiffs appealed the court's dismissal of their claims, with the oral argument scheduled for February 25, 1999.

Stock Split
On December 31, 1998, the Board of Directors of the Company approved a 2-for-1 stock split of the shares of Class A Common Stock and Class B Common Stock, to be effected in the form of a stock dividend on shares of Class A Common Stock and Class B Common Stock outstanding on February 26, 1999. The stock dividend will be distributed on March 23, 1999. After giving effect to this stock split, pro forma earnings (loss) per share for all periods presented would be as follows:

[CAPTION]

                       ----------------------------------------------------------------------------------------------------
                          PREDECESSOR                                          COMPANY
                       -----------------   --------------------------------------------------------------------------------
                                                                                                          NINE MONTHS ENDED
                                                                                                            SEPTEMBER 30,
                        JANUARY 1, 1995       MARCH 11, 1995         YEAR ENDED          YEAR ENDED       -----------------
                       TO MARCH 10, 1995   TO DECEMBER 31, 1995   DECEMBER 31, 1996   DECEMBER 31, 1997   1997        1998
                       -----------------   --------------------   -----------------   -----------------   -----       -----
Basic................       $(0.68)               $(0.06)              $(0.07)              $0.16         $0.10       $0.24
                            ======                ======               ======               =====         =====       =====
Diluted..............       $(0.68)               $(0.06)              $(0.07)              $0.16         $0.10       $0.23
                            ======                ======               ======               =====         =====       =====

                              [INSIDE BACK COVER]

                               ENTERPRISE NETWORK
                              CONSULTING SERVICES

                 NETWORK ENGINEERING                                  NETWORK SYSTEM SECURITY
- Network Architecture Design                          - Expertise in Security Strategy Development
    Review and Assessment                              - Backbone, LAN/WAN Remote Access and   Facilities
- DNS and Dynamic Host Configuration Protocol          Security
    Engineering                                        - Virtual Private Network Design and   Implementation
- Intranet and Extranet Infrastructure Engineering
- Routing and Switching Architecture   Implementation

                            [NETWORK SOLUTIONS LOGO]

                               NETWORK MANAGEMENT

                  - Mission Critical Performance and Remote Monitoring
                  - Network Capacity and Performance Management Services
                  - New Technology Integration and Management
                  - Disaster Recovery and Network System Failure Contingency Planning

                              [OUTSIDE BACK COVER]

                            [NETWORK SOLUTIONS LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. Normal commission expenses and brokerage fees are payable individually by the Selling Stockholders. All amounts are estimated except the SEC registration fee and the NASD filing fee.

                                                               AMOUNT
                                                              --------
SEC registration fee........................................  $203,527
NASD filing fee.............................................    30,500
Accounting fees and expenses................................     *
Printing and engraving......................................     *
Legal fees and expenses.....................................     *
Miscellaneous fees and expenses.............................     *
                                                              --------
          Total.............................................  $  *
                                                              ========

     --------------------
     * To be filed by amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article IX of the Registrant's Second Amended and Restated Certificate of Incorporation (Exhibit 3(i) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997) limits the liability of the Registrant's directors to the extent and under the circumstances permitted by the Delaware General Corporation Law. Certain provisions of the Company's Bylaws provide for indemnification of the Registrant's directors and officers. In addition, the Company has entered into indemnification agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by law.

The Underwriting Agreement (Exhibit 1.1 to this Registration Statement) provides for indemnification by the Underwriters of the Registrant, its directors and officers, and by the Registrant of the Underwriters, for certain liabilities, including liabilities arising under the Securities Act, and affords certain rights of contribution with respect thereto.

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
  1.1     Form of Underwriting Agreement.
  4.1     Form of Common Stock Certificate, filed as Exhibit 4.1 to
          Company's Registration Statement on Form S-1, File No.
          333-30705, and incorporated herein by this reference.
  4.2     Second Amended and Restated Certificate of Incorporation,
          filed as Exhibit 3(i) to Company's Annual Report on Form
          10-K for the year ended December 31, 1997, and incorporated herein by this reference.
  4.3     Second Amended and Restated Bylaws of Registrant, as amended
          February 9, 1998, filed as Exhibit 3(ii) to Company's Annual
          Report on Form 10-K for the year ended December 31, 1997,
          and incorporated herein by this reference.
  5.1*    Opinion of Pillsbury Madison & Sutro LLP.
 23.1     Consent of PricewaterhouseCoopers LLP.
 23.2*    Consent of Pillsbury Madison & Sutro LLP (included in its
          opinion filed as Exhibit 5.1 to this Registration
          Statement).
 24.1     Power of Attorney (see Page II-3).

---------------
* To be filed by amendment.

ITEM 17.  UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

          (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) and 497(h) under the Act shall be deemed part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) That, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
     Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia, on January 4, 1999.

                                          NETWORK SOLUTIONS, INC.

                                          By:      /s/ MICHAEL A. DANIELS

                                            ------------------------------------
                                          Name:  Michael A. Daniels
                                          Title:   Acting Chief Executive
                                          Officer

                               POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael A. Daniels, Robert J. Korzeniewski and Jonathan
W. Emery, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                NAME                                   TITLE                       DATE
                ----                                   -----                       ----

       /s/ MICHAEL A. DANIELS          Chairman of the Board and Acting       January 4, 1999
-------------------------------------  Chief Executive Officer
         Michael A. Daniels

     /s/ ROBERT J. KORZENIEWSKI        Chief Financial Officer and Acting     January 4, 1999
-------------------------------------  Chief Operating Officer (Principal
       Robert J. Korzeniewski          Financial Officer)

        /s/ MICHAEL G. VOSLOW          Vice President, Finance and Treasurer  January 4, 1999
-------------------------------------  (Principal Accounting Officer)
          Michael G. Voslow

        /s/ J. ROBERT BEYSTER          Director                               January 4, 1999
-------------------------------------
          J. Robert Beyster

         /s/ CRAIG I. FIELDS           Director                               January 4, 1999
-------------------------------------
           Craig I. Fields

         /s/ JOHN E. GLANCY            Director                               January 4, 1999
-------------------------------------
           John E. Glancy

                NAME                                   TITLE                       DATE
                ----                                   -----                       ----

         /s/ J. DENNIS HEIPT           Director                               January 4, 1999
-------------------------------------
           J. Dennis Heipt

      /s/ WILLIAM A. ROPER, JR.        Director                               January 4, 1999
-------------------------------------
        William A. Roper, Jr.

       /s/ STRATTON D. SCLAVOS         Director                               January 4, 1999
-------------------------------------
         Stratton D. Sclavos

        /s/ DONALD N. TELAGE           Director                               January 4, 1999
-------------------------------------
          Donald N. Telage

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
  1.1     Form of Underwriting Agreement..............................
  4.1     Form of Common Stock Certificate, filed as Exhibit 4.1 to
          Company's Registration Statement on Form S-1, File No.
          333-30705, and incorporated herein by this reference........
  4.2     Second Amended and Restated Certificate of Incorporation,
          filed as Exhibit 3(i) to Company's Annual Report on Form
          10-K for the year ended December 31, 1997, and incorporated herein by this reference....................................
  4.3     Second Amended and Restated Bylaws of Registrant, as amended
          February 9, 1998, filed as Exhibit 3(ii) to Company's Annual
          Report on Form 10-K for the year ended December 31, 1997,
          and incorporated herein by this reference...................
  5.1*    Opinion of Pillsbury Madison & Sutro LLP....................
 23.1     Consent of PricewaterhouseCoopers LLP.......................
 23.2*    Consent of Pillsbury Madison & Sutro LLP (included in its
          opinion filed as Exhibit 5.1 to this Registration
          Statement)..................................................
 24.1     Power of Attorney (see Page II-3)...........................

---------------
* To be filed by amendment.